UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)
Payment of filing fee (check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Notice of 2017 Annual Meeting of Stockholders and Proxy Statement

Tuesday, April 25, 2017
9:30 a.m. Central time
Four Seasons Hotel
1300 Lamar Street
Houston, Texas 77010

Dear Stockholder:
I hope you will join Noble Energy’s Board of Directors, executive management team, employees and alumni at our 2017 Annual Meeting of Stockholders. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.
2016 was a year of outstanding operational, financial and safety performance. It was also one of great progress on our strategic objectives. Collectively these results have positioned us to deliver top tier long-term stock performance.
Our Board of Directors and executive team are committed to providing you with information about the Company in a manner that is easy to access and understand. Our Proxy Statement is a good example, providing a summary at the beginning that highlights our business and executive compensation program using charts and other graphic depictions we feel may be helpful. This year we have continued our efforts to eliminate redundancy within the document and make it more reader-friendly.
The Compensation Discussion and Analysis that begins on page 37 describes our executive compensation program and shows how our executives’ compensation remains linked to performance. You will also find discussions of the qualifications of our director candidates, and why we believe they are the right people to represent you, starting on page 11.
Your vote is important to us and our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. Instructions on how to vote are found beginning on page 63.
I hope to see you at the meeting. Thank you for being a stockholder and for your support of Noble Energy.
March 2, 2017
Houston, Texas
David L. Stover
Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 25, 2017
The Annual Meeting of Stockholders of NOBLE ENERGY, INC. (the “Company”) will be held on Tuesday, April 25, 2017 at 9:30 a.m. Central time at Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, for the following purposes:

1.	to elect the 10 nominees as members of the Board of Directors of the Company;

2.	to ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	to approve, in an advisory vote, executive compensation;

4.	to approve, in an advisory vote, the frequency of stockholder vote on executive compensation;

5.	to approve the 2017 Long-Term Incentive Plan;

6.	to consider a stockholder proposal requesting a published assessment of climate change policy impacts, if properly presented at the meeting; and

7.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors set February 24, 2017 as the record date for the meeting. This means that holders of record of shares of the Company's common stock as of the close of business on that date are entitled to receive this notice of the meeting and vote at the meeting and any adjournment or postponement of the meeting.

A complete list of stockholders will be available for examination at our Company's offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available to stockholders at the meeting.

March 2, 2017
Houston, Texas
By Order of the Board of Directors
Arnold J. Johnson
Senior Vice President, General Counsel
and Secretary

We urge each stockholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting, even if planning to attend the meeting in person. See our Questions and Answers about the Meeting and Voting section for information about voting by telephone or Internet, how to revoke a proxy and how to vote shares in person.

Table of Contents

Proxy Statement Summary	i

Corporate Governance	2

Election of Directors (Proposal 1)	11

2016 Director Compensation	18

Ratification of Appointment of Independent Auditor (Proposal 2)	20

Advisory Vote to Approve Executive Compensation (Proposal 3)	22

Advisory Vote to Approve the Frequency of Stockholder Vote on Executive Compensation (Proposal 4)	23

Approval of 2017 Long-Term Incentive Plan (Proposal 5)	24

Consideration of Proposal Regarding Climate Change (Proposal 6)	34

Compensation Discussion and Analysis	37

Compensation Tables	51

Questions and Answers about the Meeting and Voting	63

Glossary	67

Appendix A — Non-GAAP Financial Measures	A-1

Appendix B — Executive Officers	B-1

Appendix C — 2017 Long-Term Incentive Plan	C-1

PROXY STATEMENT SUMMARY

This summary highlights some of the information contained in the Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. In this Proxy Statement, Noble Energy, Inc. may also be referred to as “we”, “us”, “Noble Energy” or the “Company”.

2017 Annual Meeting of Stockholders

• Date and Time:	Tuesday, April 25, 2017, 9:30 a.m. Central time

• Place:	Four Seasons Hotel 1300 Lamar Street Houston, Texas 77010

• Record Date:	February 24, 2017

Voting Matters and Board Recommendations

Our Board’s Recommendations
Election of Directors	FOR each Director Nominee
Ratification of Appointment of Independent Auditor	FOR
Advisory Vote to Approve Executive Compensation	FOR
Advisory Vote to Approve the Frequency of Stockholder Vote on Executive Compensation	FOR an ANNUAL advisory vote
Approval of 2017 Long-Term Incentive Plan	FOR
Consideration of Stockholder Proposal Requesting a Published Assessment of Climate Change Policy Impacts	AGAINST

Director Nominees

The following table provides summary information about each director nominee. Our Board is not classified and each director stands for election annually.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Jeffrey L. Berenson*	66	2005	Chairman and Chief Executive Officer of Berenson Holdings LLC	C, CG	None
Michael A. Cawley*	69	1995	President and Manager of The Cawley Consulting Group, LLC	A, CG	Noble Corporation
Edward F. Cox*	70	1984	Former partner in the law firm of Patterson Belknap Webb & Tyler LLP	C, CG, E	None
James E. Craddock*	58	2015	Former Chairman and Chief Executive Officer of Rosetta Resources Inc.	C, CG, E	None
Thomas J. Edelman*	66	2005	A managing partner of White Deer Energy	C, CG, E	None
Kirby L. Hedrick*	64	2002	Former Executive Vice President of Phillips Petroleum Company	C, CG, E	None

i

David L. Stover	59	2014	Chairman and Chief Executive Officer of Noble Energy, Inc.	E	None
Scott D. Urban*	63	2007	Partner in Edgewater Energy LLC	A, CG, E	Pioneer Energy Services Corporation
William T. Van Kleef*	65	2005	Former Executive Vice President and Chief Operating Officer of Tesoro Corporation	A, CG	Oil States International, Inc.
Molly K. Williamson*	71	2013	Scholar, Middle East Institute	C, CG, E	None

*Independent Director
A	Audit Committee
C	Compensation, Benefits and Stock Option Committee
CG	Corporate Governance and Nominating Committee
E	Environment, Health and Safety Committee

2016 Business Highlights

2016 was a year of outstanding operational, financial and safety performance. It was also one of great progress on our strategic objectives. Among our accomplishments, we:

•	delivered a year-over-year volume increase of approximately 18%, resulting in record total sales volumes of 420 thousand barrels of oil equivalent per day;

•
realized reductions in organic capital expenditures of over 45% from 2015 (excluding the impact of the Rosetta merger), while delivering 7.5% higher production for 10% less capital than our original 2016 plan;

•	closed the sale of 3.5% working interest in Tamar for $431 million pre-tax, generating cash proceeds of $316 million after-tax;

•	replaced 192% of production with organic reserve additions (including performance revisions) at less than $5/Boe replacement cost, supported by increased recovery in each onshore area;

•	optimized our U.S. onshore portfolio by increasing our Delaware (Permian) Basin position with an acreage acquisition and improving our DJ Basin position through an acreage exchange;

•	dissolved our Marcellus Shale joint venture, providing increased flexibility to focus on our highest return opportunities;

•	demonstrated our continued project execution proficiency, successfully starting up our Gunflint project in the Gulf of Mexico within budget;

•	reduced outstanding debt by $850 million and exited the year with $5.2 billion in liquidity;

•	realized significant reductions from 2015 in unit costs for lease operating and general and administrative expenses;

•	received net cash proceeds of $299 million from the issuance of Noble Midstream Partners LP common units upon its initial public offering;

•
continued to advance our world-class Leviathan project toward sanction by securing marketing contracts, working with the Israeli government in its implementation of its natural gas framework, optimizing project design and significantly reducing estimated development costs;

•
worked with stakeholders and other industry leaders on a constitutional amendment approved by Colorado voters in November that is expected to provide onshore regulatory stability for responsible oil and natural gas development in the state; and

•	set a new Company safety performance record for Company-contractor Lost Time rate and a Recordable rate consistent with 2015.

Our total stockholder return for 2016 was positive at 17%; however, we ended the year at the lower end of our peer group, coming off a top tier finish in 2015. Despite this disappointing relative total stockholder return, our Compensation Committee believes that the Company made substantial progress toward restructuring and repositioning its portfolio to enable delivery of top tier long-term performance.

2016 Executive Compensation Highlights

Continued Focus on Pay for Performance

Our executive compensation program is described in our Compensation Discussion and Analysis and is designed to attract and retain high quality individuals and link their compensation to performance. In 2016 we continued our emphasis on performance-based compensation, with 63.4% of our CEO's target compensation being performance-based as shown in the following chart.

Performance-based 63.4%	Other 36.5%
STIP	Base Salary
Stock Options	Restricted Stock
Performance Award
A Three-Year Comparison

Our linkage of pay with performance may be seen over the last three years, as our mixed results in 2014 led our Compensation Committee to fund our STIP at 55% of target and reduce the award values under our LTIP in early 2015 to 75% of target. Improved performance in 2015 resulted in a committee decision to fund our STIP at 125% of target and return our LTIP awards in early 2016 to target level. Our "say on pay" stockholder votes for 2014 and 2015 support our approach, at 97.9% and 95.4% favorability, respectively, of shares voted.

2016 was a year of outstanding operational, financial and safety performance. It was also one of great progress on our strategic objectives. We exceeded the targets under our STIP quantitative component metrics for sales volumes, free cash flow, cash costs per Boe and relative cash costs, but not relative total stockholder return. We also saw favorable results under the plan's qualitative component metrics including strategic initiatives, EH&S performance, absolute total stockholder return, weighted average program rate of return and reserve additions. Our Compensation Committee concluded that these results demonstrated significant progress toward positioning the Company to deliver future top tier long-term stock performance and, against the backdrop of our disappointing relative total stockholder return versus our peers, approved 2016 STIP funding at 140% of target. Equity awards under our LTIP in early 2017 were made at target value.

Looking forward, we continue to believe that our STIP design should focus on motivating the entire organization to achieve operational and financial results that take into account the Company's strategy and operating budget and the current business environment. For 2017, we re-evaluated our STIP considering the potential application of other returns or growth-based metrics. We adjusted the emphasis of certain metrics, and the program now includes onshore drilling and completion rate of return in the quantitative component. Our long-term incentives are designed to motivate and reward executive actions that lead to Company success in any business environment, link pay and performance and align with the long-term interests of our stockholders.

Performance versus Key Metrics

We believe that several key metrics are reflective of our positive results in 2016 — production sales volumes, total capital spending and controllable unit costs. These areas are among those considered by our Compensation Committee in determining payout under our STIP. As these metrics show, the Company has been increasing production sales volumes while reducing controllable unit costs and capital spending. We are also including a chart reflecting five-year total stockholder return, which assumes a $100 investment in our common stock on December 31, 2011 and compares the total stockholder return of our common stock to that of the median of our peer group, with dividends reinvested quarterly. For the required chart showing our total stockholder return compared to our peer group based on weighted market capitalization, please see our Annual Report on Form 10-K.
*Includes sales from equity method investees.

*
*Excludes transaction-related acquisition costs, including the Rosetta merger in 2015 and the dissolution of the Marcellus JV in 2016..
*Controllable Unit Cost includes lease operating expense, general and administrative costs *© 2017 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.
and sales from equity method investees.

For additional information about our 2016 performance, please see our Annual Report on Form 10-K.

Target versus Realizable Compensation

The chart below illustrates how our executive compensation program delivers strong alignment with Company performance. 2016 was Mr. Stover's second full year as CEO. In setting his compensation for the year our Compensation Committee considered his tenure, scope of responsibilities and level of performance. The “Target” bars represent Mr. Stover’s base salary, target STIP opportunity and grant-date target value of LTIP awards for 2014, 2015 and 2016. The “Realizable” bars represent, as a percentage of target, the total of each year's base salary paid, STIP earned and paid and LTIP award value as of December 31, 2016.

Mr. Stover's 2016 LTIP award had an intended grant-date target value of $6.9 million. Based on the Company's stock price at December 31, 2016, the value of this award at that time was approximately $4.2 million.

By design, our executive compensation program will not deliver its intended targeted value unless the stock price appreciates on an absolute basis, the Company meets or exceeds median industry stock performance, and the Company meets or exceeds important financial and operating objectives.

v

Enhancements to our Executive Compensation Program

•
Our Compensation Committee reviewed the quantitative and qualitative components of our STIP to ensure that the metrics, targets, objectives and weighting for 2017 continue to link pay to performance with:

–
the quantitative component to remain weighted at 60% and allocated 15% to free cash flow[1],10% each to production sales volumes, cash costs per unit of sales volumes and relative cash costs per unit of revenue, and 15% for a new metric for onshore drilling and completion rate of return that allows us to increase our focus on capital efficiency; and

–
the qualitative component to remain weighted at 40%, to generally consider, without specific weighting, execution of strategic initiatives, safety and environmental performance, absolute stockholder return, weighted average program rate of return and reserve additions/exploration performance.

1Please see Appendix A for a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities.

Important Date for 2018 Annual Meeting of Stockholders

Stockholder proposals and nominees for director(s) to be submitted for inclusion in our 2018 Proxy Statement pursuant to our By-Laws or Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (“Exchange Act”), must be received by us no later than November 2, 2017.

1001 Noble Energy Way	PROXY STATEMENT
Houston, Texas 77070	March 2, 2017

The Board of Directors of Noble Energy, Inc. (the “Board”) is providing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Noble Energy, Inc. (the “Company”). The meeting will be held at Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 on April 25, 2017 at 9:30 a.m. Central time. The proxies may also be voted at any adjournment or postponement of the meeting.

The mailing address of our principal executive offices is 1001 Noble Energy Way, Houston, Texas 77070. We are first mailing this Proxy Statement to our stockholders on or about March 2, 2017.

All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of the Company's common stock as of the close of business on February 24, 2017, the record date, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, February 24, 2017, there were 435,481,893 shares of common stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2017.

Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016 are available at www.proxyvote.com.

Corporate Governance

Corporate Governance

Our Website contains a number of documents, available free of charge, that will be helpful to your understanding of our corporate governance practices:

•	Corporate Governance Guidelines;

•	Certificate of Incorporation;

•	By-Laws;

•	Board committee charters; and

•	Code of Conduct and Code of Ethics for our Chief Executive and Senior Financial Officers, and information about how to report concerns.
You may also obtain copies of these documents by contacting the Company Secretary.

Our Board regularly reviews developments in corporate governance and updates our corporate governance documents and practices as appropriate. Amendments to these documents will be promptly posted on our Website.

Board Leadership Structure

Corporate Governance

Chairman and Chief Executive Officer

Our Board has historically combined the role of chairman of the board with the role of CEO, maintaining a separate empowered lead independent director position to strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model. Combining the two roles fosters clear accountability, effective decision-making and alignment on corporate strategy. We have not experienced any problematic governance or management issues resulting from combining the two roles and, in this combined role, Mr. Stover has provided strategic, operational and technical expertise, vision and a proven ability to lead our Company.

Annual Review of Board Leadership Structure

Our Board recognizes that no single leadership structure is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

In addition to review at our Board's annual organizational meeting, our Board will review, at least annually, the continued appropriateness of the combined chairman/CEO structure, as opposed to a split role or other structure. All such reviews will occur outside the presence of the Chairman and CEO, at a meeting of the Corporate Governance and Nominating Committee and/or at an executive session of the Board.

Lead Independent Director

Our Lead Independent Director, currently Michael A. Cawley, is elected annually by our Board and has authority described in our Corporate Governance Guidelines that generally includes:

•	approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	consulting with the Chairman to establish, and approve, the agenda and scope of materials for each Board meeting;

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present;

•	serving as a liaison between the Chairman and the independent directors and coordinating the activities of such directors;

•	coordinating the agenda for, and moderating, sessions of the Board’s independent directors;

•	facilitating communications among the other members of the Board; and

•	consulting with the chairs of the Board committees and soliciting their participation to avoid diluting their authority or responsibilities.

Corporate Governance

Board and Committees

In 2016, our Board held 15 meetings and its committees held 20 meetings. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the director served during 2016.

Our Board has the following four standing committees, each with a written charter adopted by the Board and available on our website:

•	Audit Committee;

•	Corporate Governance and Nominating Committee (“Governance Committee”);

•	Compensation, Benefits and Stock Option Committee (“Compensation Committee”); and

•	Environment, Health and Safety Committee (“EH&S Committee”).

The primary responsibilities of each committee are summarized below. For more detail, see the committee charters on our Website at www.nblenergy.com, under the heading “About Us – Corporate Governance.”

Committee	Key Oversight Responsibilities
Audit
•
Integrity of the Company's financial statements
•
Disclosure and internal controls
•
Compliance with legal and regulatory requirements
•
Administration of the Company's Code of Conduct
•
Independent auditor qualifications
•
Internal audit functions

Governance
•
Corporate governance, including the Corporate Governance Guidelines
•
Director recruitment, retention and development
•
Board committee structure and membership
•
Annual Board and committee self-evaluation
•
Corporate political activities

Compensation
•
CEO and other executive officer compensation structure and amount
•
Performance evaluations for the CEO and other executive officers
•
Design and function of incentive compensation programs, including STIP and equity-based plans
•
Executive officer stock ownership guidelines
•
Compensation Discussion & Analysis

EH&S	• EH&S policies and management systems • EH&S performance • Compliance with EH&S legal and regulatory requirements • Corporate social responsibility

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, Messrs. Berenson, Cox, Craddock, Edelman and Hedrick and Ms. Williamson served as members of the Compensation Committee, and none of them was an officer or employee of the Company or former officer of the Company or had any business relationship or conducted any business with the Company other than as described in the Related Person Transactions disclosure in this Proxy Statement. During fiscal year 2016, none of our executive officers served as a director or member of the Compensation Committee (or other committee of the board performing equivalent functions) of another entity where an executive officer of such entity served as a director of the Company or on our Compensation Committee.

Corporate Governance

The following table lists the current members of each committee and the number of meetings held during 2016.

Name	Audit(1)	Compensation	Governance	EH&S
Jeffrey L. Berenson*
Michael A. Cawley*			Chair
Edward F. Cox*				Chair
James E. Craddock*(2)
Thomas J. Edelman*
Eric P. Grubman*
Kirby L. Hedrick*		Chair
David L. Stover
Scott D. Urban*
William T. Van Kleef*	Chair
Molly K. Williamson*
Number of Meetings	6	6	5	3
*Independent Directors

(1)
Each member of our Audit Committee has been determined by the Board to be financially literate and meets the additional criteria for independence of audit committee members as set forth in Securities and Exchange Commission (“SEC”) rule 10A-3(b)(1). Mr. Van Kleef has been determined by the Board to be an audit committee financial expert.

(2)
Mr. Craddock was the CEO of Rosetta Resources Inc. (“Rosetta”) prior to its merger with the Company on July 20, 2015. Our Board has reviewed the applicable rules and regulations of the SEC and the standards and guidance of the NYSE and concluded that Mr. Craddock is independent. As a prior employee of the acquired company, Rosetta, an entity previously unaffiliated with the Company, he may be viewed as independent due to the termination of his employment with Rosetta, concurrent with the closing of the merger.

Board Development and Succession Planning

Our Board plays a key role in the oversight of the Company’s business. We are committed to ensuring that it represents a diversity of qualifications, attributes, skills and experience necessary to our future. We recognize that the investing community is interested in board tenure, diversity and governance — all areas of consideration in our Board succession planning. We know that the most successful boards, like their executive management team counterparts, are ones with the collective chemistry, strength, agility and strategic perspective to meet the challenges of the fast-moving global business environment within which we operate. In our view, our current Board possesses these traits, and we have taken a number of steps to position it for the future.

First, we have placed a greater emphasis on understanding governance trends, with our Governance Committee holding periodic discussions on the topic based on information provided by inside and outside experts.

Second, consistent with this emphasis, we have expanded our outreach under our stockholder engagement program, in 2016 visiting with stockholders representing approximately 38% of our stock. We also met with representatives of proxy advisor Glass Lewis. These meetings were invaluable in providing validation of our practices in some areas, while identifying areas for improvement in others. In general, we received positive feedback on our implementation of proxy access and our continued efforts to enhance our public disclosures. We also received suggestions to improve our efforts and disclosures on Board strategy, process and succession planning.

Corporate Governance

Third, we have evolved our Board self-evaluation process to a more participative discussion. In the current environment, this discussion has involved Board strategy, succession planning (including Board committee leadership and membership) and communication.

Fourth, we have amended our By-Laws to reduce the age at which a director would not stand for election from 75 to 72. We believe that this will facilitate a more orderly succession process that provides for the periodic infusion of new directors and the diversity of their perspectives.

Fifth, we have revisited our director compensation program to ensure its alignment with our compensation peer group, reducing the cash fee for each telephonic meeting in which a director participates from $2,000 to $1,000. We believe that this change is consistent with overall peer company practices and, with an increase in the number of special telephonic meetings over the past three years, recognizes the cost efficiency that they provide.

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants.

Oversight of Risk Management
•    The Board oversees risk management.
•    Board committees, which meet regularly and report back to the Board, play significant roles in carrying out the risk oversight function.
•    Our management is charged with managing risk through robust internal processes and controls.
•    External consultants provide independent perspectives on our risk management program and assist in the implementation of enhancements.

Our Board

•	includes enterprise risk management as an agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion; and

•
maintains other processes in support of our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management.

Our Management

•	maintains committees responsible for enterprise risk management, compliance and ethics, and disclosures;

•	includes a dedicated Chief Compliance Officer; and

•	regularly reports to our Board or its committees on our risk management practices.
Our Independent External Consultants

•	audit our financial statements, internal control over financial reporting and oil and gas reserves;

•	help evaluate the adequacy of our risk management program;

•	assist in the implementation of program enhancements; and

•	help prepare the risk disclosures in our public filings.

Senior Leadership Succession Planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long-term. Each year a review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process forms the basis for ongoing leadership assignments.

Corporate Governance

Codes of Conduct

We have adopted a Code of Conduct that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof. We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

Stockholder Engagement

In 2015 we formalized a stockholder engagement program that provides for management's annual engagement with some of our key stockholders to obtain feedback on our corporate governance practices. During 2016, we visited with stockholders representing approximately 38% of our stock. Feedback was communicated to, and considered by, our Board.

Director Independence and Related Person Transactions

Director Independence

Our Governance Committee annually reviews the independence of all of our non-management directors and reports its findings to our Board. To assist in this review, our Board has adopted standards for director independence consistent with those of the NYSE and SEC. These independence standards are set forth in our Corporate Governance Guidelines, which are available on our Website under the heading “About Us – Corporate Governance.”

In making independence determinations, our Board considers relevant facts and circumstances, including transactions, relationships and arrangements between each director or any member of the director's immediate family and the Company, our subsidiaries and affiliates. Transactions considered by the Board included:

•	Company royalty program payments to Mr. Cawley of $10,168 and Mr. Cox of $525,507;

•
payments to the following portfolio companies of White Deer Energy (“White Deer”), of which Mr. Edelman is a managing partner: $1,324,082 to Patriot Well Solutions LLC (“Patriot”, $841,348 to Flogistix LP (“Flogistix”), $222,277 to Legacy Measurement Solutions (“Legacy”), and $108,484 to Crescent Companies LLC;

•	payments in the form of charitable contributions totaling $625,860 to the Wildlife Conservation Society, of which Mr. Edelman is a member of the board of trustees; and

•	payments of approximately $24,345,740 to Oil States International, Inc., of which Mr. Van Kleef is a director.

After reviewing these transactions, relationships and arrangements, on February 7, 2017 our Board determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Craddock, Edelman, Grubman, Hedrick, Urban or Van Kleef or Ms. Williamson to exercise independent judgment and that each is independent for Board membership purposes. Our Board has also determined that all members of our Audit, Compensation and Governance Committees are independent under the applicable NYSE independence standards and SEC rules.

Related Person Transactions

We review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction.

As required under SEC rules, transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in our annual Proxy Statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

Corporate Governance

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment or ability of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.
Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, but that director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Mr. Edelman is a managing partner of White Deer Energy, a private equity firm that invests in the oil and gas industry. White Deer manages funds that own equity interests in certain companies with which the Company conducts business. Since January 1, 2016 the Company made payments totaling:

•
$841,348 to Flogistix for the leasing of gas compression units. White Deer manages funds that own a 91% interest in Flogistix. Mr. Edelman has an estimated indirect pecuniary interest of 3.30% in Flogistix;

•	$1,324,082 to Patriot for coil tubing services. White Deer manages funds that hold a 92% interest in Patriot. Mr. Edelman has an estimated indirect pecuniary interest of 3.34% in Patriot; and

•	$222,277 to Legacy for the purchase of flow meters. White Deer manages funds that hold a 92% interest in Legacy. Mr. Edelman has an estimated indirect pecuniary interest of 3.33% in Legacy.
Based upon the review and recommendations of our Governance Committee and our Board, we believe these transactions were in our best interest and on terms no less favorable to us than we could have achieved with an unaffiliated party.

During fiscal year 2016, there were no other transactions in excess of $120,000 between our Company and a related person in which the related person had a direct or indirect material interest.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2016, except for a late filing for Mr. Edelman related to an option exercise that occurred on February 1, 2016 that was subsequently reported on a Form 5 filed on January 30, 2017.

Corporate Governance

Ownership of Equity Securities of the Company

Directors and Named Executive Officers

The following table sets forth, as of February 24, 2017, the shares of our common stock and common units of NBLX beneficially owned by each director, each Named Executive Officer listed in the Summary Compensation Table included in this Proxy Statement, and all directors and executive officers as a group.

	Noble Energy, Inc. Common Stock Beneficially Owned(1)					Noble Midstream Partners LP(1)
Name	Number of Shares (2)		Shares Underlying Stock Options (3)	Total	Percent of Class	Number of Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Director
Jeffrey L. Berenson	74,803		53,657	128,460	*	—	—
Michael A. Cawley	38,387		53,657	92,044	*	—	—
Edward F. Cox	65,930	(4)	53,657	119,587	*	—	—
James E. Craddock	95,439		50,393	145,832	*	—	—
Thomas J. Edelman	3,852,878	(5)	53,657	3,906,535	*	120,000	*
Eric P. Grubman	35,580		61,271	96,851	*	—	—
Kirby L. Hedrick	131,656		53,657	185,313	*	—	—
David L. Stover	708,254		978,326	1,686,580	*	4,500	*
Scott D. Urban	32,712		76,057	108,769	*	—	—
William T. Van Kleef	99,830		53,657	153,487	*	—	—
Molly K. Williamson	13,645		24,695	38,340	*	—	—
Named Executive Officer (excluding any director named above)
Kenneth M. Fisher	214,707		390,010	604,717	*	12,500	*
Susan M. Cunningham	194,171		475,170	669,341	*	—	*
Gary W. Willingham	154,719	(6)	195,585	350,304	*	10,000	*
Arnold J. Johnson	171,646	(7)	258,683	430,329	*	—	—
All directors and executive officers as a group (21 persons)	6,329,584	(8)	3,590,831	9,920,415	2.28%	169,680	*

*	Represents less than one percent.

(1)	Unless otherwise indicated, all shares and units are directly held with sole voting and investment power.

(2)
Includes restricted stock awards not currently vested, as follows: 2,534 shares held by each of Messrs. Berenson, Cawley, Cox, Craddock, Edelman, Grubman, Hedrick, Urban, Van Kleef and Ms. Williamson; Mr. Stover — 432,130 shares; Mr. Fisher — 101,586 shares; Ms. Cunningham — 86,047 shares; Mr. Willingham — 95,850 shares; Mr. Johnson — 67,972 shares; and other executive officers — 241,065 shares.

(3)	Consists of shares not outstanding but subject to options that are currently exercisable or that will become exercisable on or before April 25, 2017.

(4)	Includes 28,334 shares held by spouse.

(5)	Includes 600,000 shares held under deferred compensation plans.

(6)	Includes 11 shares indirectly held in a qualified 401(k) plan.

(7)	Includes 5,703 shares indirectly held in a qualified 401(k) plan.

(8)	Includes 16,277 shares indirectly held in a qualified 401(k) plan.

Corporate Governance

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 24, 2017, information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	52,159,568	(1)	12.0%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	44,548,585	(2)	10.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	29,463,222	(3)	6.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	28,882,095	(4)	6.6%
State Street Corporation One Lincoln Street Boston, MA 02111	28,433,898	(5)	6.5%
The Growth Fund of America 6455 Irvine Center Drive Irvine, CA 92618	25,967,053	(6)	6.0%

(1)
Based upon its Schedule 13G/A filed with the SEC on February 13, 2017 with respect to its beneficial ownership of our common stock, Capital Research Global Investors has sole voting and sole dispositive power with respect to 52,159,568 shares. Beneficial ownership of these shares is disclaimed.

(2)
Based upon its Schedule 13G/A filed with the SEC on February 13, 2017 with respect to its beneficial ownership of our common stock, Capital World Investors has sole voting power and sole dispositive power with respect to 44,548,585 shares. Beneficial ownership of these shares is disclaimed.

(3)
Based upon its Schedule 13G/A filed with the SEC on January 25, 2017 with respect to its beneficial ownership of our common stock, BlackRock, Inc. has sole voting power with respect to 25,512,977 shares and sole dispositive power with respect to 29,463,222 shares.

(4)
Based on its Schedule 13G/A filed with the SEC on February 10, 2017 with respect to its beneficial ownership of our common stock, The Vanguard Group has sole voting power with respect to 673,395 shares, shared voting power with respect to 79,918 shares, sole dispositive power with respect to 28,127,511 shares, and shared dispositive power with respect to 754,584 shares.

(5)
Based upon its Schedule 13G filed with the SEC on February 8, 2017 with respect to its beneficial ownership of our common stock, State Street Corporation has sole voting power with respect to 0 shares, shared voting power with respect to 28,433,898 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 28,433,898 shares.

(6)
Based upon its Schedule 13G filed with the SEC on February 14, 2017 with respect to its beneficial ownership of our common stock, The Growth Fund of America has sole voting, shared voting, sole dispositive and shared dispositive power with respect to 0 shares, but under certain circumstances may vote the shares listed. According to the Schedule 13G, these shares may also be reflected in a filing made by Capital World Investors or Capital Research Global Investors.

Corporate Governance

Stockholder Proposals and Other Matters

We have been notified by certain stockholders that they intend to present one proposal as set forth in this Proxy Statement at our 2017 Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, we will provide the address and number of shares of our common stock held by the proponents of that proposal promptly upon receipt of a written or oral request. Requests should be submitted to the Company Secretary.

Stockholder proposals intended to be brought before our 2018 Annual Meeting of Stockholders as an agenda item in accordance with our By-Laws or to be included in our Proxy Statement relating to that meeting pursuant to Rule 14a-8 of the Exchange Act, which is currently scheduled to be held on April 24, 2018, must be received by us at our office in Houston, Texas, addressed to our Company Secretary, no later than November 2, 2017.

Election of Directors (Proposal 1)

Election of Directors (Proposal 1)

Our Board is currently comprised of 11 directors. In January 2017, Mr. Grubman informed us that he will not stand for re-election at the 2017 Annual Meeting. Our Board recommends 10 director nominees as presented below, nine of whom are independent. The business experience of each nominee as well as the qualifications that led our Board to select them for election to the Board is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected and qualified.

Election Process

Our By-Laws provide that the number of directors shall be determined by the Board and that in an election where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director.

Our Board will nominate candidates for election or re-election who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (a) the failure to receive the required vote at the next annual meeting and (b) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for consideration by our Board. The Board will promptly act on the resignation, taking into account the recommendation of the Governance Committee, and publicly disclose its decision and rationale.

Director Nominations

Our Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to our Board a slate of nominees for election at each Annual Meeting of Stockholders. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm.

Stockholders who wish the Governance Committee to consider their recommendations for nominees for the position of director should submit a recommendation in writing to the Governance Committee, in care of the Company Secretary, between 120 and 150 days before the anniversary date of the mailing of the previous year's proxy materials. Stockholder nominees for directors to be submitted for inclusion in our 2018 Proxy Statement must be received by us by November 2, 2017. Our Corporate Governance Guidelines specify the processes for evaluating nominees for director and the requirements for a stockholder recommendation for a director nominee.

In addition, our By-Laws permit certain qualifying stockholders to include director nominees in our Proxy Statement. This proxy access mechanism allows a stockholder or group of up to 25 stockholders owning at least 3% of the Company’s outstanding common stock continuously for at least three years to submit their own candidate for election to our Board. These nominees may not constitute more than 25% of our Board at any time. Proxy access nominations must be delivered to the Company between 120 and 150 days before the anniversary date of the mailing of the previous year’s proxy materials and satisfy certain other criteria specified in our By-Laws. For inclusion in our 2018 Proxy Statement, proxy access nominations must be received by us no later than November 2, 2017.

Director Nominee Biographies

Director Qualifications

Our Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public or private companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, our business and affairs, including, when applicable, to enhance the ability of the committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as ours and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and our Company. It will also seek to have our Board represent a diversity of background, experience, gender and race. Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors.

2017 Nominees for Director

Upon recommendation of the Governance Committee, our Board has nominated Jeffrey L. Berenson, Michael A. Cawley, Edward F. Cox, James E. Craddock, Thomas J. Edelman, Kirby L. Hedrick, David L. Stover, Scott D. Urban, William T. Van Kleef and Molly K. Williamson for election as director.

Each of the director nominees currently serves on our Board and was elected by the stockholders at our 2016 Annual Meeting of Stockholders. If elected, each nominee will hold office until the 2018 Annual Meeting of Stockholders and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should be unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.

Our Board believes that the combination of the various qualifications, skills and experiences of the 2017 director nominees would contribute to an effective and well-functioning board. Our Board and the Governance Committee believe that, individually and as a whole, these director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our Company’s management.

Qualifications of 2017 Nominees for Director

In furtherance of the Director Qualifications discussed above, the following biographies highlight some categories of qualifications, attributes, skills and experience of each director nominee that led our Board to conclude that the director is qualified to serve.

Our Board recommends a vote FOR the election of each of the director nominees.

Director Nominee Biographies

Jeffrey L. Berenson
Director since 2005 Age 66

Mr. Berenson is Chairman and Chief Executive Officer of Berenson Holdings LLC, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until such co-founding, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson previously served on the boards of directors of Epoch Holding Corporation and Patina Oil and Gas (“Patina”) and joined our Board upon completion of our merger with Patina in May 2005.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has been in the investment banking business since 1978, and has a thorough understanding of the economic environment in which we operate.

•	Relevant Chief Executive Officer/President Experience — serves as Chairman and CEO of the private investment banking firm that he co-founded in 1990.

•
Extensive Knowledge of Our Industry and Business — has historical knowledge of our DJ Basin (Colorado) assets through his service as a director of Patina and since that time has had broad exposure to our business through over 11 years of service on our Board.

Michael A. Cawley
Director since 1995 Age 69

Mr. Cawley has served as President and Manager of The Cawley Consulting Group, LLC since January 2012. He previously served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (the “Foundation”) from February 1992 until his retirement in January 2012, after serving as Executive Vice President of the Foundation since January 1991. Prior to 1991, Mr. Cawley was the President of Thompson and Cawley, a professional corporation, attorneys at law. Mr. Cawley also served as a trustee of the Foundation from 1988 until his retirement and is a director of Noble Corporation. He has served on our Board since 1995 and has been our Lead Independent Director since 2001.

Qualifications, Attributes, Skills and Experience:

•
Relevant Chief Executive Officer/President Experience — served as President and CEO of the Foundation for nearly 20 years and as President of Thompson and Cawley, a professional corporation, attorneys at law.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, our business through over 21 years of service on our Board.

•	Strong Governance Experience — worked as an attorney and law firm partner, and for over 16 years has served as our Lead Independent Director and chair of our Governance Committee.

Director Nominee Biographies

Edward F. Cox
Director since 1984 Age 70

Mr. Cox is a retired partner in the law firm of Patterson Belknap Webb & Tyler LLP, New York, New York, having served as chair of the firm’s corporate department and as a member of its management committee. He currently serves as chair of the New York Republican State Committee (“NYRSC”). He was elected chair of the New York League of Conservation Voters Education Fund in 2004 and, for more than five years prior to his election as NYRSC chair in 2009, was chair of the finance, community college and charter school committees of the trustees of The State University of New York and of The State University Construction Fund, and was a member of New York’s merit selection Constitutional Commission on Judicial Nomination. During the two years leading up to his 2009 election as NYRSC chair, Mr. Cox served as the New York State Chair of Senator John McCain’s presidential campaign. He has served Presidents Nixon, Reagan and H. W. Bush in the international arena, has been a member of the Council on Foreign Relations since 1993 and serves on the board of directors of the Foreign Policy Association and the American Advisory Committee of the American Ditchley Foundation. He has served on our Board since 1984.

Qualifications, Attributes, Skills and Experience:

•	Broad International Exposure — has served three U.S. presidents in the international arena.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of, and broad exposure to, our business through over 32 years of service on our Board.

•	Governmental or Geopolitical Expertise — serves as chair of the NYRSC and has served in a presidential campaign leadership role.

•	Strong Governance Experience — worked as an attorney in private practice, chairing his firm’s corporate department.

James E. Craddock
Director since 2015 Age 58

Mr. Craddock served as the Chairman and Chief Executive Officer of Rosetta Resources Inc. (“Rosetta”) from February 2013 through July 2015, when Rosetta merged with the Company. He joined Rosetta in April 2008 as Vice President, Drilling and Production Operations, and was named a Senior Vice President in January 2011. From April 2006 to March 2008, Mr. Craddock was Chief Operating Officer for BPI Energy, Inc. (“BPI”), an exploration and production start-up company focused on coal bed methane development. On February 3, 2009, BPI filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Craddock began his industry career with Superior Oil Company in 1981 and then held a broad range of technical, operational and strategic roles with Burlington Resources Inc. (“Burlington”) and its predecessor companies for more than 20 years. At Burlington, he held a series of positions of increasing responsibility, most recently as Chief Engineer. Mr. Craddock currently serves as a director of Templar Energy LLC. He joined our Board upon completion of our merger with Rosetta in July 2015.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has extensive experience in the financial aspects of our business through his leadership roles with several oil and gas companies.

•
Relevant Chief Executive Officer/President Experience — has served as President and CEO of Rosetta from 2013 through its merger with the Company in 2015 and since that time has had exposure to our business through over one year of service on our Board.

•	Extensive Knowledge of Our Industry and Business — has historical knowledge of our Permian Basin and Eagle Ford Shale assets through his service as CEO of Rosetta.

Director Nominee Biographies

Thomas J. Edelman
Director since 2005 Age 66

Mr. Edelman is a managing partner of White Deer Energy, an energy private equity fund. He founded Patina and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with the Company in 2005. Mr. Edelman co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and CEO and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981 he was with the First Boston Corporation and from 1975 through 1980 with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman serves on the boards of directors of Corterra Energy, LLC, Epic Midstream LLC, Global Petro Storage Limited, Quanah Panhandle, LLC and Riverside Energy Company LLC. He currently is trustee of the Wildlife Conservation Society, serves on the Advisory Council of Princeton University's Department of Politics, is an Emeritus member of the Investment Committee of The Hotchkiss School and is Chairman Emeritus of Lenox Hill Neighborhood House. He joined our Board upon completion of our merger with Patina in May 2005.

Qualifications, Attributes, Skills and Experience:

•
High Level of Financial Literacy — has extensive experience with investment banking and private equity funds, as well as financial aspects of our business through leadership of large independent oil and gas companies.

•
Relevant Chief Executive Officer/President Experience — has served as President and CEO of several independent oil and gas companies and devoted a substantial portion of his career to the oil and gas industry.

•
Extensive Knowledge of Our Industry and Business — has historical knowledge of our DJ Basin assets through his service as founder, Chairman and CEO of Patina and since that time has had broad exposure to our business through over 11 years of service on our Board.

Kirby L. Hedrick
Director since 2002 Age 64

Mr. Hedrick served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. In that role, he was responsible for exploration and production and midstream gas gathering, processing and marketing, including activities in 22 countries. He had a varied 25-year career with Phillips, including serving as petroleum engineer from 1975 to 1984 on various onshore and offshore projects in the U.S., the North Sea, Indonesia and the west coast of Africa; Manager of Offshore Operations from 1985 to 1987, responsible for all greater Ekofisk offshore operations for Phillips Pet. Co. Norway; Manager, Corporate Planning from 1987 to 1989; Managing Director from 1990 to 1992, Phillips Pet. Co. UK with upstream and downstream responsibilities, including gas marketing; President and Chief Executive Officer at GPM Gas Co. from 1993 to 1994, responsible for Phillips’ gas gathering, processing and marketing in Texas, Oklahoma and New Mexico; and Senior Vice President, Refining, Marketing and Transportation from 1995 to 1997. He joined our Board in August 2002.

Qualifications, Attributes, Skills and Experience:

•	Relevant Chief Executive Officer/President Experience — has served as Executive Vice President of a major international oil and gas company.

•	Broad International Exposure — has led various onshore and offshore projects in the North Sea, Indonesia, the west coast of Africa, Norway and the UK.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to our business through over 14 years of service on our Board.

Director Nominee Biographies

David L. Stover
Director since 2014 Age 59

Mr. Stover has served as President and Chief Executive Officer of Noble Energy, Inc. since October 2014, and Chairman of the Board since April 2015, previously as President and Chief Operating Officer since April 2009, and Executive Vice President and Chief Operating Officer since August 2006. He joined the Company in 2002 and has served in various other senior leadership capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with BP America, Inc., Vastar Resources, Inc. (“Vastar”), and ARCO. He joined our Board in April 2014.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — has extensive exposure to the financial aspects of our business through his leadership roles in several oil and gas companies.

•	Broad International Exposure — has led our exploration and production efforts in the Eastern Mediterranean and West Africa, as well as other international locations.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and overseen our operations since 2006.

•	Active in Community — serves in leadership roles in industry and community organizations in our Houston headquarters area.

Scott D. Urban
Director since 2007 Age 63

Mr. Urban served in executive management positions at Amoco and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban is a partner in Edgewater Energy LLC, an investment consulting firm, and a member of the board of directors of Pioneer Energy Services Corporation. He joined our Board in October 2007.

Qualifications, Attributes, Skills and Experience:

•	Relevant Chief Executive Officer/President Experience — has served as Group Vice President of a major international oil and gas company.

•	Broad International Exposure — has led various onshore and offshore projects in Egypt, Middle East and North Sea, with an emphasis on exploration.

•	Extensive Knowledge of Our Industry and Business — has devoted a career to the oil and gas industry and has had broad exposure to our business through over nine years of service on our Board.

Director Nominee Biographies

William T. Van Kleef
Director since 2005 Age 65

Mr. Van Kleef served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro he held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef is also a member of the board of directors of Oil States International, Inc. He joined our Board in November 2005.

Qualifications, Attributes, Skills and Experience:

•	High Level of Financial Literacy — is a Certified Public Accountant, serving in various financial and accounting positions throughout his career.

•	Relevant Chief Executive Officer/President Experience — has served as Executive Vice President and COO of a large refining and marketing company.

•	Extensive Knowledge of Our Industry and Business — has had broad exposure to our business through over 11 years of service on our Board.

Molly K. Williamson
Director since 2013 Age 71

Ms. Williamson has served in a unique combination of senior executive policy positions in four cabinet departments of the U.S. government. Her postings included senior foreign policy advisor to the U.S. Secretary of Energy; Deputy Assistant Secretary in the Departments of State, Defense, and Commerce; U.S. interim ambassador to Bahrain; and Chief of Mission and Consul General in Jerusalem during the Madrid peace process which culminated in the Oslo Accords. Ms. Williamson is a scholar with the Middle East Institute, a consultant, frequent lecturer at Johns Hopkins University and a past member of the board of directors of the American Foreign Service Association, currently serving on the boards of directors of the American Academy of Diplomacy and International Executive Service Corps. She is a former Foreign Service Officer, having served six U.S. presidents, achieving the rank of Career Minister. She joined our Board in March 2013.

Qualifications, Attributes, Skills and Experience:

•	Broad International Exposure — has extensive experience in foreign policy and international affairs, having served six U.S. presidents.

•	Governmental or Geopolitical Expertise — has a résumé of broad government service, with expertise in the geopolitics of the Middle East.

•	Knowledge of Our Industry and Business — has had exposure to our business through over four years of service on our Board.

2016 Director Compensation

2016 Director Compensation

Our director compensation program consists of two principal elements: (1) annual retainer and committee fees and (2) equity, including stock options and restricted stock. Our Governance Committee reviews our director compensation program annually, based on information provided by our independent compensation consultant.

Annual Retainer and Committee Fees

Non-employee directors received the following cash fees for 2016, paid pro rata on a monthly basis:

•	an annual retainer of $75,000;

•	$2,000 for each Board or committee meeting attended;

•	$1,000 for each Board or committee meeting attended telephonically (beginning in November 2016);

•	$7,500 as an annual fee for the chairs of the Governance Committee and EH&S Committee;

•	$15,000 as an annual fee for the chairs of the Audit Committee and Compensation Committee; and

•	$20,000 as an annual fee for the Lead Independent Director.
Non-employee directors are also entitled to participate in our Non-Employee Director Fee Deferral Plan under which all or a portion of their director fees may be deferred for future payment. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their service on our Board.

Equity

The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2005 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors. The 2005 Plan expired under its own terms on March 31, 2015. On January 27, 2015 our Board adopted a substantially similar 2015 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (“2015 Plan”) (together, the 2005 Plan and the 2015 Plan, the “Director Plans”) as a replacement, which was approved by our stockholders on April 28, 2015.

Stock options are issued with an exercise price equal to the fair market value, as defined in the Director Plans, of our common stock on the date of grant and may be exercised beginning one year after the date of grant. They expire 10 years from the date of grant. Restricted stock is restricted for a period of one year from the date of award. The vesting of stock options and restricted stock under the Director Plans is not contingent upon the satisfaction of any performance criteria and will accelerate in the event of a change of control as defined under the respective 2005 and 2015 plans or, in some cases, only upon a termination of Board membership following a change of control.

Newly elected non-employee directors receive, on the date of initial election to our Board, an award with a total value of $250,000 to be allocated one-half to stock options and one-half to restricted stock.

On January 27, 2015, our Board reduced the annual equity awards for non-employee directors from a target value of $200,000 to a target value of $150,000, with one-half of that value allocated to stock options and one-half to restricted stock, in recognition of the adverse business environment. It considered the Company's 2015 positive results in the same environment in making 2016 awards based on the $200,000 target value, with one-half of that value allocated to stock options and one-half to restricted stock, resulting in 9,900 stock options and 3,159 shares of restricted stock being awarded to each non-employee director, effective February 1, 2016. Our Board further considered the Company's 2016 positive results in making 2017 awards, based on the $200,000 target value, resulting in 7,541 stock options and 2,534 shares of restricted stock, effective February 1, 2017.

2016 Director Compensation

Director Compensation Summary

The table below sets forth certain information concerning the compensation paid or earned in 2016 by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Jeffrey L. Berenson	122,000	99,982	99,990	—	—	—	321,972
Michael A. Cawley	147,500	99,982	99,990	—	—	—	347,472
Edward F. Cox	137,500	99,982	99,990	—	—	—	337,472
James E. Craddock	128,000	99,982	99,990	—	—	—	327,972
Thomas J. Edelman	128,000	99,982	99,990	—	—	—	327,972
Eric P. Grubman	120,000	99,982	99,990	—	—	—	319,972
Kirby L. Hedrick	141,000	99,982	99,990	—	—	—	340,972
Scott D. Urban	128,000	99,982	99,990	—	—	—	327,972
William T. Van Kleef	137,000	99,982	99,990	—	—	—	336,972
Molly K. Williamson	128,000	99,982	99,990	—	4,691	—	332,663

(1)
Reflects annual retainer and meeting fees paid or earned by our non-employee directors in 2016. Each non-employee director earned the following: an annual retainer of $75,000 and $2,000 for each Board or committee meeting attended. Beginning in November 2016, telephonic meetings were paid at a rate of $1,000 per meeting. Mr. Cawley received an additional $20,000 for serving as our Lead Independent Director. Messrs. Van Kleef and Hedrick each received an additional $15,000 for serving as Chair of our Audit Committee and our Compensation Committee, respectively. Messrs. Cox and Cawley each received an additional $7,500 for serving as Chair of our EH&S Committee and our Governance Committee, respectively. During 2016 Ms. Williamson deferred 90% ($115,200) of her retainer and meeting fees under the Non-Employee Director Fee Deferral Plan.

(2)
Reflects the aggregate grant date fair value for restricted stock awarded to our non-employee directors computed in accordance with FASB ASC Topic 718. Restricted stock awarded will vest on the one-year anniversary of the award date. The vesting of the restricted shares will accelerate in the event of an involuntary termination of Board membership following a change of control. Each non-employee director received an award of 3,159 shares of restricted stock on February 1, 2016 that were unvested as of December 31, 2016.

(3)
Reflects the aggregate grant date fair value for non-qualified stock options granted to our non-employee directors, under our 2015 Plan, computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Our 2015 Plan defines “fair market value” as the closing price of our common stock on the NYSE on the date of grant. Options granted to our non-employee directors in 2016 will vest on the one-year anniversary of the grant date. The vesting of the options will accelerate in the event of an involuntary termination of Board membership following a change of control. Vesting of these options is not contingent upon the satisfaction of any performance criteria, although none of the options may be exercised until the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. Each non-employee director received 9,900 non-qualified stock options on February 1, 2016 that were unvested as of December 31, 2016.

The following directors have option grants outstanding as of December 31, 2016: Mr. Berenson — 53,657 shares; Mr. Cawley — 53,657 shares; Mr. Cox — 53,657 shares; Mr. Craddock — 50,393 shares; Mr. Edelman — 53,657 shares; Mr. Grubman — 61,271 shares; Mr. Hedrick — 53,657 shares; Mr. Urban — 76,057 shares; Mr. Van Kleef — 53,657 shares; and Ms. Williamson — 24,695 shares.

(4)
Reflects above-market earnings under the Director Fee Deferral plan. Above-market earnings are based on the difference between the monthly plan crediting rate of 3.50% and 120% of the monthly long-term applicable federal rate during 2016 (ranging from 2.26% to 3.10%).

Ratification of Appointment of Independent Auditor (Proposal 2)

Ratification of Appointment of Independent Auditor (Proposal 2)
The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent external auditor for 2017. KPMG has been retained as our external auditor continuously since May 2002.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of the Audit firm's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG's new lead engagement partner. The members of the Audit Committee and our Board believe that the continued retention of KPMG to serve as our independent external auditor is in our best interest and the best interest of our stockholders.

Although action by our stockholders on this matter is not required, our Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting. One or more representatives of KPMG LLP are expected to be present at our annual meeting and will be able to make a statement if they so desire and respond to appropriate questions.

Our Board recommends that stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent auditor.

Matters Relating to the Independent Auditor

Accounting Fees and Services for Fiscal Years 2016 and 2015

	2016	%	2015	%
Audit Fees(1)	$2,360,000	86.1	$3,181,000	79.4
Audit — Related Fees(2)	380,000	13.9	—	—
Tax Fees	—	—	—	—
All Other Fees(3)	—	—	827,300	20.6
Total Fees(4)	$2,740,000	100.0	$4,008,300	100.0

(1)
Services rendered in 2016 and 2015 include auditing our financial statements included in the Company’s annual report filed on Form 10-K and our internal controls over financial reporting and quarterly reviews of our interim financial statements filed on Form 10-Q.

(2)	Includes fees for audits of, and consents related to, comfort letters, foreign statutory audits, employee benefit plans, attest engagements and similar items.

(3)	Fees for the audit and interim reviews of financial statements included in the Form S-1 of Noble Midstream Partners LP filed with the SEC in 2015.

(4)
The amounts and types of fees paid by NBLX to KPMG LLP, its independent auditor, for its fiscal year 2016 amount to $850,000 and are not included in above table. See NBLX Annual Report on Form 10-K filed on February 14, 2017.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our Independent Auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $50,000 rendered by our Independent Auditor. Any pre-approval of services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.

All audit-related services, tax services and other services for 2016 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that

Ratification of Appointment of Independent Auditor (Proposal 2)

such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

Report of the Audit Committee
To the Stockholders of
Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Auditor’s qualifications and independence, and the performance of the Company’s internal audit function and Independent Auditors and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 24, 2017 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our Website and is also available in print to any stockholder who requests it. The Audit Committee held six meetings during 2016, including regular meetings and a special meeting addressing the Form 10-K filing, earnings release and related matters.

Throughout 2016 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Van Kleef is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s Independent Auditor, the matters required to be discussed by Auditing Standard No. 1301 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services by KPMG LLP has not impaired its independence.

Based on the Audit Committee’s discussions with management and the Independent Auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

February 7, 2017

Audit Committee William T. Van Kleef, Chair Michael A. Cawley Eric P. Grubman Scott D. Urban

Advisory Vote to Approve Executive Compensation (Proposal 3)

Advisory Vote to Approve Executive Compensation (Proposal 3)

As we do each year, and as required by Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.
Our executive compensation program is designed to attract and retain high quality individuals and to link their compensation to performance. We describe this program, including how it links executive compensation to Company performance, in the Compensation Discussion and Analysis portion of this Proxy Statement. We believe that our program continues to be appropriately designed to link compensation to performance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on our Company, Board or Compensation Committee. To the extent there is any significant vote against our Named

Executive Officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any action is necessary to address the concerns of stockholders.
Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosures.
Our Board recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Advisory Vote to Approve the Frequency of Stockholder Vote on Executive Compensation (Proposal 4)

Advisory Vote to Approve the Frequency of Stockholder Vote on Executive Compensation (Proposal 4)

Section 14A of the Exchange Act provides that every six years stockholders must be given the opportunity to vote, on a nonbinding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers, which we refer to as an advisory vote on executive compensation. By voting on this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one (annually), two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

At our 2011 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for an annual advisory vote on executive compensation. We have held an advisory vote on executive compensation for each of the past five years accordingly. In light of this result and other factors, our Board has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

We recognize that our stockholders may have different views as to the best approach and we look forward to hearing from them as to their preference on the frequency of an advisory vote on executive compensation.

This vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interest of our stockholders and the Company to hold an advisory vote on executive compensation on a different frequency than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.

Our stockholders' preference regarding frequency of a stockholder advisory vote on executive compensation will be determined by whichever of the choices — annually, every other year or every three years — receives the greatest number of votes cast. If annual votes are approved by the stockholders again, we expect that our next advisory vote on executive compensation will occur at our 2018 Annual Meeting. Shares represented by proxies that are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote "FOR" a frequency of "one year" for future advisory votes regarding executive compensation.

Our next advisory vote on the frequency of the advisory vote on executive compensation will occur at our 2023 Annual Meeting of Stockholders.

Our Board recommends that our stockholders
vote FOR an annual, "one year," advisory vote on executive compensation.

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

Approval of 2017 Long-Term Incentive Plan
(Proposal 5)

Our Board recommends that you approve the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “2017 Plan”). Based upon the recommendation of the Compensation Committee, in January 2017 our Board approved the 2017 Plan. If approved by our stockholders, the 2017 Plan will become effective on April 25, 2017, the date of our annual meeting (the “Effective Date”), and our current 1992 Stock Option and Restricted Stock Plan (the “1992 Plan”) will be frozen so that no further awards will be granted under that plan.

The 2017 Plan authorizes us to issue up to 29,000,000 shares of our common stock. This represents an increase of 15,940,275 shares and 20,882,100 shares, over the shares remaining available under the 1992 Plan as of December 31, 2016 and February 24, 2017 (our record date), respectively. Outstanding awards under the 1992 Plan will continue to be governed by the terms of that plan until vested, exercised, expired or otherwise terminated or canceled.

As of December 31, 2016, there were a total of 433,590,347 shares of our common stock issued and outstanding. In addition to 13,059,725 shares remaining available for issuance under the 1992 Plan at December 31, 2016, there were 563,075 shares available for grant or award under the Noble Energy, Inc. 2015 Stock Plan for Non-Employee Directors (the "2015 Plan"). As of the record date of February 24, 2017, there were a total of 435,481,893 shares of our common stock issued and outstanding. In addition to 8,117,900 shares remaining available for issuance under the 1992 Plan as of February 24, 2017, there were 462,325 shares available for grant or award under the 2015 Plan. The Company had a total of 16,551,759 stock options outstanding with a weighted average exercise price of $43.81 and a weighted average remaining term of 5.60 years, and 3,483,616 shares of restricted stock outstanding, as of the record date.

If the 2017 Plan is not approved by stockholders, the 1992 Plan will continue in effect and we will continue to make grants under the 1992 Plan subject to the limits on shares available thereunder.

In addition, although we have not adopted a policy that all compensation paid to our executive officers must be tax-deductible and we expect that we may pay compensation to our executives that is not fully tax-deductible, the 2017 Plan is intended to allow us to provide performance-based compensation that will be tax-deductible by us without regard to the limits of Section 162(m) of Code. Therefore, for purposes of Section 162(m) of the Code, we are asking our stockholders to approve the list of performance criteria that may be used for purposes of granting awards that are intended to qualify as “qualified performance-based compensation,” or “QPBC,” within the meaning of Section 162(m) of the Code, in the event we choose to seek to structure compensation in a manner that will satisfy the QPBC exception to Section 162(m) of the Code. Should we choose to do so, stockholder approval of such criteria would preserve our ability to satisfy this exception and deduct compensation associated with future performance-based awards to certain executives. The Code limits the deductions a publicly held company can claim for compensation in excess of $1 million paid in a given year to its CEO and its three other most highly compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). QPBC that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights granted under the 2017 Plan generally will qualify as QPBC. Other awards that we may grant under the 2017 Plan may qualify as QPBC if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the committee designated by our Board to administer the 2017 Plan (the “Committee”). The Committee retains the discretion to set the level of performance for a given performance measure under a performance-based award.

Why should our stockholders approve the 2017 Plan?

Equity award grants are an essential component of our compensation program. Our compensation philosophy is based on the belief that we can best create stockholder value if officers, employees, consultants and others performing services for us act and are rewarded as business owners. The 2017 Plan is designed to:

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

•	attract and retain highly qualified individuals to perform services for us;

•	further align the interests of those individual service providers with those of our stockholders; and

•	more closely link compensation with our performance.

We believe that an equity stake through equity compensation programs effectively aligns service provider and stockholder interests by motivating and rewarding performance that will enhance stockholder value. Approval of the 2017 Plan is critical to our ability to continue our compensation programs that are aligned with stockholders interests.

Our 1992 Plan will no longer have shares available for grant. Of the 77,400,000 shares currently authorized for issuance under the 1992 Plan, 8,117,900 shares remain as of February 24, 2017. We do not believe that this leaves sufficient shares available for more than one additional year of grants and awards. This assumes we continue to grant awards consistent with our historical usage and current practices, and we note that future circumstances may require the Company to change its current equity grant practices. If approved by stockholders, 29,000,000 shares would be available for issuance under the 2017 Plan, which represents an increase of 20,882,100 from the number of shares reserved for issuance and that remain available for future grant under the 1992 Plan as of the record date. This increase would give us the flexibility to continue to responsibly address our future equity compensation needs. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating employees and other service providers if we are unable to make equity grants to them.

Outstanding Awards under the 1992 Plan and Determination of Share Reserve for the 2017 Plan

The table below presents information about the number of shares that were subject to various outstanding equity awards under the 1992 Plan and the shares remaining available for issuance under the 1992 Plan, each as of February 24, 2017.

	Number of Shares	As a % of Shares Outstanding (1)	Market Value ($ in Millions)(2)
Options outstanding	16,551,759	3.8	608.8
Weighted average exercise price of outstanding options	$43.81	—	—
Weighted average remaining term of outstanding options	5.60 years	—	—
Restricted stock outstanding	3,483,616	0.8	128.1
Shares available for grant	8,117,900	1.9	298.6

(1)	Based on 435,481,893 shares of our common stock issued and outstanding as of February 24, 2017.

(2)	Based on the closing price of our common stock on February 24, 2017, of $36.78 per share.

In determining whether to recommend the approval of the 2017 Plan, including the share reserve under the 2017 Plan, our Compensation Committee and Board considered the following:

•
The shares to be initially reserved for issuance under the 2017 Plan will represent an increase of 20,882,100 shares from the number of shares reserved for issuance and that remain available for future grant under the 1992 Plan as of February 24, 2017. If the 2017 Plan is approved, it will represent the only equity plan under which the Company will be able to grant future equity awards to employees and service providers other than non-employee directors, and the Company will no longer grant awards under the 1992 Plan. The 2015 Plan will continue to serve as the plan under which the Company makes equity grants to non-employee directors.

•
The Company expects the share reserve under the 2017 Plan to provide the Company with enough shares for awards for approximately four to five years, assuming the Company continues to grant awards consistent with its current practices and historical usage, as reflected in its historical burn rate, and further dependent on the price of Company shares and hiring activity during the next few years, and noting that future circumstances may require the Company to change its current equity grant practices. The Company cannot predict its future equity grant practices, the future price of its shares or future hiring activity with any degree of certainty at this time.

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain highly qualified individuals in the highly competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the 2017 Plan is reasonable and appropriate at this time.

Equity Compensation Best Practices Reflected in the 2017 Plan

The 2017 Plan provides the Committee with the flexibility to effectively use the shares under the 2017 Plan to provide incentives to our personnel. The 2017 Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect our stockholders’ interests, including:

•
Continued Broad-Based Eligibility for Equity Awards. We grant equity awards to a significant number of our employees. By doing so, we link our interests with stockholder interests throughout the organization and motivate these individuals to act as owners of the business. As of February 24, 2017, 1,224 of our active employees held outstanding equity awards.

•
No Discount Stock Options or Stock Appreciation Rights. All newly granted stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. For purposes of the 2017 Plan, the fair market value of a share of common stock as of any given date generally will be the closing sale price for a share of our common stock on the NYSE or, if no sale occurred on the date in question, the closing sale price for a share of our common stock on the last preceding date for which such quotation exists. The closing sale price for a share of our common stock on February 24, 2017 was $36.78.

•
No Automatic Single-Trigger Vesting of Awards. The 2017 Plan does not provide for automatic “single-trigger” accelerated vesting upon a change in control. The 2017 Plan does provide for “double-trigger” accelerated vesting in the event of a change of control while a participant is employed by our Company or an affiliate followed by the termination of employment or service without cause or for good reason (sometimes referred to as constructive termination) within the 24-month period following the change of control.

•	Limitations on Dividend Payments. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.

•
Limitations on Grants. Individual limits on awards granted to any participant pursuant to the 2017 Plan apply as follows: (i) a maximum number of 800,000 shares of common stock may be subject to stock options and stock appreciation rights granted under the 2017 Plan to any one participant during a fiscal year; (ii) a maximum number of 800,000 shares of common stock may be subject to awards other than stock options and stock appreciation rights granted under the 2017 Plan to any one participant during a fiscal year; and (iii) the maximum aggregate amount of cash that may be paid to any one participant during any fiscal year with respect to one or more performance awards intended to satisfy the requirements for QPBC under Section 162(m) of the Code is $10,000,000 (or in the case of a performance award that provides for a performance period longer than one fiscal year, the foregoing limit multiplied by the number of full fiscal years in the performance period). These numbers may be adjusted to take into account equity restructurings and certain other corporate transactions.

•
Reasonable Limit on Full Value Awards. For purposes of calculating the shares that remain available for issuance under the 2017 Plan, grants of options and stock appreciation rights (other than stock appreciation rights that may be settled only in cash) will be counted as the grant of one share for each one share actually granted. However, to ensure that the 2017 Plan is not excessively costly regardless of the types of awards granted under the 2017 Plan, all grants of full value awards (other than those that may be settled only in cash) will be deducted from the 2017 Plan’s share reserve as 2.39 shares for every one share actually granted.

•
No Repricing of Awards. Awards may not be repriced, replaced, regranted through cancellation or otherwise modified without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

•
No Cancellation of Underwater Awards. Stock options and stock appreciation rights that are under water may not be canceled in exchange for cash or for the purpose of granting a replacement award of a different type.

•	Tax Gross-Ups. The 2017 Plan does not provide for any tax gross-ups.

Summary of Terms of the 2017 Plan

The following description of the 2017 Plan is a summary, does not purport to be a complete description of the 2017 Plan and is qualified in its entirety by the full text of the 2017 Plan. A copy of the 2017 Plan is attached to this proxy statement as Exhibit C and is incorporated herein by reference.

Purposes. The 2017 Plan allows for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards and other incentive awards to employees and other service providers of the Company and its affiliates who are in a position to make a positive contribution to the success of the Company and its affiliates. The purposes of the 2017 Plan are to attract and retain highly qualified individuals to perform services for the Company and its affiliates, to further align the interests of those individuals with those of our stockholders and to more closely link compensation with Company performance. The 2017 Plan will provide an essential component of the Company’s total compensation package, reflecting the importance that we place on aligning the interests of our service providers with those of our stockholders.

Administration. The 2017 Plan provides for administration by the Committee, which may be the Compensation Committee or such other committee as our Board may designate. The Committee will have the authority to make all determinations under, prescribe all forms for use with, and adopt rules for the administration of, the 2017 Plan. The Committee has the right to delegate to one or more officers of the Company any right granted to the Committee under the 2017 Plan, except where such delegation would (i) violate state corporate law or (ii) fail to satisfy the requirements for QPBC under Section 162(m) of the Code with respect to making awards to, or otherwise with respect to awards granted to, individuals who are covered employees receiving awards that are intended to constitute QPBC within the meaning of Section 162(m) of the Code.

Eligibility. Employees and other service providers of the Company and our affiliates who, in the opinion of the Committee, are in a position to make a positive contribution to the success of the Company and our affiliates are eligible to participate in the 2017 Plan. The Committee determines the type and size of award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the 2017 Plan’s terms. We anticipate that all of our executive officers and approximately 843 other current employees will participate in the 2017 Plan.

Available Shares. The maximum number of shares of common stock available for grant under the 2017 Plan is 29,000,000. For purposes of this share limit, (i) the grant of stock options reduces the share limit one share for each share subject to such an award, (ii) the grant of stock appreciation rights that may be paid or settled only in common stock, or in either cash or common stock (or a combination thereof), reduces the share limit one share for each share subject to such an award, (iii) the grant of restricted stock or stock awards reduces the share limit 2.39 shares for each share subject to such an award, and (iv) the grant of restricted stock units, performance awards or other incentive awards that may be paid or settled only in common stock, or in either cash or common stock, reduces the share limit 2.39 shares for each share subject to such an award. The grant of stock appreciation rights, restricted stock units, performance awards or other incentive awards that may be paid or settled only for cash will not affect the share limit. If any award other than an award that may be paid or settled only for cash is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such award will again be available for grant of awards under the 2017 Plan and will be added back to the number of shares available for grant on the same numerical basis as was used upon grant to reduce the number of shares available for grant of awards. Shares (i) tendered (either actually or by attestation) or withheld to satisfy an exercise price or tax withholding obligation for an award, or (ii) repurchased by the Company using stock option proceeds will not again be available for issuance under the 2017 Plan. The 2017 Plan contains anti-dilution provisions that provide that, in the event of an equity restructuring or certain other corporate transactions, adjustments will be made in the maximum number of shares subject to the 2017 Plan, the award limits described below and the exercise price per share of outstanding awards.

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

Award Limits. The maximum number of shares of common stock that may be issued pursuant to incentive stock options under the 2017 Plan is 14,000,000 shares. The maximum number of shares of common stock that may be subject to stock options and stock appreciation rights granted under the 2017 Plan to any one person during a fiscal year is 800,000 shares. The maximum number of shares of common stock that may be subject to awards other than stock options and stock appreciation rights granted under the 2017 Plan to any one person during a fiscal year is 800,000 shares. The maximum aggregate amount of cash that may be paid to any one person during any fiscal year with respect to one or more performance awards intended to satisfy the requirements for QPBC under Section 162(m) of the Code is $10,000,000 (or, in the case of a performance award that provides for a performance period longer than one fiscal year,the foregoing limit multiplied by the number of full fiscal years in the performance period).

No Repricing or Reload Rights. Except adjustment for certain corporate changes in accordance with the provisions of the 2017 Plan, no award may be repriced, replaced, regranted through cancellation or otherwise modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such award. Further, no stock option or stock appreciation right that is underwater may be canceled in exchange for a cash payment or for the purpose of granting a replacement award of a different type.

Types of Awards

Stock Options. The 2017 Plan provides for the grant of incentive stock options intended to meet the requirements of Section 422 of the Code and nonqualified stock options that are not intended to meet those requirements. Incentive stock options may be granted only to employees of the Company and its affiliates. All stock options will be subject to terms, conditions, restrictions and limitations established by the Committee, including rules as to exercisability in the event of termination of employment or service, as long as they are consistent with the terms of the 2017 Plan.

Generally, the exercise price of a stock option granted under the 2017 Plan may not be less than the fair market value of the common stock on the date of grant. However, the exercise price may be less if the stock option is granted in connection with a transaction and complies with certain requirements of the Code. Incentive stock options must be granted at 100% of fair market value (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value). The exercise price of a stock option may be paid in cash (or equivalents), in shares of Company common stock that the participant already owns, or such other consideration as the Compensation Committee approves.

Stock Appreciation Rights (“SARs”). A stock appreciation right entitles the participant to receive an amount in cash and/or shares of common stock, as determined by the Committee, equal to the amount by which our common stock appreciates in value after the date of the award. The Committee will determine when the SAR will vest and become exercisable. Generally, the exercise price of a SAR will not be less than the fair market value of the common stock on the date of grant. However, the exercise price may be less if the stock is granted in connection with a transaction and complies with special rules under Section 409A of the Code. No SAR will be exercisable later than 10 years after the date of the grant. The Committee will set other terms, conditions, restrictions and limitations on SARs, including rules as to exercisability in the event of termination of employment or service.

Restricted Stock and Restricted Stock Units (“RSUs”). Restricted stock is common stock that must be returned to us if certain conditions are not satisfied. The Committee will determine the restriction period and may impose other terms, conditions and restrictions on restricted stock, including vesting upon achievement of performance goals pursuant to a performance award and rules as to vesting in the event of termination of employment or service. The Committee also may require the participant to pay for restricted stock. Subject to the terms and conditions of the award agreement related to restricted stock, a participant holding restricted stock will have the right to receive dividends on the shares of restricted stock during the restriction period, vote the restricted stock and enjoy all other stockholder rights related to the shares of common stock. Restricted stock (and any associated dividends) generally will be held by the Company in escrow for the participant’s benefit until such time as the restricted stock is either forfeited by the participant or the restrictions thereon terminate. Upon expiration of the restriction period, the participant is entitled to receive shares of common stock not subject to restriction.

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

Restricted stock units are fictional shares of common stock. The Committee will determine the restriction period and may impose other terms, conditions and restrictions on RSUs, including vesting upon achievement of performance goals pursuant to a performance award and rules as to vesting in the event of termination of employment or service. Upon the lapse of restrictions, the participant is entitled to receive one share of common stock or an amount of cash equal to the fair market value of one share of common stock as provided in the award agreement. An award of RSUs may include the grant of a tandem dividend equivalent cash right or dividend equivalent unit right. A dividend equivalent cash right is a contingent right to receive an amount in cash equal to the cash distributions made with respect to a share of common stock during the period the RSU is outstanding. A dividend equivalent unit right is a contingent right to have additional RSUs credited to the participant equal to the number of shares of common stock (at fair market value) that may be purchased with the cash dividends. No dividend equivalent cash right or dividend equivalent unit right will vest or be payable sooner than the date on which the underlying RSU has vested.

Performance Awards. A performance award is an award payable in cash (including an annual bonus award) or common stock (or a combination thereof) upon the achievement of certain performance goals over a performance period. Performance awards may be combined with other awards to impose performance criteria as part of the terms of the other awards. For each performance award, the Committee will determine (i) the amount a participant may earn in the form of cash or shares of common stock or a formula for determining the amount payable to the participant, (ii) the performance criteria and level of achievement versus such performance criteria that will determine the amount payable or number of shares of common stock to be granted, issued, retained and/or vested, (iii) the performance period over which performance is to be measured, which may not be shorter than one year, (iv) the timing of any payments to be made, (v) restrictions on the transferability of the award and (vi) other terms and conditions that are not inconsistent with the 2017 Plan.

The Committee will determine whether specific performance awards are intended to constitute QPBC within the meaning of Section 162(m) of the Code and even if stockholders approve the performance criteria set forth in the 2017 Plan for purposes of the QPBC exception, the Committee may determine to pay compensation that is not QPBC under Section 162(m) of the Code and that is not deductible by reason thereof. To qualify as QPBC, the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Code.

The performance measure(s) to be used for purposes of performance awards may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of the Company or an affiliate in which the participant is employed or with respect to which the participant performs services, and may consist of one or more of any combination of the following:

Performance Measure Criteria
•
an amount or level of earnings or cash flow

•
earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis)

•
return on equity or assets

•
return on capital or invested capital and other related financial measures

•
cash flow or EBITDA

•
revenues

•
income, net income or operating income

•
expenses or costs or expense levels or cost levels (absolute or per unit)

•
proceeds of sale or other disposition

•
share price

•
total stockholder return

•
operating profit

•
profit margin

•
capital expenditures

•
net borrowing, debt leverage levels, credit quality or debt ratings

•
the accomplishment of mergers, acquisitions, dispositions, or similar business transactions

•
net asset value per share

•
economic value added

•
individual business objectives

•
growth in reserves or production

•
finding and development costs

•
safety results

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

Prior to the payment of any compensation pursuant to a performance award that is intended to be QPBC, the Committee must certify the extent to which the performance goals and other material terms of the award have been achieved or satisfied. The Committee also has the authority to reduce, but not to increase, the amount payable in cash and the number of shares of common stock to be issued, retained or vested pursuant to such a performance award.

Stock Awards. Stock awards are shares of common stock awarded to participants that are subject to no restrictions. Stock awards may be issued for cash consideration or for no cash consideration.

Other Incentive Awards. The Committee may grant other incentive awards under the 2017 Plan based upon, payable in or otherwise related to, shares of common stock if the Committee determines that the other incentive awards are consistent with the purposes of the 2017 Plan. Other incentive awards will be subject to any terms, conditions, restrictions or limitations established by the Committee. Payment of other incentive awards will be made at the times and in the forms, which may be cash, shares of common stock or other property, established by the Committee.

New Plan Benefits. As of the date of this Proxy Statement, no executive officer or other employee of the Company has been granted any awards under the 2017 Plan. The awards, if any, that will be granted to eligible persons under the 2017 Plan are subject to the discretion of the Committee and, therefore, are not determinable.

Change of Control. In the event of a change of control while a participant is employed by our Company or an affiliate followed by the termination of employment or service without cause or for good reason within the 24-month period following the change of control, each award outstanding under the 2017 Plan to such participant will become immediately vested and fully exercisable upon such termination and any restrictions applicable to the award will lapse on that date, provided that any performance award with performance-based vesting will vest upon such termination according to the performance achieved as measured through the last day of the month immediately preceding the date of such termination of employment or service. Upon a change of control where the Company is not the surviving entity (or survives only as a subsidiary of another entity), unless the Committee determines otherwise, all outstanding stock options and SARs that are not exercised at or before the occurrence of the change of the control will be assumed by or replaced with comparable options and rights in the surviving entity (or a parent of the surviving entity) in accordance with Code requirements, and other outstanding awards will be converted into similar awards of the surviving entity (or a parent of the surviving entity). The Committee also has discretion, no later than the commencement of the change of control, to require any participant holding an award to surrender such award in exchange for appropriate consideration as described in the 2017 Plan.

Withholding Taxes. All applicable withholding taxes will be deducted from any payment made under the 2017 Plan, withheld from other compensation payable to the participant, or be required to be paid by the participant (or be subject to a participant’s election to pay) prior to the making of any payment of cash or common stock under the 2017 Plan. Payment of withholding taxes may be made by withholding shares of common stock from any payment of common stock due or by the delivery by the participant to the Company or the applicable affiliate of previously acquired shares of common stock, in either case having an aggregate fair market value equal to the amount of the required withholding taxes.

Transferability. Generally, no award may be sold, transferred, pledged, exchanged, or disposed of, except by will or the laws of descent and distribution. However, if provided in the award agreement, nonqualified stock options may be transferred by a participant to a permitted transferee.

Clawback Provision. By accepting or exercising any award granted under the 2017 Plan, each participant agrees to abide and be bound by any policies adopted by the Company, including our compensation recoupment policy as contained in our Code of Conduct, as amended from time to time, and any other policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or exchange listing standards promulgated thereunder, providing for the repayment and/or forfeiture of any award or payment resulting from an accounting restatement or similar circumstances.

Amendment and Termination. Our Board may at any time suspend, terminate, amend or modify the 2017 Plan, but may not without stockholder approval make any modification or amendment that operates (i) to

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

increase the total number of shares of common stock that may be issued under the 2017 Plan (other than adjustments in connection with certain corporate reorganizations and other events) or to change the designation or class of persons eligible to receive awards under the 2017 Plan, or (ii) to effect any change for which stockholder approval is required by or necessary to comply with applicable law or the listing requirements of an exchange or association on which the common stock is then listed or quoted. Upon termination of the 2017 Plan, the terms and provisions thereof will continue to apply to awards granted before termination. No suspension, termination, amendment or modification of the 2017 Plan will adversely affect in any material way any award previously granted under the 2017 Plan, without the consent of the participant.

Effectiveness. The 2017 Plan will become effective upon approval by the stockholders at the Company’s 2017 Annual Meeting. Unless terminated earlier, the 2017 Plan will terminate on January 23, 2027.

United States Federal Income Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances. State and local tax consequences may in some cases differ from the federal tax consequences. The following summary of the income tax consequences in respect of the 2017 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards, including the applicability and effect of state, local and foreign laws.

Incentive Stock Options. No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the stock option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. In these circumstances, we will not be entitled to any deduction for federal income tax purposes. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. If this occurs, we will be entitled to a tax deduction equal to the ordinary income amount the participant recognizes. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

Nonqualified Stock Options. No income is expected to be recognized by a participant for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a nonqualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights. There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

deduction equal to the amount includible in the participant’s income.

Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends on restricted stock accumulated during the restricted period that are paid to the participant at the end of the restricted period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b) of the Code. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a

Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units. There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Dividend Equivalents. Generally, a participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of any dividend equivalent cash rights or dividend equivalent unit rights in an amount equal to the cash the participant receives or the fair market value of the common stock so transferred, as applicable. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Performance Awards. There will be no federal income tax consequences to either the participant or the employer upon the grant of performance awards. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or shares of common stock in payment of performance awards in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred.

Approval of 2017 Long-Term Incentive Plan (Proposal 5)

Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Stock Awards. The participant will recognize income for federal income tax purposes at the time of the stock award and, subject to the deduction limitations described below, the employer will be entitled to a corresponding deduction.

Other Incentive Awards. The tax treatment of other incentive awards will depend on the type of award. In general, the participant will be subject to income tax withholding at the time when the ordinary income is recognized. Subject to the deduction limitations described below, the participant’s employer will be entitled to a tax deduction at the same time and for the same amount.

Limitations on the Employer’s Compensation Deduction. Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million, unless the compensation is QPBC, is approved by the employer’s stockholders, and meets certain other criteria.

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2017 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. The awards made pursuant to the 2017 Plan will be designed to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2017 Plan are not exempt from coverage. However, if the 2017 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

Our Board recommends that stockholders vote FOR the approval of the Noble Energy, Inc. 2017 Long-Term Incentive Plan.

Consideration of Proposal Regarding Climate Change (Proposal 6)

Consideration of Proposal Regarding Climate Change (Proposal 6)

Presbyterian Church (USA), acting as primary filer on behalf of Dignity Health, Mercy Investment Services, Inc., Portico Benefit Services and Rockefeller & Co., (the “Proponent”) has notified us that it intends to present the following proposal at the annual meeting for action by our stockholders. The Proponent has furnished evidence of ownership of at least $2,000 in market value of the Company’s common stock for at least one year prior to the date the proposal was submitted. The proposal has been considered by our Board, which has concluded that its adoption would not be in our best interest or the best interest of our stockholders. For the reasons following the proposal, our Board recommends a vote “Against” this stockholder proposal.

The proposal and supporting statement are presented as received from the Proponent in accordance with the rules of the SEC. The Board and the Company disclaim any responsibility for its content.

WHEREAS: Climate change, and actions to mitigate and adapt to it, will meaningfully affect the demand for, and costs associated with, carbon-based fuels.

Global action on climate change is accelerating. In November 2016 the Paris Agreement entered into force and its goal of keeping global temperature rise well below 2 degrees Celsius is already shaping national policy decisions.

Action to address climate change is likely to have a negative impact on demand for oil. According to the International Energy Agency (IEA), transportation accounts for more than one fifth of global carbon dioxide emissions, requiring rapid adoption of new technologies to keep temperatures within limits.

The IEA forecasts that electrification of transport will play a critical role in achieving required greenhouse gas reductions. In October 2016, Fitch Ratings described electric cars as a “resoundingly negative” threat to the oil industry and urged energy companies to plan for “radical change.”

In June 2016, the credit rating agency Moody’s indicated that it would begin to analyze carbon transition risk based on scenarios consistent with the Paris Agreement, and noted the high carbon risk exposure of the energy sector.

The prolonged downturn in oil prices has underscored the risks associated with investing in complex, high cost projects like the deepwater projects Noble is counting on for growth. The uncertainty around future demand growth in light of climate change has led competitors like ConocoPhillips to test capital planning decisions against multiple carbon-constrained scenarios to avoid the risk of stranded assets.

The increasing likelihood of public policy action and viability of technological advancements aimed at addressing climate change make it vital that Noble provide investors with more detailed analyses of the potential risks to its business under a range of scenarios. While Noble’s website notes that climate policy “could have a significant impact on our future operations and reduce demand for our products” it has not presented sufficiently detailed information to allow investors to assess the resilience of our company’s portfolios under various carbon-constrained scenarios.

RESOLVED: Shareholders request that by 2018 Noble Energy publish an assessment of long term portfolio impacts of public climate change policies, at reasonable cost and omitting proprietary information. The assessment can be incorporated into existing reporting and should analyze the impacts on Noble Energy’s oil and gas reserves and resources under a scenario in which reduction in demand results from carbon restrictions and related rules or commitments adopted by governments consistent with the globally agreed upon 2 degree target. The reporting should assess the resilience of the company’s full portfolio of reserves and resources through 2040 and beyond and address the financial risks associated with such a scenario.

Our Board recommends that stockholders vote AGAINST the approval of this proposal for the following reasons:

Our stockholders considered and rejected substantially similar proposals in 2016 and 2015. The 2016 proposal received support from 19.8% of

Consideration of Proposal Regarding Climate Change (Proposal 6)

the shares present and eligible to vote while the 2015 proposal received support from 15.4% of the shares present and eligible to vote. We have actively engaged with the Proponent over the last few years in an effort to gain a better understanding of its position on climate change. We have spoken on the telephone numerous times, visited at stockholder meetings and hosted meetings in our offices on at least two occasions. While this engagement has been cordial and productive, our Board continues to oppose the proposal for the reasons discussed below.

We are committed to being a responsible steward of the environment. We believe that taking prudent, practical and cost-effective action to reduce emissions is the right thing to do. We publish an annual sustainability report that sets forth our policies and strategies relating to corporate sustainability, including a discussion of our performance and initiatives in reducing our impact on the environment. In our annual reports on Form 10-K and other public filings, we include disclosures regarding both the risks and the opportunities that may arise from the global response to climate change. Our most recent sustainability report and Annual Report on Form 10-K are available on our Website. We also report climate change risks and opportunities to the Carbon Disclosure Project. As part of this disclosure, for each identified risk, we describe potential financial implications, methods used to manage these risks and the associated costs.

We do not believe it would be in the best interest of our stockholders to expend significant corporate funds and time preparing an additional report that is premised on speculative scenarios and assumptions and possibly would include proprietary information that could be valuable to our competitors. We believe that the proposal would require us to engage in speculation on matters outside our control far into the future, including the request to “assess the resilience of the company’s full portfolio of reserves and resources through 2040 and beyond.” SEC regulations that mandate how reserves are valued and how risks related to those reserves must be disclosed require that undeveloped proved reserves must have a plan to be developed within five years. In contrast, the proposal would have us consider risks and opportunities related not only to undeveloped proved reserves, but unproved reserves and theoretical future reserves more than twenty years into the future, and beyond. The requested report would require considerable speculation about the future of not just oil, but all fossil fuels.

Our operations are subject to various federal, state, local and foreign host country laws and regulations relating to the protection of the environment. Many of these laws and regulations are subject to change as a result of political trends, changes in public policy and other developments. The Company has no unique expertise to assess the goals of policymakers with respect to climate change, both in the U.S. and internationally, and what steps those policymakers may take to achieve those goals. We cannot predict with meaningful certainty what laws and regulations will be adopted or amended in response to global climate change. We do not see a clear path for creating a report based on what political bodies such as the United States Congress, state legislatures and over 40,000 local and municipal governmental bodies in the United States or the 191 other foreign governments that have signed on to the Paris Agreement may do “through 2040 and beyond.” This task is made exponentially more difficult by virtue of the fact that the Paris Agreement, which is cited by the Proponent, has not been ratified by the United States Senate and does not have any binding enforcement mechanisms in place to ensure compliance with its terms by the government of the United States or any other government. Adding to the near-term uncertainty regarding the impact of climate change policy, the new administration and the Republican Congress have pledged to adopt new policies aimed at increasing the production of oil and natural gas resources in the United States and repeal or amend certain executive orders and regulatory policies that have restricted or adversely impacted development. In sum, the proposal calls for a report that would be principally based on speculative assumptions about a legislative and regulatory environment that is inherently unpredictable.

Preparing a report on the impact of a presupposed global response to climate change as requested by the Proponent would require the allocation of significant corporate resources without providing our stockholders with commensurate value. An analysis based on the parameters set forth by the Proponent would also be speculative and risks confusing and misleading investors about our actual performance. We therefore do not believe that it would be in the best interest of our stockholders to expend corporate funds and time engaging in such speculative projections.

Consideration of Proposal Regarding Climate Change (Proposal 6)

The Proponent cites forecasts of the IEA; however, the main scenario in the IEA’s World Energy Outlook 2016 does not forecast a reduction in global energy or oil demand through 2040. Rather, the IEA’s main scenario forecasts that there will be a 30% rise in global energy demand to 2040, that global oil demand will continue to rise through 2040 to 103 million barrels per day and that the rise in electric cars (cited by the Proponent as a threat to the oil industry) will reduce 2040 global oil demand by only around 1.3 million barrels per day, or less than 1.3% of global oil demand based on the IEA’s forecast.

For these reasons, our Board does not believe that it would be in our best interest or the best interest of our stockholders to prepare the requested report.

Our Board recommends that our stockholders vote AGAINST this stockholder proposal.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program, the decisions our Compensation Committee has made under that program and the factors considered in making those decisions. It focuses on the compensation of our Named Executive Officers for 2016, who were:

Name	Title
David L. Stover	Chairman, President and Chief Executive Officer
Kenneth M. Fisher	Executive Vice President and Chief Financial Officer
Susan M. Cunningham	Executive Vice President, EH&S Regulatory and New Frontiers
Gary W. Willingham	Executive Vice President, Operations
Arnold J. Johnson	Senior Vice President, General Counsel and Secretary

Biographical information for our Named Executive Officers, and other executive officers under the Exchange Act, is included in Appendix B to this Proxy Statement.

2016 Executive Compensation Overview

2016 was a year of outstanding operational, financial and safety performance for the Company. It was also one of great progress on our strategic objectives. We exceeded the targets under our STIP quantitative component metrics for sales volumes, free cash flow, cash costs per Boe and relative cash costs, but not relative total stockholder return. We also saw favorable results under the plan's qualitative component metrics including strategic initiatives, EH&S performance, absolute total stockholder return, weighted average program rate of return and reserve additions. The Compensation Committee concluded that these results demonstrated significant progress toward positioning the Company to deliver future top tier long-term stock performance and, against the backdrop of our disappointing relative total stockholder return versus our peers, approved 2016 STIP funding at 140% of target. Equity awards under our LTIP in early 2017 were made at target value.

We recognize that a single year of positive operational and financial results does not change the current business environment or immediately and significantly improve stockholder return. However, we believe that our short- and long-term incentive programs motivate and reward executive actions that lead to Company success in any business environment, are appropriately designed and administered to pay for performance and are aligned with the long-term interests of our stockholders.

Compensation Discussion and Analysis

Executive Compensation Practices

Below we highlight certain executive compensation practices, both what we do and what we don’t do, to provide a better understanding of our executive compensation program.

What We Do	What We Don't Do

☑ Pay for Performance, through significant portions of pay at risk, clear performance targets and individual differentiation.
☑ Review Comparative Compensation Data,  prior to making executive compensation decisions.
☑ Mitigate Undue Risk, including having a clawback provision, setting multiple performance measures and targets and maintaining robust Board and management processes to identify risks. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact.
☑ Reasonable Post-Employment/Change of Control Provisions, generally structured to apply to executive officers in the same manner as the broader employee population.
☑ Modest Perquisites, providing only those that have a sound value to our business.
☑ Stock Ownership Guidelines, which all Named Executive Officers meet.
☑ Regular Review of Share Utilization, including overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded each year as a percentage of total outstanding shares).
☑ Independent Compensation Consulting Firm, that provides no other services to our Company.
☑ Vesting of Performance Shares Upon Change of Control, beginning in 2016, based on actual performance, following a change of control.
☑ Double-Trigger Equity Vesting Acceleration, beginning with awards granted in 2016, in the event of a change of control, automatic accelerated vesting of restricted stock, stock options and cash awards will only occur upon termination without cause or for good reason.

☒ No Employment Contracts for our Named Executive Officers.
☒ No Inclusion of the Value of Equity Awards in Pension or Severance Calculations.
☒ No Personal Aircraft Use.
☒ No Separate Change of Control Agreements for Incoming Executive Officers, although Mr. Johnson and Ms. Cunningham have pre-existing separate Change of Control Agreements.
☒ No Excise Tax Gross-Ups Upon Change of Control.
☒ No Repricing Underwater Stock Options.
☒ No Liberal Recycling of Shares Under the 1992 Plan, the 2017 Plan or the Director Plans.
☒ No Pledging Shares of Company Stock Received as Compensation as Collateral for a Loan, or Hedging such Shares.

Compensation Discussion and Analysis

Results of 2016 Advisory Vote to Approve Executive Compensation

At the 2016 Annual Meeting of Stockholders, we held our sixth annual advisory vote on executive compensation. Our "say on pay" stockholder votes for 2014 and 2015 support our approach to executive compensation, at 97.9% and 95.4% favorability, respectively, of shares voted. Our Compensation Committee believes that these votes convey our stockholders’ support of its decisions and our executive compensation program. As a result, it made no material changes to the structure of the program for 2016. At our 2017 Annual Meeting of Stockholders, we will again hold an annual advisory vote to approve executive compensation, as well as one to approve the frequency of that vote, and the Compensation Committee will continue to consider the results.

Determining Executive Compensation

Role of Compensation Committee

Our executive compensation program is overseen by our Compensation Committee, with input from our management and independent compensation consultant. In its oversight role the committee is responsible for making compensation decisions involving our CEO and other executive officers and evaluating their performance for compensatory purposes.

Role of Management

Our CEO and our Senior Vice President of Human Resources and Administration provide input to our Compensation Committee with respect to executive compensation, key job responsibilities, performance objectives and compensation trends. We believe these individuals are best qualified to support the committee given their understanding of our business and personnel, compensation program and competitive environment. The committee is not obligated to accept management’s recommendations and meets in executive session to discuss executive compensation. During 2016, the committee held five executive sessions.

Role of Compensation Consultants

Our Compensation Committee may retain, at our expense, independent consultants to assist it in executive compensation matters. The committee meets with these consultants, within and outside the presence of management, to review findings based on market research and considers those findings in determining and making adjustments to our executive compensation program.

Our Compensation Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive compensation for 2016, after considering Meridian’s independence from our management and members of our Compensation Committee and the following compensation consultant traits:

•	effective past performance;

•	familiar with our executive compensation program and the programs of our compensation peer group;

•	offers a comprehensive range of services associated strictly with executive compensation;

•	no conflicts of interest; and

•	maintains policies and procedures that prevent conflicts of interest.
In 2016 the compensation consultant was responsible for reviewing our executive compensation program and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies and other factors. Representatives of the compensation consultant participated in all regular meetings of the committee, including executive sessions without management. The compensation consultant also provided consulting services to our Governance Committee in 2016 with respect to our non-employee director total compensation. A breakdown of fees paid to the compensation consultant for 2016 and 2015 is set out below.

	2016	%	2015	%
Executive Compensation Fees	$200,425	89	$176,542	88
Director Compensation Fees	24,358	11	24,412	12
Total	$224,783	100	$200,954	100

Compensation Considerations

Compensation Benchmarking

When making compensation decisions, we also benchmark the compensation of our CEO and other

Compensation Discussion and Analysis

executive officers relative to that paid to similarly situated executives at companies that we consider to be our peers. Our Compensation Committee maintains a compensation peer group of companies, which consists of larger and smaller publicly-traded oil and gas exploration and production companies that have similar operating and financial characteristics to ours. The committee, with the assistance of our CEO and compensation consultant, reviews the composition of the peer group annually to ensure that it remains relevant for comparative purposes.

There are a number of factors considered in determining our compensation peer group, such as similarity of operations, relevant business valuation, stock exchange membership, business profile, production and reserves and companies that consider us to be one of their peers. Our Compensation Committee approved the following compensation peer group for 2016, and will continue with the same compensation peer group for 2017, to be considered along with the Company for comparison purposes:

• Anadarko Petroleum Corp. • Apache Corp. • Cabot Oil & Gas Corp. • Chesapeake Energy Corp. • Continental Resources, Inc. • Devon Energy Corp. • EOG Resources, Inc.	• Hess Corp. • Marathon Oil Corp. • Murphy Oil Corp. • Pioneer Natural Resources Co. • Range Resources Corp. • Southwestern Energy Co.

Use of Compensation Data

Over the course of the year our Compensation Committee analyzes the comparative total compensation of our executive officers. To facilitate this analysis, our CEO and our Senior Vice President of Human Resources and Administration work with the independent compensation consultant to provide the committee with data that include base salaries and short- and long-term incentive opportunities. They also provide separate summary information on post-employment compensation trends, benefits and other relevant factors. This information reflects recent publicly available information and other market data. We believe that it provides the committee with a sufficient basis to analyze the comparative total compensation of our executive officers.

Internal Pay Equity

We believe that our executive compensation program should be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other Named Executive Officers, as well as the consistency and equity among those Named Executive Officers. For 2016, the committee concluded that our CEO’s compensation was reasonable compared to that of our other Named Executive Officers, recognizing the CEO’s broad responsibility and accountability for Company strategy and operations, compliance and controls and investor and government relations. The committee likewise found that the 2016 compensation of each of our remaining Named Executive Officers was internally consistent and equitable in light of their respective roles, responsibilities, accountabilities and reporting relationships.

CEO Pay Ratio

For the last three years, we elected to disclose an estimate of the ratio between the pay of our CEO and the median for all of our other employees. A final rule on CEO pay ratio has been adopted by the SEC, with disclosure currently required to be made in the proxy statement for our 2018 Annual Meeting of Stockholders. The Acting Chairman of the SEC has directed the staff to reconsider the implementation of the rule. At this time, the Acting Chairman's directive does not delay the implementation of the pay ratio disclosure requirement. We have attempted to incorporate the methodology of the final rule in our pay ratio calculation for 2016 and, for consistency, have utilized the same median employee for 2015 and 2016.

Mr. Stover had 2016 annual total compensation of $10,137,682 and 2015 annual total compensation of $7,253,154 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee's annual total compensation for 2016 was $128,050 and for 2015 was $139,440. 2015 total compensation for purposes of this comparative calculation included a one time payment representing the Company's buyout of retiree medical benefits. Taking this into

Compensation Discussion and Analysis

account, we estimate that Mr. Stover's annual total compensation was approximately 79 times and 52 times that of our median employee in 2016 and 2015, respectively.

Compensation Clawback

Our Compensation Committee has adopted a policy that allows the Company, under certain circumstances (such as a restatement of financial or reserve reporting or material noncompliance with federal securities laws or the Company's codes of conduct), to recoup incentive-based compensation from current or former executive officers. Our policy will be revised, if appropriate, to conform to any final listing standards that may be adopted by the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

What We Pay and Why: Elements of 2016 Executive Compensation

We have three elements of total direct compensation for 2016: base salary, our short-term incentive plan and our long-term incentive plan. The following table summarizes these three elements, as well as our post-employment compensation programs.

	Base Salary	Short-Term Incentive Plan	Long-Term Incentive Plan	Post-Employment Compensation Programs
Type	• cash	• annual cash bonus	• stock options • time-based restricted shares and phantom unit cash awards • performance-based restricted shares	• qualified and non-qualified plans
Purpose	• deliver baseline cash compensation commensurate with role and expertise	• motivate performance and compensate employees for annual contributions	• reward for performance tied to absolute and relative price appreciation • align long-term interests of employees and stockholders • incentivize retention through long-term compensation opportunities	• incentivize retention by providing financial security in, and a tax-efficient means to save for, retirement
Structure	• market-based, considering responsibilities	• performance-based quantitative and qualitative factors
•   stock options with 10 year term, vesting over three years
•   for our CEO, time-based restricted shares vesting 40% in year one and 60% in year two, and performance-based restricted shares vesting after three years based on relative total stockholder return
•   for our non-CEO executives, time-based restricted shares vesting 80% in year one and 20% in year two, phantom unit cash awards vesting 100% in year two, and performance-based restricted shares and related phantom units vesting after three years based on total stockholder return
• plans and programs with broad applicability

Compensation Discussion and Analysis

2016 Target Compensation of Named Executive Officers

The following table provides a comparison of the intended value components of total direct compensation for each of our Named Executive Officers in 2016.

Name	2016 Base Salary ($)	2016 Target STIP Opportunity ($)	2016 Target LTIP Opportunity ($)(1)	2016 Target Total Direct Compensation ($)
David L. Stover	950,000	1,045,000	6,887,500	8,882,500
Kenneth M. Fisher	610,000	518,500	2,280,000	3,408,500
Susan M. Cunningham	560,000	448,000	1,900,000	2,908,000
Gary W. Willingham	500,000	400,000	2,090,000	2,990,000
Arnold J. Johnson	480,000	360,000	1,520,000	2,360,000
(1) Equity values reflect the intended target LTIP opportunity, not the expense valuations shown in the Summary Compensation and Grants of Plan Based Awards tables.

We believe that Mr. Stover's 2016 target total direct compensation, and that of our other Named Executive Officers, is consistent with the objectives of our executive compensation program, provides an appropriate mix of fixed and performance-based compensation, rewards leadership that produced a number of key results during the year and provides for the continued achievement of short- and long-term goals necessary for stockholder value creation. Actual total direct compensation is shown in this CD&A and our compensation tables.

Summary of Elements of Compensation

Base Salary

Base salary for each of our Named Executive Officers is individually determined by our Compensation Committee after consideration of:

•	breadth, scope and complexity of the role;

•	fairness (executive officers with similar responsibilities, experience and historical performance are treated comparably);

•	current compensation; and

•	individual performance.
We do not set the base salary of any executive officer as a fixed percentage of other officer salaries. There are two situations that may warrant a change to base salary: annual market adjustments and changes in role.

2016 Adjustments for Named Executive Officers

No adjustments were made to the base salaries of our Named Executive Officers in 2016.

Compensation Discussion and Analysis

Short-Term Incentive Plan

Our STIP is available to our executive officers and other full-time employees and provides the opportunity to receive a performance-based cash bonus in February of each year based on the prior year's results. The total bonus pool is determined considering those results as measured against quantitative targets and qualitative objectives set early in the performance year. The weighting and targets for the quantitative measures and objectives for the qualitative measures are communicated to our executive officers at the time they are set. Individual bonus amounts take into account the Company's performance, the employee’s business unit or group performance and individual performance applied to a target STIP bonus that represents the employee’s base salary at year-end multiplied by a percentage factor assigned to the employee’s salary classification. The funded STIP pool may range from 0 to 2.5 times the aggregate target bonus pool for all employees.

The target for each quantitative measure and objective for each qualitative measure take into account prior year results and current year strategic objectives, planned projects and capital spending plans. We believe that they are set aggressively in light of these variables and require achievement of significant performance. The targets for the quantitative measures provide for adjustments to account for the effects of certain unplanned events that may arise during the year, such as significant acquisitions or divestitures.

Our Compensation Committee reviews information provided by our management on actual results for each quantitative measure. The sum of the bonus factors, as adjusted for weighting, yields the final quantitative weighted factor. Our Compensation Committee likewise considers our results as measured against objectives in determining the final qualitative weighted factor.

2016 Quantitative Measures (60% weighted)

Our Compensation Committee compared our 2016 results to targets in the following areas in arriving at the final quantitative weighted factor for our STIP:

Measure	Weight	Target	Result	Factor
Sales volume (production)	10%	393.7 MBoe/d	419.5 MBoe/d	.250
Free Cash Flow(1)	15%	$0 million	$981 million	.375
Cash costs/sales volumes	10%	$7.48 per BoE	$6.05 per BoE	.250
Relative cash costs/revenue	10%	50th Percentile of Peers	6th out of 14.136
Relative Total Stockholder Return	15%	50th Percentile of Peers	14th out of 14.0
Final quantitative factor at 60% weighting				1.011

(1)	Non-GAAP financial measure, see reconciliation schedule at Appendix A.

Compensation Discussion and Analysis

2016 Qualitative Measures (40% weighted)

The Compensation Committee also compared our 2016 results to objectives in the following areas in arriving at the final qualitative weighted factor for our STIP:

Measure	Weight	Result
Strategic initiatives	12%
Favorable dissolution of our Marcellus joint venture. Launched NBLX IPO and completed CONE asset drop. Executed Greeley Crescent divestiture and PDC trade in the DJ Basin. Favorable results with respect to onshore regulatory stability in Colorado. Advanced Leviathan project (Israel) toward sanction. Maintained robust liquidity, protected investment grade credit rating and reduced outstanding debt.

EH&S performance	8%
Company - Contractor Recordable/Lost Time rates at 0.38 and 0.04 respectively. The Recordable rate is consistent with 2015 performance, while the Lost Time rate represents a new Company record, down 0.07 from 2015.

Total stockholder return	8%
The Company's share price at the close of 2016 was $38.06 compared to $32.93 at the close of 2015. Our total return for the year was 17%, which placed us 14th in our 14-company peer group. We were 7th out of 14 companies on the two year return and 7th out of 14 companies on the five year return.

Weighted average program rate of return	6%	Actual 2016 weighted average program rate of return was approximately 19% better than our target.
Additions to proved oil and natural gas reserves	6%
Reserve additions (excluding acquisition, divestiture and price revisions but including performance revisions) totaled 296 MMBoe versus a target of >80 MMBoe. No discovered resources as we limited the exploration drilling program to one well in 2016 (Silvergate in GOM) and one appraisal well (Katmai) that did not reach its target.

Final qualitative factor at 40% weighting		0.39

In considering the quantitative and qualitative factors shown above, our Compensation Committee placed a particular positive emphasis on the Company's safety culture and performance and progress against strategic initiatives, offset by our disappointing relative stockholder return, in arriving at a final overall factor of 1.4 (140%) which was applied to our aggregate target bonus pool to determine the total bonus amount to be paid. This amount was then allocated between executive officers and other employees. In the case of the CEO, the committee considered his performance as measured against operational and financial goals he submitted earlier in the year. In the case of the other executive officers, the committee considered the CEO's assessment of each of their respective performance as measured against goals submitted earlier in the year.

2016 STIP Payout for Named Executive Officers

A cash payout under the plan based on our 2016 performance occurred in February 2017, with the breakdown by Named Executive Officer as follows:

	Base Salary as of Dec. 31, 2016 ($)	Target STIP (% of Salary)	Target STIP ($)	Actual STIP Paid for 2016 Performance ($)	Percent of Target Opportunity
Mr. Stover	950,000	110%	1,045,000	1,463,000	140.0%
Mr. Fisher	610,000	85%	518,500	728,642	140.5%
Ms. Cunningham	560,000	80%	448,000	529,034	118.1%
Mr. Willingham	500,000	80%	400,000	613,409	153.4%
Mr. Johnson	480,000	75%	360,000	505,904	140.5%

Compensation Discussion and Analysis

Long-Term Incentive Plan

Under our LTIP, the members of our Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code and “non-employee” directors under Rule 16b-3 promulgated under the Exchange Act may grant stock options, restricted stock, phantom units and performance awards. These grants are made under our 1992 Plan.

Approval of Awards

Awards approved for the CEO and other executive officers are discussed with our Board, outside the presence of the CEO and other executive officers. Generally, annual stock options, restricted stock, phantom units and performance awards are approved at a January meeting and in advance of the announcement of earnings. Our Compensation

Committee may be aware of approximate earnings results at the time award decisions are made, but it does not adjust the size or timing of awards to reflect possible market reaction. Awards are granted annually on February 1 (or the preceding business day if February 1 falls on a Saturday, Sunday or holiday). It is our policy to make awards to executive officers and other employees at the same time.

Off-cycle equity awards may be approved at other regular or special meetings of the committee to recognize the completion of a significant transaction or project, a change in an employee’s responsibility or a specific achievement, or as an inducement to, or for the retention of, employment. No off-cycle awards were made to executive officers in 2016.

We communicate awards to executive officers and other employees shortly after the date of approval, in accordance with our customary practices.

2016 Awards for Named Executive Officers

Our Compensation Committee considered scope of responsibilities, internal equity between Named Executive Officers and market comparisons in determining award values. The following table shows the intended equity award values for each Named Executive Officer:

	Target Value of Stock Options ($)	Target Value of Restricted Stock		Target Total Value ($)(1)
		(Time-based) ($)	(Performance-based) ($)
David L. Stover	2,295,834	2,295,833	2,295,833	6,887,500
Kenneth M. Fisher	760,000	760,000	760,000	2,280,000
Susan M. Cunningham	633,334	633,333	633,333	1,900,000
Gary W. Willingham	696,666	696,667	696,667	2,090,000
Arnold J. Johnson	506,666	506,667	506,667	1,520,000
(1) Equity values reflect the intended target LTIP opportunity, not the expense valuations shown in the Summary Compensation and Grants of Plan Based Awards tables.

Terms of 2016 Awards

Stock options represent the right to purchase shares of our common stock over a period of up to 10 years at the grant date fair market value, as defined in the 1992 Plan. They vest ratably over a three-year period.

Time-based restricted stock will vest 40% on the first anniversary and 60% on the second anniversary for our CEO. Non-CEO executives received time-based restricted stock that will vest 80% on the first anniversary and 20% on the second anniversary. In addition, non-CEO executives received phantom unit cash awards, with the economic equivalent of one share of Company stock, to be settled in cash and vest 100% on the second anniversary. Performance-based restricted stock and related phantom units will vest on the third anniversary of the award date, with the number of shares vesting adjusted for our relative total stockholder return ranking as a percentile versus our compensation peer group for the period beginning January 1 of the year of award and ending December 31 of the third year thereafter. Awards made on February 1, 2014 vested on February 1, 2017 with the Compensation

Compensation Discussion and Analysis

Committee approving a payout factor of .77 based on the Company's total stockholder return at the 38th percentile of the compensation peer group relevant to the award.

The performance-based restricted shares and related phantom units awarded in 2016 vest as shown in the chart below, based on our relative total stockholder ranking (versus compensation peer group) during the three-year performance period.

Company Percentile Rank	Payout % Relative to Target
90th percentile or higher	200%
75th percentile or higher	150%
50th percentile or higher	100%
25th percentile or higher	50%
Below 25th percentile	0%

If the percentile level of our total stockholder return ranking falls between two levels indicated above, the amount vested will be determined on the basis of a straight-line interpolation between the two levels. If the Company's total stockholder return over the three-year performance period is negative, the maximum payout percentage is 100%. Our CEO was awarded performance-based restricted shares, where all levels of payout upon vesting will be paid in Company common stock. Our non-CEO executives were awarded performance-based restricted shares and related phantom units with the economic equivalent of one share of Company common stock, where payout earned up to 100% would be payable in Company common stock and payout earned over 100% would be payable in cash. Dividends (to the extent declared) paid on restricted stock will be equal to the amount paid to our other stockholders but will be retained by us and will only vest and be paid if and when the restricted stock vests.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our officers and non-employee directors that are set out in our Corporate Governance Guidelines. We believe that these guidelines reinforce the alignment of the long-term interests of our executive officers, non-employee directors and stockholders and help discourage the taking of excessive business risks. Each officer listed below is expected to own a number of our shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own a number of shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	6.0X base salary
Chief Financial Officer	3.0X base salary
Executive Vice President	3.0X base salary
Senior Vice President	2.5X base salary
Vice President	2.0X base salary
Non-Employee Director	5.0X annual cash retainer

Holding Requirement

Individuals not meeting these guidelines within a prescribed time frame will be required to retain 50% of any net shares they subsequently acquire upon the vesting of restricted stock and/or the exercise of stock options until the required ownership multiple is met.

On December 5, 2016 our Compensation Committee and Governance Committee reviewed the holdings of our officers and non-employee directors, finding that all of our officers and non-employee directors were in compliance with the guidelines (or, in the case of recently elected officers or non-employee directors, were within the permitted time frame to come into compliance with the guidelines).

Policy on Stock Hedging and Pledging

Our Board has adopted a policy that prohibits our executive officers and directors from pledging shares of Company stock awarded as compensation for service as an employee or director (including shares owned as a result of the exercise of compensatory stock options) as collateral for a loan or hedging such shares through a covered call, collar or other derivative transaction. Our policy will be revised, if appropriate, to conform to any final rules that may be adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Post-Employment Compensation

Our post-employment compensation is provided under qualified and non-qualified savings and retirement plans, a severance plan, and either individual change of control agreements or, alternatively, a change of control plan.

Compensation Discussion and Analysis

Qualified Defined Benefit Plan

We terminated our qualified defined benefit plan (the “Retirement Plan”) at the end of calendar year 2013. For additional information about the benefits available to participating Named Executive Officers under our Retirement Plan, please see “Pension Benefits” in the Summary Compensation Table section of this Proxy Statement.

Non-qualified Defined Benefit Plan

Our non-qualified defined benefit plan (“Restoration Plan”) is an unfunded plan that provided benefits under the terminated Retirement Plan’s benefit formula that could not be provided by the Retirement Plan because of the annual compensation and benefit limitations applicable to the Retirement Plan under the Code. Employees originally hired before May 1, 2006, which includes all of our Named Executive Officers except Mr. Fisher, continued to accrue benefits under the Restoration Plan through December 31, 2013.

We amended our Restoration Plan effective December 31, 2013 to freeze the accrual of benefits under the plan in coordination with the termination of our Retirement Plan. Payments under the Restoration Plan will continue to be made in ordinary course without acceleration of payment. Certain participants in the Restoration Plan elected to have the lump sum present value of their Restoration Plan benefits converted into an account balance under our non-qualified deferred compensation plan. For additional information about the benefits available to participating Named Executive Officers under our Restoration Plan, please see “Pension Benefits” in the Compensation Table section of this Proxy Statement.

Qualified Defined Contribution Plan

Our qualified defined contribution plan (“401(k) Plan”) is a tax-qualified retirement savings plan generally available to our employees, including our Named Executive Officers. It allows participants to contribute the lesser of up to 50% of their basic compensation, or the limit prescribed by the Code. We match such contributions dollar-for-dollar up to 100% of the first six percent of a participant’s eligible compensation. Participants are 100% vested in the Company’s matching contributions after three years of service, vesting 34%, 67% and 100% following years one, two and three.

In addition, we make the following age-weighted contribution to the 401(k) Plan for each participant:

Age of Participant	Contribution Percentage (Below the FICA Taxable Wage Base)	Contribution Percentage (Above the FICA Taxable Wage Base)
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

Participants are 100% vested in these contributions after three years of service, cliff vesting 100% following year three. The contributions made to our 401(k) Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s account are invested at the direction of the participant in various investment fund options available under the 401(k) Plan, including investment in shares of our common stock.

An additional transition contribution equal to 6% of a participant’s basic compensation is made to the accounts of certain eligible employees who were participating in the Retirement Plan when it terminated on December 31, 2013 and who meet certain other criteria. Participants are always 100% vested in these contributions.

Non-qualified Deferred Compensation Plan

Our non-qualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective way. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching, age-weighted and transition contributions that would have been made to our 401(k) Plan if the 401(k) Plan had not been subject to Code compensation and contribution limitations. The plan also provides account balances for those participants who elected to have the lump sum present value of their Restoration Plan benefits converted into an account balance under the Plan.
Under this unfunded program, a participant may elect to have his or her accounts credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal or to have their accounts adjusted to reflect the results of an array of notional investment options.

Compensation Discussion and Analysis

Change of Control Arrangements

We have adopted change of control arrangements for our executive officers and certain other employees. A change of control could result in a material change in the leadership and direction of our Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interest of stockholders without undue concern over whether the transactions may jeopardize their continued employment.

All of our change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control. Under these arrangements, if a Named Executive Officer is terminated, including a constructive termination, for any reason (other than for cause, disability or death) within two years after a change of control, we will then pay or provide the following to that Named Executive Officer:

•	all unpaid salary and expenses;

•	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

•	an amount equal to his or her pro rata target bonus for the then-current year;

•
life, disability, medical and dental insurance benefits, upon his or her written request, ranging among Named Executive Officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer;

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services; and

•	in some cases continued vesting and exercise of stock options.
If we terminate the Named Executive Officer for cause, no benefit is payable to, or with respect to, that Named Executive Officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.

Our change of control arrangements include a plan or, in the alternative, individual change of control agreements. The plan covers our executive officers, provided that they are not already party to pre-existing change of control agreements with us. Ms. Cunningham and Mr. Johnson are parties to pre-existing change of control agreements and therefore may not participate in the plan at this time. Messrs. Stover, Fisher and Willingham currently participate in our executive change of control plan.

In addition, stock options and restricted stock granted pursuant to our 1992 Plan prior to 2016 generally provide for accelerated vesting of all or a portion of the award upon a change of control of the Company. Stock options, restricted stock and cash awards granted under the 1992 Plan after 2015 generally provide for accelerated vesting of all or a portion of the award if the participant is terminated for reasons other than cause or resigns for good reason within two years following a change of control.

Severance Benefit Plan

Our Severance Benefit Plan (“Severance Benefit Plan”) is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	a cash payment of two weeks of base salary pay for every year of completed service, with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

•	a prorated STIP payment based on the number of months of employment during the calendar year of termination;

•	six months of reduced-rate contributions under our medical and dental plans; and

•	12 weeks of coverage under our employee assistance plan.

Compensation Discussion and Analysis

Perquisites

We do not consider perquisites to be a material component of our executive compensation. In 2016, certain of our executive officers received modest personal benefits that have a sound value to our business, such as club membership dues reimbursement and comprehensive physical examinations.

Other Compensation Matters

Health and Welfare Programs

We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long- and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

In late 2014 we discontinued retiree healthcare benefits and implemented a buyout of eligible pre-age 65 active employees. Employees who retired prior to that time and were participating in retiree medical benefits were transitioned to a defined contribution model effective as of January 1, 2016.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-Laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

Tax and Accounting Considerations

Section 162(m) of the Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other Named Executive Officers (other than our CFO), unless that compensation is “performance - based compensation” within the meaning of Section 162(m) and the regulations promulgated thereunder. To satisfy certain requirements under 162(m), only members of our Compensation Committee who are “outside directors” under Section 162(m) and “non-employee” directors under Rule 16b-3 may approve awards under our 1992 Plan. We believe that all of the stock options and performance-based restricted shares and related cash awards granted under the 1992 Plan qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and STIP payouts paid to our Named Executive Officers, the time-vested restricted stock awards and time-vested cash awards, and certain payments provided for under our change of control arrangements with the Named Executive Officers are not exempt from this deduction limit.

Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Code.

Rules under GAAP determine the manner in which we account in our consolidated financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Note 12 to our consolidated financial statements, included in our 2016 Annual Report on Form 10-K.

REPORT OF THE COMPENSATION, BENEFITS
AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

February 28, 2017

Compensation, Benefits and
Stock Option Committee

Kirby L. Hedrick, Chair
Jeffrey L. Berenson
Edward F. Cox
James E. Craddock
Thomas J. Edelman
Molly K. Williamson

Compensation Tables

Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our Named Executive Officers during 2014, 2015 and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
David L. Stover Chairman, President and Chief Executive Officer (Elected CEO October 2014)	2016	950,000	—	5,104,499	2,295,831	1,463,000	53,634	270,718	10,137,682
	2015	950,000	—	2,411,406	2,250,000	1,306,300	39,270	296,178	7,253,154
	2014	763,943	—	1,986,720	1,661,868	488,500	186,049	223,031	5,310,111
Kenneth M. Fisher Executive Vice President and Chief Financial Officer	2016	610,000	—	1,689,725	759,995	728,642	4,899	124,997	3,918,258
	2015	610,000	—	864,075	806,248	656,500	4,066	163,973	3,104,862
	2014	590,096	—	1,041,745	871,475	306,200	2,743	132,285	2,944,544
Susan M. Cunningham Executive Vice President, EHSR & New Frontiers	2016	560,000	—	1,408,103	633,331	529,034	49,238	120,900	3,300,606
	2015	560,000	—	683,257	637,504	517,300	17,087	152,225	2,567,373
	2014	538,366	—	775,238	648,539	240,000	123,900	131,324	2,457,367
Gary W. Willingham* Executive Vice President, Operations (Elected October 2014)	2016	500,000	—	1,548,883	696,658	613,409	111	122,450	3,481,511
	2015	500,000	—	683,257	637,504	517,600	92	145,832	2,484,285
Arnold J. Johnson Senior Vice President, General Counsel and Secretary	2016	480,000	—	1,126,484	506,667	505,904	56,996	118,175	2,794,226
	2015	480,000	—	502,338	468,745	445,800	47,375	144,346	2,088,604
	2014	449,712	—	605,741	506,665	187,900	141,330	114,153	2,005,501
*Mr. Willingham was not a Named Executive Officer prior to 2015.

(1)	Certain of our Named Executive Officers deferred a portion of their base salaries under our Deferred Compensation Plan:

Name	Year	Percentage of Salary Deferred	Amount Deferred ($)
David L. Stover	2016	5%	47,500
	2015	5%	47,500
	2014	5%	38,197
Kenneth M. Fisher	2016	6%	36,600
	2015	5%	30,500
	2014	4%	23,604
Gary W. Willingham	2016	5%	25,000
	2015	5%	25,000
Arnold J. Johnson	2016	3%	14,400
	2015	3%	14,400
	2014	3%	13,491

Compensation Tables

(2)
Reflects the aggregate grant date fair value of restricted stock awarded under our 1992 Plan, which was computed in accordance with FASB ASC Topic 718. Restricted Shares awarded will vest according to the following schedule: 40% after year one and 60% after year two for Mr. Stover and 80% after year one and 20% after year two for Mr. Fisher, Ms. Cunningham, Mr. Willingham and Mr. Johnson for 2016 grants. Phantom unit cash awards granted to non-CEO officers in 2016 will vest 100% after year two. Performance restricted stock and related phantom units awarded will vest three years after the date of grant upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined compensation peer group. See the Grants of Plan-Based Awards table for information on restricted stock awarded in 2016.

(3)
Reflects the aggregate grant date fair value of non-qualified stock options granted under our 1992 Plan. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2016.

(4)
Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated. STIP awards earned during the year indicated were paid or deferred in February of the following year.

(5) Reflects during year indicated: (a) the aggregate increase in actual present value of the Named Executive Officer's benefits under our Retirement Restoration Plan; and (b) the above-market Deferred Compensation Plan earnings, as follows:

Name	Year	Increase in Retirement and Restoration Plans ($)(a)	Deferred Compensation Above-Market Earnings ($)(b)
David L. Stover	2016	—	53,634
	2015	—	39,270
	2014	159,516	26,533
Kenneth M. Fisher	2016	—	4,899
	2015	—	4,066
	2014	—	2,743
Susan M. Cunningham	2016	—	49,238
	2015	—	17,087
	2014	123,900	—
Gary W. Willingham	2016	—	111
	2015	—	92
Arnold J. Johnson	2016	—	56,996
	2015	—	47,375
	2014	107,169	34,161

(a)
Effective December 31, 2013, we adopted an amendment to the Retirement Plan to cease benefit accruals and to terminate the plan (see “Pension Benefits” section for more information). Upon obtaining approvals from certain governmental agencies the Retirement Plan assets were liquidated during 2015 and each of the above Named Executive Officers elected to receive a lump sum payment from the Retirement Plan. Participants of the Restoration Plan who remained employed up to final liquidation and distribution of assets under the Retirement Plan were given the opportunity to have the lump sum present value of their Restoration Plan benefit converted into an account balance under the Deferred Compensation Plan. Each of the above Named Executive Officers elected to have the lump sum present value of their Restoration Plan benefit converted into an account balance under the Deferred Compensation Plan. The Restoration Plan amounts that were converted are disclosed on the "Non-qualified Deferred Compensation Table." For year 2014 the present values used to determine the annual increase are based on the same actuarial assumptions and measurement dates used to determine the pension benefit obligations disclosed in our consolidated financial statements included in our Annual Report on Form 10-K.

(b)
Above-market earnings in 2016 are based on the difference between the plan crediting rate of 4.49% and 120% of the annual long-term Applicable Federal Rate as of September 2015 (3.16%); earnings in 2015 are based on the difference between the plan crediting rate of 4.72% and 120% of the annual long-term Applicable Federal Rate as of September 2014 (3.57%); and earnings in 2014 are based on the difference between the plan crediting rate of 4.81% and 120% of the annual long-term Applicable Federal Rate as of September 2013 (3.94%).

Compensation Tables

(6)	All other compensation includes:

Name	Year	401(k) Matching Contributions ($)	401(k) Retirement Savings Contributions ($)	Deferred Compensation Plan Registrant Contributions ($)(a)	Club Memberships ($)	Physical Examinations ($)	Retiree Medical Cash Payment ($)(b)	Accrued Dividends ($)(c)
David L. Stover	2016	15,900	19,100	189,445	9,512	2,090	—	34,671
	2015	15,900	19,100	189,445	9,512	2,150	36,000	24,071
	2014	15,600	18,900	145,337	9,512	—	—	33,682
Kenneth M. Fisher	2016	15,900	19,100	71,245	11,923	—	—	6,829
	2015	15,900	19,100	71,245	11,923	—	36,000	9,805
	2014	15,600	18,900	68,208	11,923	—	—	17,654
Susan M. Cunningham	2016	15,900	19,100	78,145	—	2,150	—	5,605
	2015	15,900	19,100	78,145	—	—	31,500	7,580
	2014	15,600	18,900	74,496	—	5,660	—	16,668
Gary W. Willingham	2016	15,900	19,100	81,445	—	—	—	6,005
	2015	15,900	19,100	81,445	—	—	22,500	6,887
Arnold J. Johnson	2016	15,900	19,100	76,645	—	2,150	—	4,380
	2015	15,900	19,100	76,645	—	—	27,000	5,701
	2014	15,600	18,900	69,921	—	—	—	9,732

(a)	The following amounts were credited to the Named Executive Officer's Non-Qualified Deferred Compensation Plan Account:

Name	Year	Matching Contribution ($)	Retirement Savings Contribution ($)	Transition Contribution ($)	Total Deferred Compensation Plan Registrant Contributions ($)
David L. Stover	2016	41,100	91,345	57,000	189,445
	2015	41,100	91,345	57,000	189,445
	2014	30,237	69,263	45,837	145,337
Kenneth M. Fisher	2016	20,700	50,545	—	71,245
	2015	20,700	50,545	—	71,245
	2014	19,806	48,402	—	68,208
Susan M. Cunningham	2016	—	44,545	33,600	78,145
	2015	—	44,545	33,600	78,145
	2014	—	42,194	32,302	74,496
Gary W. Willingham	2016	14,100	37,345	30,000	81,445
	2015	14,100	37,345	30,000	81,445
Arnold J. Johnson	2016	12,900	34,945	28,800	76,645
	2015	12,900	34,945	28,800	76,645
	2014	11,383	31,555	26,983	69,921

(b)
In November 2014, we announced the termination of our pre-65 retiree medical insurance program. As part of the termination, active employees who would have been eligible for retiree medical benefits during the next 10 years were eligible to receive a one-time cash payment. Amounts in this column represent the one-time cash payment received by the Named Executive Officer.

(c)	Dividends credited on unvested restricted awards.

Compensation Tables

As reflected in the Summary Compensation Table above, the salary received by each of our Named Executive Officers as a percentage of their respective total compensation during the year indicated was as follows:

Name	Year	Percentage of Total Compensation
David L. Stover	2016	9.4%
	2015	13.1%
	2014	14.4%
Kenneth M. Fisher	2016	15.6%
	2015	19.6%
	2014	20.0%
Susan M. Cunningham	2016	17.0%
	2015	21.8%
	2014	21.9%
Gary W. Willingham	2016	14.4%
	2015	20.1%
Arnold J. Johnson	2016	17.2%
	2015	23.0%
	2014	22.4%

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2016.

Name	Approval Date (1)	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David L. Stover	1/25/2016	2/1/2016	—	1,045,000	—	—	—	—	—		—	—	—
	1/25/2016	2/1/2016	—	—	—	36,269	72,538	145,076	—		—	—	2,808,671
	1/25/2016	2/1/2016	—	—	—	—	—	—	72,538	(3)	—	—	2,295,828
	1/25/2016	2/1/2016	—	—	—	—	—	—	—		227,310	31.65	2,295,831
Kenneth M. Fisher	1/25/2016	2/1/2016	—	518,500	—	—	—	—	—		—	—	—
	1/25/2016	2/1/2016	—	—	—	12,006	24,012	48,024	—		—	—	929,745
	1/25/2016	2/1/2016	—	—	—	—	—	—	12,006	(3)	—	—	379,990
	1/25/2016	2/1/2016	—	—	—	—	—	—	12,006	(4)	—	—	379,990
	1/25/2016	2/1/2016	—	—	—	—	—	—	—		75,247	31.65	759,995

Compensation Tables

Susan M. Cunningham	1/25/2016	2/1/2016	—	448,000	—	—	—	—	—		—	—	—
	1/25/2016	2/1/2016	—	—	—	10,005	20,010	40,020	—		—	—	774,787
	1/25/2016	2/1/2016	—	—	—	—	—	—	10,005	(3)	—	—	316,658
	1/25/2016	2/1/2016	—	—	—	—	—	—	10,005	(4)	—	—	316,658
	1/25/2016	2/1/2016	—	—	—	—	—	—	—		62,706	31.65	633,331
Gary W. Willingham	1/25/2016	2/1/2016	—	400,000	—	—	—	—	—		—	—	—
	1/25/2016	2/1/2016	—	—	—	11,006	22,011	44,022	—		—	—	852,266
	1/25/2016	2/1/2016	—	—	—	—	—	—	11,005	(3)	—	—	348,308
	1/25/2016	2/1/2016	—	—	—	—	—	—	11,005	(4)	—	—	348,308
	1/25/2016	2/1/2016	—	—	—	—	—	—	—		68,976	31.65	696,658
Arnold J. Johnson	1/25/2016	2/1/2016	—	360,000	—	—	—	—	—		—	—	—
	1/25/2016	2/1/2016	—	—	—	8,004	16,008	32,016	—		—	—	619,830
	1/25/2016	2/1/2016	—	—	—	—	—	—	8,004	(3)	—	—	253,327
	1/25/2016	2/1/2016	—	—	—	—	—	—	8,004	(4)	—	—	253,327
	1/25/2016	2/1/2016	—	—	—	—	—	—	—		50,165	31.65	506,667

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)
Represents the shares of restricted stock and phantom units granted under our 1992 Plan in 2016. The shares will vest on February 1, 2019 if specified performance goals are satisfied. For performance earned up to target the award will be payable in shares. For performance awards earned above target, the phantom unit, with an economic equivalent of one share of Company stock, will be payable in cash subject to a maximum settlement value of $126.60 per phantom unit, except for Mr. Stover which any earned award will be payable entirely in shares. Performance goals for determining vesting are described in the CD&A under the heading "Long-Term Incentive Plan." Dividends declared on shares of restricted stock are accrued during the three-year restricted period and will be paid upon vesting of restricted shares.

(3)
Represents the shares of restricted stock awarded under our 1992 Plan in 2016. For Mr. Stover the shares will vest according to the following schedule and settle in stock: 40% of the award will vest on the first anniversary of the award date and remaining 60% of the award will vest on the second anniversary of the award date. For Mr. Fisher, Ms. Cunningham, Mr. Willingham and Mr. Johnson the award will vest according to the following schedule and settle in stock: 80% of the award will vest on the first anniversary of the award date and remaining 20% of the award will vest on the second anniversary of the award date. Dividends declared on shares of restricted stock are accrued during the two-year restricted period and will be paid upon vesting of restricted shares.

(4)
Represents phantom units which are the economic equivalent of one share of Company stock. For Mr. Fisher, Ms. Cunningham, Mr. Willingham and Mr. Johnson the award will vest 100% on the second anniversary date of the grant and will settle in cash, subject to a maximum settlement value of $126.60 per phantom unit. Dividends declared are accrued during the two-year restricted period and will be paid upon vesting of restricted shares.

(5)
Represents grants of non-qualified stock options under our 1992 Plan in 2016. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant.

(6)
Exercise price at “fair market value” was defined in our 1992 Plan as the closing price of our common stock on the NYSE on the date of grant. The closing price of our common stock on February 1, 2016 was $31.65.

(7)
Reflects aggregate grant date fair value of restricted stock and phantom units awarded and non-qualified stock options granted to our Named Executive Officers on February 1, 2016 computed in accordance with FASB ASC Topic 718.

Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2016.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
David L. Stover	48,610	—		—	26.71	2/1/2017	14,139	(4)	538,130	32,890	(9)	1,251,793
	119,498	—		—	36.47	2/1/2018	72,538	(5)	2,760,796	47,130	(10)	1,793,768
	145,420	—		—	25.10	1/30/2019	—		—	145,076	(11)	5,521,593
	31,948	—		—	25.40	3/18/2019	—		—	—		—
	111,682	—		—	37.55	2/1/2020	—		—	—		—
	97,482	—		—	45.20	2/1/2021	—		—	—		—
	113,122	—		—	50.91	2/1/2022	—		—	—		—
	94,184	—		—	54.60	2/1/2023	—		—	—		—
	54,820	27,410	(1)	—	62.33	1/31/2024	—		—	—		—
	53,495	106,990	(2)	—	47.74	1/30/2025	—		—	—		—
	—	227,310	(3)	—	31.65	2/1/2026	—		—	—		—
Kenneth M. Fisher	65,898	—		—	33.73	11/16/2019	5,067	(4)	192,850	17,246	(9)	656,383
	53,792	—		—	37.55	2/1/2020	12,006	(6)	456,948	16,888	(10)	642,757
	54,158	—		—	45.20	2/1/2021	12,006	(7)	456,948	48,024	(11)	1,827,793
	57,818	—		—	50.91	2/1/2022	—		—	—		—
	51,802	—		—	54.60	2/1/2023	—		—	—		—
	28,747	14,374	(1)	—	62.33	1/31/2024	—		—	—		—
	19,169	38,338	(2)	—	47.74	1/30/2025	—		—	—		—
	—	75,247	(3)	—	31.65	2/1/2026	—		—	—		—
Susan M. Cunningham	59,244	—		—	36.47	2/1/2018	4,007	(4)	152,506	12,834	(9)	488,462
	68,118	—		—	25.10	1/30/2019	10,005	(6)	380,790	13,354	(10)	508,253
	53,248	—		—	25.40	3/18/2019	10,005	(7)	380,790	40,020	(11)	1,523,161
	53,694	—		—	37.55	2/1/2020	—		—	—		—
	47,384	—		—	45.20	2/1/2021	—		—	—		—
	66,616	—		—	50.91	2/1/2022	—		—	—		—
	43,560	—		—	54.60	2/1/2023	—		—	—		—
	21,393	10,697	(1)	—	62.33	1/31/2024	—		—	—		—
	15,157	30,314	(2)	—	47.74	1/30/2025	—		—	—		—
	—	62,706	(3)	—	31.65	2/1/2026	—		—	—		—
Gary W. Willingham	19,324	—		—	36.47	2/1/2018	4,007	(4)	152,506	9,626	(9)	366,366
	24,646	—		—	25.10	1/30/2019	11,005	(6)	418,850	13,354	(10)	508,253
	18,404	—		—	37.55	2/1/2020	11,005	(7)	418,850	44,022	(11)	1,675,477
	19,018	—		—	45.20	2/1/2021	—		—	—		—
	17,394	—		—	50.91	2/1/2022	—		—	—		—
	19,426	—		—	54.60	2/1/2023	—		—	—		—
	16,045	8,022	(1)	—	62.33	1/31/2024	—		—	—		—
	15,157	30,314	(2)	—	47.74	1/30/2025	—		—	—		—
	—	68,976	(3)	—	31.65	2/1/2026	—		—	—		—

Compensation Tables

Arnold J. Johnson	26,842	—		—	36.47	2/1/2018	2,946	(4)	112,125	10,028	(9)	381,666
	41,330	—		—	25.10	1/30/2019	8,004	(6)	304,632	9,818	(10)	373,673
	35,438	—		—	37.55	2/1/2020	8,004	(7)	304,632	32,016	(11)	1,218,529
	32,492	—		—	45.20	2/1/2021	—		—	—		—
	31,422	—		—	50.91	2/1/2022	—		—	—		—
	27,078	—		—	54.60	2/1/2023	—		—	—		—
	16,713	8,357	(1)	—	62.33	1/31/2024	—		—	—		—
	11,145	22,289	(2)	—	47.74	1/30/2025	—		—	—		—
	—	50,165	(3)	—	31.65	2/1/2026	—		—	—		—

(1)	Stock options vested January 31, 2017.

(2)	50% of stock options vested January 30, 2017; and 50% of stock options vest January 30, 2018.

(3)	33 1/3% of stock options vested February 1, 2017; 33 1/3% of stock options vest February 1, 2018; and 33 1/3% of stock options vest February 1, 2019.

(4)	Restricted stock vested January 30, 2017.

(5)	40% of restricted stock vested February 1, 2017; and 60% of restricted stock vests February 1, 2018.

(6)	80% of restricted stock vested February 1, 2017; and 20% of restricted stock vests February 1, 2018.

(7)	100% of phantom unit will settle in cash and vest on February 1, 2018.

(8)	Market value based on December 31, 2016 closing price of $38.06.

(9)
Performance restricted stock will vest January 31, 2017 upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading "Long-Term Incentive Plan."

(10)
Performance restricted stock will vest January 30, 2018 upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. Performance goals for determining vesting are described in the CD&A under the heading "Long-Term Incentive Plan."

(11)
Performance restricted stock and related phantom units will vest February 1, 2019 upon, and subject to a formula related to, our achievement of certain levels of total stockholder return relative to a pre-determined industry peer group, granted under the 1992 Plan. For Mr. Stover any performance earned above target will be settled in shares. For all others, the phantom unit, for performance earned above target, will be settled in cash, subject to a maximum settlement value of $126.60 per phantom unit.

Stock Option Exercises and Stock Vesting

The table below sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our Named Executive Officers during fiscal year 2016.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Stock Awards Value Realized on Vesting ($)(1)
David L. Stover	80,570	838,192	37,609	1,204,216
Kenneth M. Fisher	—	—	18,625	595,638
Susan M. Cunningham	100,870	1,132,885	14,991	479,160
Gary W. Willingham	15,958	212,122	9,336	299,486
Arnold J. Johnson	74,152	802,540	10,238	327,613

(1)
Shares of restricted stock awarded to our Named Executive Officers on February 1, 2013, January 31, 2014 and January 30, 2015 vested on February 1, 2016, January 31, 2016 and January 30, 2016. Income was recognized on vesting based on the closing trading price of our common stock of $31.65 on February 1, 2016 and $32.37 on January 30, 2016 and January 31, 2016 (as January 30 fell on a Saturday and January 31 fell on a Sunday). Dividends that accrued on

Compensation Tables

shares of restricted stock that vested were paid in 2016 as follows: Mr. Stover — $56,225; Mr. Fisher — $29,269; Ms. Cunningham — $23,788; Mr. Johnson — $15,868; and Mr. Willingham — $13,314.

Equity Plan Compensation Information

The following table summarizes information regarding the number of shares of our common stock that are available for issuance under all of our existing equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Security Holders	15,088,862	(1)	$43.49	13,622,800	(2)
Equity Compensation Plans Not Approved by Security Holders	—		—	—
Total	15,088,862		—	13,622,800

(1) 1992 Plan - 14,521,555 shares; 2005 Plan - 404,865 shares; 2015 Plan - 110,950 shares and Rosetta Resources Long-Term Incentive Plan - 51,492 shares.
(2) 1992 Plan - 13,059,725 shares and 2015 Plan - 563,075 shares.

Compensation Tables

Non-qualified Deferred Compensation Table

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our Named Executive Officers during fiscal year 2016.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)(5)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(6)
David L. Stover	243,445	189,445	(2)	727,195	—	10,040,961
Kenneth M. Fisher	36,600	71,245	(3)	61,853	—	699,340
Susan M. Cunningham	—	78,145	(4)	167,386	—	3,912,657
Gary W. Willingham	25,000	81,445	(2)	126,117	—	1,260,160
Arnold J. Johnson	14,400	76,645	(2)	519,510	—	7,372,169

(1)
Mr. Stover deferred 15% ($195,945) of the STIP payment he earned in 2015 (otherwise paid in 2016) and 5% ($47,500) of base salary in 2016. Mr. Fisher deferred 6% ($36,600) of base salary in 2016. Mr. Willingham deferred 5% ($25,000) of base salary in 2016. Mr. Johnson deferred 3% ($14,400) of base salary in 2016.

(2)	Represents Matching Contributions, Retirement Savings Contributions and Transition Contributions that could not be made to the Noble Energy, Inc. 401(k) Plan as a result of Code limitations.

(3)	Represents Matching Contributions and Retirement Savings Contributions that could not be made to our 401(k) Plan as a result of Code limitations.

(4)	Represents Retirement Savings Contributions and Transition Contributions that could not be made to our 401(k) Plan as a result of Code limitations.

(5)	Earnings are credited in accordance with the Named Executive Officer's investment direction.

(6)	All Named Executive Officers are 100% vested in these balances.

The Company Matching Contributions, Retirement Savings Contributions, Transition Contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our Named Executive Officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Compensation Tables

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our Named Executive Officers upon involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2016. The actual amount of compensation payable to each of our Named Executive Officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A. No additional payments to our Named Executive Officers will be triggered upon a voluntary termination event.

Payments Made Upon Termination

Upon termination of employment for reasons other than disability, death or in connection with a change of control, each Named Executive Officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our 401(k) Plan.
Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified above, the Named Executive Officer will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding 10-year option term, to exercise all stock options that are vested as of his or her retirement date.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the Named Executive Officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

We have entered into change of control arrangements with each of our Named Executive Officers. If a Named Executive Officer’s employment is terminated within two years after a change of control, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described more fully under the heading “Change of Control Arrangements” in our CD&A section.

Payments of Vested Benefits

In addition to the payments our Named Executive Officers may receive upon the termination of their employment, they will continue to hold stock options that were vested immediately prior to their termination. Our Named Executive Officers will also be entitled to receive the vested balance of their contributions to our Deferred Compensation Plan and the 401(k) Plan.

Other Payment Information

Up to 40 hours of unused vacation carries over from year to year. We have assumed for purposes of the following table that all Named Executive Officers used all of their vacation during 2016 and would therefore not be entitled to payment for any unused vacation in the event of their termination on December 31, 2016. In the event of termination during the year, all amounts of unused vacation would be paid based on their respective salary.

Our executive change of control arrangement provides for reimbursement for up to $15,000 of reasonable fees related to out-placement employment services. We have assumed for purposes of the following table that all Named Executive Officers utilized this benefit.

Our long-term disability benefits are fully insured through Prudential. Eligibility for benefits is determined by Prudential only after the employee’s termination of employment because of a medical condition. Benefits pay at 66.67% of monthly income, capped at $15,000 per month. For purposes of the following table, this benefit has been excluded.

Compensation Tables

Name	Type of Payment or Benefit	Involuntary Termination on 12/31/2016 ($)(4)	Involuntary Termination or Termination Without Cause in Connection With a Change of Control on 12/31/2016 ($)		Disability on 12/31/2016 ($)	Death on 12/31/2016 ($)
David L. Stover	Severance	1,556,538	6,087,441	(5)	—	—
	STIP Payments(1)	—	1,045,000	(5)	—	1,045,000
	Stock Options(2)	—	1,457,057		1,457,057	1,457,057
	Restricted Stock(3)	—	4,922,552		7,712,363	7,712,363
	Health, Welfare & Other	6,909	48,263	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	1,563,447	13,560,313		9,169,420	11,214,420
Kenneth M. Fisher	Severance	682,731	2,934,452	(5)	—	—
	STIP Payments(1)	—	518,500	(5)	—	518,500
	Stock Options(2)	—	482,333		482,333	482,333
	Restricted Stock(3)	—	1,796,573		2,720,075	2,720,075
	Health, Welfare & Other	9,991	55,632	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	692,722	5,787,490		3,202,408	4,720,908
Susan M. Cunningham	Severance	771,077	2,520,000	(5)	—	—
	STIP Payments(1)	—	448,000	(5)	—	448,000
	Stock Options(2)	—	401,945		401,945	401,945
	Restricted Stock(3)	—	1,443,965		2,213,550	2,213,550
	Health, Welfare & Other	9,385	52,601	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	780,462	4,866,511		2,615,495	4,063,495
Gary. W. Willingham	Severance	650,000	2,348,341	(5)	—	—
	STIP Payments(1)	—	400,000	(5)	—	400,000
	Stock Options(2)	—	442,136		442,136	442,136
	Restricted Stock(3)	—	1,456,949		2,303,492	2,303,492
	Health, Welfare & Other	6,491	38,128	(6)	—	—
	Life Insurance	—	—		—	1,000,000	(7)
	Total	656,491	4,685,554		2,745,628	4,145,628
Arnold J. Johnson	Severance	636,923	2,149,670	(5)	—	—
	STIP Payments(1)	—	360,000	(5)	—	360,000
	Stock Options(2)	—	321,558		321,558	321,558
	Restricted Stock(3)	—	1,123,826		1,738,953	1,738,953
	Health, Welfare & Other	3,722	24,120	(6)	—	—
	Life Insurance	—	—		—	960,000	(7)
	Total	640,645	3,979,174		2,060,511	3,380,511

(1)
Named Executive Officers would not be entitled to a STIP payment for 2017 in the event of their termination of employment on December 31, 2016, other than in the event of a change of control or death. Employees must be employed on the STIP payment date, which occurred in February 2017, in order to receive a payment.

(2)
Vesting of stock options accelerates in the event of an involuntary termination or termination without cause following a change of control and in the event of death and disability. Represents the difference between the exercise price of each stock option and closing price of our common stock on December 31, 2016 ($38.06) on all unvested stock options held

Compensation Tables

as of December 31, 2016.

(3)
All unvested shares of restricted stock will be forfeited as a result of voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of those shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of a change of control as follows: Mr. Stover’s award for 2014 —16,445 shares, 2015 — 37,704 shares, 2016 — 72,538 shares ; Mr. Fisher’s award for 2014 — 8,623 shares, 2015 — 13,511 shares, 2016 — 24,012 shares; Ms. Cunningham’s award for 2014 — 6,417 shares, 2015 — 10,684 shares, 2016 — 20,010 shares; Mr. Willingham’s award for 2014 — 4,813 shares, 2015 — 10,684 shares, 2016 — 22,010 shares; Mr. Johnson’s award for 2014 — 5,014 shares, 2015 — 7,855 shares, 2016 — 16,008 shares. All unvested shares of time-based restricted stock and a portion of the performance-based restricted stock, including accrued dividends, will vest in the event of termination of employment as a result of a death or disability as follows: Mr. Stover’s award for 2014 —16,445 shares, 2015 — 37,704 shares, 2016 — 145,076 shares ; Mr. Fisher’s award for 2014 — 8,623 shares, 2015 — 13,511 shares, 2016 — 48,024 shares; Ms. Cunningham’s award for 2014 — 6,417 shares, 2015 — 10,684 shares, 2016 — 40,020 shares; Mr. Willingham’s award for 2014 — 4,813 shares, 2015 — 10,684 shares, 2016 — 44,021 shares; Mr. Johnson’s award for 2014 — 5,014 shares, 2015 — 7,855 shares, 2016 — 32,016 shares. Value is based on the closing price of our common stock on December 31, 2016 ($38.06).

(4)
Our Named Executive Officers are not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, in certain instances our Severance Benefit Plan provides for a severance payment based upon years of completed service and continuation of certain health and welfare benefits. If the Named Executive Officers are entitled to a severance payment under the plan, they would receive two weeks of pay for every year of service, not to exceed 52 weeks or be less than 12 weeks, plus a prorated STIP payment based on their STIP target percentage. They would also be able to continue certain health and welfare benefits for six months at the current active employee rates.

(5)
Our executive change of control arrangements provide for severance benefits in the event that employment terminates within two years after a change of control. Under the plan, if any of our Named Executive Officers are terminated following a change of control (other than termination for cause or by reason of death or disability), they are entitled to receive a lump sum severance payment equal to a multiplier of 2.99 for Mr. Stover, and 2.5 for Ms. Cunningham and Messrs. Fisher, Willingham and Johnson of their annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. They are also entitled to a prorated target STIP payment based on the termination date in the year of the change of control.

(6)
Our executive change of control arrangements provide for continued medical, dental, vision and life benefits for a period of 36 months for Mr. Stover and 30 months for each other Named Executive Officer following a change of control with each Named Executive Officer continuing to pay the active premium for the 36 or 30 month period, respectively. The value reflected is the present value of the total estimated cost for us to provide these benefits

(7)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

Questions and Answers about the Meeting and Voting

Questions and Answers about the Meeting and Voting

1. What is a Proxy Statement and what is a Proxy?

A proxy statement is a document that the regulations of the SEC require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers to act as proxies for the 2017 Annual Meeting of Stockholders: David L. Stover and Kenneth M. Fisher.

2. What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with our registrar and transfer agent, Wells Fargo Shareowner Services, you are considered a stockholder of record with respect to those shares.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

3. How do I vote?

By Written Proxy. All stockholders of record can vote by written proxy card. If you are a beneficial owner, you may request a written proxy card or voting instruction form from your bank or broker.

By Telephone or Internet. All stockholders of record can also vote by touch-tone telephone from the U.S. using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card.

Beneficial owners may vote by telephone or Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials.
In Person. All stockholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

4. What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan. If you hold shares of common stock in any Company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will not vote your benefit plan shares.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.

5. How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned common stock on the record date, February 24, 2017. You also need to bring a photo ID to gain admission. Please note that the use of cameras, recording equipment, cellular telephones, smartphones or other similar equipment or packages will not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You may also bring your brokerage statement reflecting your ownership of common stock as of February 24, 2017 with you to the meeting. Please note that you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 6.

Questions and Answers about the Meeting and Voting

6. How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other nominee to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. If you do not have a legal proxy with you, you will be able to gain admission to the meeting following the procedures described in the response to question 5, but will not be able to vote at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

7. How does the Board recommend I vote on the proposals?

Proposal	Board recommendation
1. Election of Directors	FOR each Director Nominee
2. Ratification of Appointment of Independent Auditor	FOR
3. Advisory Vote to Approve Executive Compensation	FOR
4. Advisory Vote to Approve the Frequency of Stockholder Vote on Executive Compensation	FOR an ANNUAL advisory vote
5. Approval of the 2017 Long-Term Incentive Plan	FOR
6. Consideration of Stockholder Proposal Requesting a Published Assessment of Climate Change Policy Impacts	AGAINST

8. How many votes are needed to approve each of the proposals?

Directors in uncontested elections will be elected by a majority of the votes cast by the holders of shares of our common stock voting in person or by proxy at the meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

Each of the remaining proposals requires approval by holders of a majority of shares of common stock having voting power represented in person or by proxy at the annual meeting. As advisory votes, the proposal to approve executive compensation and the proposal setting the frequency of the stockholder vote on executive compensation are not binding upon the Company. However, the Compensation Committee, which is responsible for overseeing our executive compensation program, values the opinions expressed by stockholders and will consider the outcomes of those vote when making future compensation and frequency of vote decisions.

9. What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted in accordance with the Board recommendations described in the response to question 7.

Questions and Answers about the Meeting and Voting

10. What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the material you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Discretionary Items. The ratification of the appointment of the independent auditor is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Non-discretionary Items. The election of directors, the advisory vote to approve executive compensation, the advisory vote on frequency of stockholder vote on executive compensation, the vote to approve the 2017 Plan and the stockholder proposal are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Non-voted stock on non-discretionary matters are called “broker non-votes.”

11. How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will not be considered as votes cast “for” or “against” any proposal or director candidate and will not affect the outcome of the election of directors. Abstentions will have the same effect as votes against any matter other than the election of directors. Broker non-votes will not affect the outcome of any proposal to be voted on at the meeting.

12. What can I do if I change my mind after I vote my shares?

Stockholders can revoke a proxy prior to the completion of voting at the meeting by:

•	Giving written notice to the Company’s Secretary;

•	delivering a later-dated proxy; or

•	voting in person at the meeting (unless you are a beneficial owner without a legal proxy, as described in the response to question 6).

13. Are votes confidential? Who counts the votes?

We will not disclose the votes of specific stockholders except:

•	As necessary to meet applicable legal requirements or to assert or defend claims for or against the Company;

•	in the case of a contested proxy solicitation;

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•	to allow the independent inspector of election to certify the results of the vote.
An independent inspector of elections will tabulate the proxies and certify the results.

14. When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting and will report the final results on our website and in a current report on Form 8-K filed with the SEC.

15. Does the Company have a policy about Directors’ attendance at the Annual Meeting of Stockholders?

Questions and Answers about the Meeting and Voting

All of our directors are expected to attend each Annual Meeting of our stockholders. Attendance at our Annual Meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our Annual Meeting.

16. Why did I receive a notice regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the Internet. As a result, we have sent a notice regarding the availability of these proxy materials rather than a paper copy to most of our stockholders. The notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, the website provided in the notice allows stockholders to request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

17. How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for an estimated fee of $15,000 plus expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

18. How can I contact the Company Secretary?

This Proxy Statement directs certain inquiries to the Company Secretary. The Company Secretary may be contacted by writing to Noble Energy, Inc., Attn: Company Secretary, 1001 Noble Energy Way, Houston, Texas 77070 or by calling (281) 872-3100.

19. How can I communicate with the Board of Directors?

You may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to the Company Secretary at the address shown in this Proxy Statement. To communicate with any of our directors electronically, stockholders should go to our Website. Under the heading “About Us — Corporate Governance” you will find a link “Contact the Board” that may be used for writing an electronic message. In addition, stockholders may call our independent, toll-free compliance line listed on our Website under the same link.

All stockholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotion of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

20. Where can I find definitions for capitalized terms, abbreviations and acronyms used in this Proxy Statement?

We generally include definitions for capitalized terms, abbreviations and acronyms at the places in this Proxy Statement where they are first used. We have also included a quick reference glossary.

Glossary

Glossary

Terms, abbreviations and acronyms, as used in this Proxy Statement:

401(k) Plan	Noble Energy, Inc. 401(k) Plan
1992 Plan	Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan
2005 Plan	Noble Energy, Inc. 2005 Stock Plan for Non-Employee Directors
2015 Plan	Noble Energy, Inc. 2015 Stock Plan for Non-Employee Directors
2017 Plan	Noble Energy, Inc. 2017 Long-Term Incentive Plan
ASC	Accounting Standards Codification
Board	Board of Directors of Noble Energy, Inc.
Boe
Barrels oil equivalent. Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent. This ratio reflects an energy content equivalency and not a price or revenue equivalency. Given commodity price disparities, the price for a barrel of oil equivalent for natural gas is significantly less than the price for a barrel of oil.

CD&A	Compensation Discussion and Analysis included in this Proxy Statement
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Code	Internal Revenue Code of 1986, as amended
Committee	The committee designated by the Board to administer the 2017 Plan
Company (or “we” or “us”)	Noble Energy, Inc.
Compensation Committee	Compensation, Benefits and Stock Option Committee
CONE	CONE Midstream Partners LP
COO	Chief Operating Officer
Deferred Compensation Plan	Noble Energy, Inc. non-qualified deferred compensation plans
Director Plans	Together, the 2005 Plan and the 2015 Plan
EH&S Committee	Environment, Health and Safety Committee
Exchange Act	Securities and Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
Form 10-K	Annual Report on Form 10-K
GAAP	Accounting principles generally accepted in the United States
GOM	Gulf of Mexico
Governance Committee	Corporate Governance and Nominating Committee
IPO	Initial Public Offering
Leviathan	Leviathan natural gas project, offshore Israel
LTIP	Long-Term Incentive Plan
MBoe/d	Thousand barrels oil equivalent per day
Mcf	Thousand cubic feet
MMBoe	Million barrels oil equivalent
Named Executive Officers
Noble Energy’s CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO which, for 2016, were David L. Stover, Kenneth M. Fisher, Susan M. Cunningham, Gary W. Willingham and Arnold J. Johnson

NBLX	Noble Midstream Partners LP
NYSE	New York Stock Exchange
Patina	Patina Oil and Gas
Proponent	Presbyterian Church (USA), acting as primary filer on behalf of Dignity Health, Mercy Investment Services and Rockefeller & Co.
QPBC	Qualified Performance-Based Compensation

Glossary

Record Date	February 24, 2017
Restoration Plan	Noble Energy, Inc. Retirement Restoration Plan
Retirement Plan	Noble Energy, Inc. Retirement Plan
Rosetta Resources (or “Rosetta”)	Rosetta Resources Inc.
RSU	Restricted stock unit
SAR	Stock appreciation right
SEC	United States Securities and Exchange Commission
Severance Benefit Plan	An unfunded plan that provides for severance benefits to eligible employees
STIP	Short-Term Incentive Plan
Tamar	Tamar natural gas project, offshore Israel
Total Direct Compensation	Compensation comprised of salary, bonus, stock and option awards and non-equity incentive plan compensation as reflected in the Summary Compensation Table
Total Stockholder Return
Determined on the basis of the total investment performance that would have resulted at the end of the performance period from investing $100 in our common stock, using a beginning stock price and an ending stock price equal to the average closing price for the month of December immediately preceding the beginning of the performance period and the month of December immediately preceding the end of the performance period, respectively, and with all dividends reinvested

U.S.	United States
Vastar	Vastar Resources, Inc.
Website	Noble Energy, Inc. website found at www.nblenergy.com

Appendix A - Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes free cash flow which is an important financial measure, but is not a financial measure defined by GAAP.  We believe it is a useful tool to facilitate an understanding of the amount of cash flow generated that is available to grow our business and create long-term stockholder value, and it is used as a performance measure for purposes of our STIP.  Free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, or any other measure as reported in accordance with GAAP. Our method for computing this measure may not be the same method used to compute similar measures reported by other entities.

The table below reconciles net cash provided by our operating activities (GAAP) to free cash flow (non-GAAP)for the year ended December 31, 2016.

Noble Energy, Inc.
Reconciliation of Net Cash Provided by
Operating Activities to Free Cash Flow
(in millions, unaudited)

Year Ended December 31, 2016
Net Cash Provided by Operating Activities (GAAP)	$1,351
Reconciliation to Free Cash Flow:
Net Cash Used in Investing Activities	(431)
NBLX IPO Proceeds	299
Dividends Paid	(172)
Repayment of Capital Leases	(53)
Other Financing Activities	(13)
Free Cash Flow (non-GAAP)	$981

A-1

Appendix B

Executive Officers

Name	Age	Title
David L. Stover	59	Chairman, President and Chief Executive Officer
Susan M. Cunningham	61	Executive Vice President, EH&S Regulatory and New Frontiers
J. Keith Elliott	59	Senior Vice President, Eastern Mediterranean
Kenneth M. Fisher	55	Executive Vice President and Chief Financial Officer
Terry R. Gerhart	56	Senior Vice President, Global Operations Services
Arnold J. Johnson	61	Senior Vice President, General Counsel and Secretary
John T. Lewis	60	Senior Vice President, Corporate Development
Charles J. Rimer	59	Senior Vice President, U.S. Onshore
A. Lee Robison	58	Senior Vice President, Human Resources and Administration
Gary W. Willingham	53	Executive Vice President, Operations

David L. Stover was elected President and Chief Executive Officer in October 2014 and as Chairman of our Board in April 2015. He previously served as President and Chief Operating Officer from April 2009, and as Executive Vice President and Chief Operating Officer since August 2006. Mr. Stover joined the Company in 2002 and has served in various senior management capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with ARCO, Vastar and BP America.

Susan M. Cunningham was elected Executive Vice President in October 2014 and is currently responsible for EH&S regulatory and new frontiers, which includes global exploration, geoscience, new ventures and business innovation, previously serving as Senior Vice President of Gulf of Mexico, West Africa, frontier ventures operations and business innovation. Ms. Cunningham joined the Company in April 2001 and was responsible for global exploration, geoscience and new ventures until October 2012, and corporate reserves in 2007. Prior to joining the Company, she held various positions with Texaco, Statoil and Amoco Production Company.

J. Keith Elliott was elected Senior Vice President in April 2013 and is currently responsible for Eastern Mediterranean operations. He previously served as Vice President of global drilling, major projects and supply chain from 2012 and as Vice President of major projects from 2009. Prior to joining the Company, Mr. Elliott held various positions with BP Exploration.

Kenneth M. Fisher was elected Executive Vice President and Chief Financial Officer in April 2014, previously serving as Senior Vice President and Chief Financial Officer from November 2009. He also has served as Chairman of the Board of Directors of Noble Midstream GP LLC, a subsidiary of the Company and general partner of Noble Midstream Partners LP (NYSE: NBLX) since September 2016 and has served on the Board of Directors of CONE Midstream GP LLC, the general partner of CONE Midstream Partners LP. Before joining the Company, he served as Executive Vice President of Finance for Upstream Americas for Shell from July 2009 to November 2009 and as Director of Strategy & Business Development for Royal Dutch Shell plc in The Hague from August 2007 to July 2009. Prior to joining Shell in 2002, Mr. Fisher held various positions within business units of General Electric Company.

Terry R. Gerhart was elected Senior Vice President in October 2015 and is currently responsible for global operations services. He also has served as CEO and on the Board of Directors of Noble Midstream GP LLC, the general partner of Noble Midstream Partners LP, since September 2016. He previously served as Vice-President of international non-operated assets and global gas monetization from 2010, Vice President of the Eastern Mediterranean from 2011, and Vice President of Africa operations from 2013. Prior to joining the Company, Mr. Gerhart held various positions with ARCO, Vastar and BP America.

Arnold J. Johnson was elected Senior Vice President, General Counsel and Secretary in July 2008, and is currently responsible for corporate affairs, including the Company's legal, compliance, security and communications and government relations groups. He previously served as Vice President, General Counsel and Secretary beginning in February 2004 and as Associate General Counsel and Assistant Secretary from

B-1

Appendix B

January 2001. Prior to joining the Company, Mr. Johnson held various positions with ARCO, Vastar and BP America.

John T. Lewis was elected Senior Vice President in April of 2013 and is currently responsible for corporate development. He also serves as CEO and Chairman of the Board of Directors of CONE Midstream GP LLC, the general partner of CONE Midstream Partners LP. He previously served as Vice President of the Southern Region of our North America division from 2008 and was Director of Asset Development and Reserves from 2006. Prior to joining the Company, Mr. Lewis held various positions with ARCO, Vastar and BP America.

Charles J. Rimer was elected Senior Vice President in April 2013 and is currently responsible for U.S. onshore operations. He also has served on the Board of Directors of Noble Midstream GP LLC, the general partner of Noble Midstream Partners LP, since September 2016. He previously served as Vice President of operations services from 2012 and managed our international West Africa, non-operated and new ventures division and operations services from 2002. Prior to joining the Company, Mr. Rimer held various positions at ARCO, Vastar and Aspect Resources.

A. Lee Robison was elected Senior Vice President in April of 2013 and is currently responsible for human resources and administration. She previously served as Vice President from October 2007 and Director of Human Resources from May 2002. Prior to joining the Company, Ms. Robison held various positions with ARCO, Vastar and BP America.

Gary W. Willingham was elected Executive Vice President in October 2014 and is currently responsible for global production, drilling, major projects and supply chain activities, previously serving as Senior Vice President of U.S. onshore operations since April 2013 and Vice President of Strategic Planning, Environmental Analysis and Reserves since 2008. He also has served on the Board of Directors of Noble Midstream GP LLC, the general partner of Noble Midstream Partners LP, since September 2016. Prior to joining the Company in 2003, Mr. Willingham held various positions with ARCO, Vastar and BP America.

B-2

Appendix C

NOBLE ENERGY, INC.
2017 LONG-TERM INCENTIVE PLAN

ARTICLE I. ESTABLISHMENT AND PURPOSE
1.1    Establishment. Noble Energy, Inc., a Delaware corporation (“Noble”), hereby establishes the Noble Energy, Inc. 2017 Long-Term Incentive Plan for the benefit of certain officers, employees, consultants and others performing services for Noble and its Affiliates, as set forth in this Plan.

1.2    Purpose. The purposes of this Plan are to attract and retain highly qualified individuals to perform services for Noble and its Affiliates, to further align the interests of those individuals with those of the stockholders of Noble, and to more closely link compensation with the performance of Noble and its Affiliates. Noble is committed to creating long-term stockholder value. Noble’s compensation philosophy is based on the belief that Noble can best create stockholder value if officers, employees, consultants and others performing services for Noble and its Affiliates act and are rewarded as business owners. Noble believes that an equity stake through equity compensation programs effectively aligns service provider and stockholder interests by motivating and rewarding performance that will enhance stockholder value.

1.3    Effectiveness and Term. This Plan shall become effective on the later of (a) the date of its adoption by the Board and (b) the date it is approved by the stockholders of Noble in accordance with applicable law (the “Effective Date”). Unless terminated earlier by the Board pursuant to Section 14.1, this Plan shall terminate on the day prior to the tenth anniversary of the earlier of (a) the date of its adoption by the Board and (b) the date it is approved by the stockholders of Noble.

ARTICLE II. DEFINITIONS
2.1    “162(m) Requirements” means the requirements for “performance-based compensation” under Section 162(m) of the Code.

2.2    “1992 Plan” means the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended and restated October 20, 2015, and as amended from time to time thereafter.

2.3    “Affiliate” means (a) with respect to Incentive Stock Options, a “parent corporation” or a “subsidiary corporation” of Noble, as those terms are defined in Sections 424(e) and (f) of the Code, respectively, and (b) with respect to other Awards, any corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, starting with Noble and ending with the corporation or other entity that has a controlling interest in the corporation or other entity for which the Employee, consultant, or other individual provides direct services. For purposes of this Affiliate definition, the term “controlling interest” has the same meaning as provided in Treasury Regulation § 1.414(c)-2(b)(2)(i), except that the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation § 1.414(c)-2(b)(2)(i).

2.4    “Award” means an award granted to a Participant in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Awards or Other Incentive Awards, whether granted singly or in combination.

2.5    “Award Agreement” means a written agreement that sets forth the terms, conditions, restrictions and limitations applicable to an Award, and which, in the discretion of the Committee, need not be countersigned by the Participant.

2.6    “Board” means the Board of Directors of Noble.

2.7    “Cause” means any of the following: (a) a Participant’s conviction of a felony or misdemeanor involving moral turpitude; (b) a Participant’s conduct involving a material misuse of the funds or other property

Appendix C

of the Company; (c) a Participant’s engagement in business activities which are in conflict with the business interests of the Company; (d) a Participant’s gross negligence or willful misconduct; (e) a Participant’s conduct which is in violation of the Company’s safety rules or standards or which otherwise may cause or causes injury to another employee or any other person; or (f) a Participant’s material violation of Noble’s Code of Conduct.

2.8    “Change of Control” means the occurrence of any of the following events after the Effective Date:

(a)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least 51% of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by Noble’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(b)    The consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Noble immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least 51% of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

(c)    The stockholders of Noble shall approve a liquidation or dissolution of Noble or a sale of all or substantially all of the stock or assets of Noble; or

(d)    Any “person,” as that term is defined in Section 3(a)(9) of the Exchange Act (other than Noble, any of its subsidiaries, any employee benefit plan of Noble or any of its subsidiaries, or any entity organized, appointed or established by Noble for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Noble representing in the aggregate 25% or more of either (i) the then outstanding shares of Common Stock or (ii) the Voting Securities of Noble, in either such case other than solely as a result of acquisitions of such securities directly from Noble. Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, shares of Common Stock or other Voting Securities of Noble shall be deemed the beneficial owner of such shares or Voting Securities.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of subparagraph (d) of this definition solely as the result of an acquisition of securities by Noble which, by reducing the number of shares of Common Stock or other Voting Securities of Noble outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to 25% or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of Noble beneficially owned by any person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of Noble (other than a result of a stock split, stock dividend or similar transaction), then a Change of Control shall be deemed to have occurred for purposes of subparagraph (d) of this definition.

2.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations and other guidance thereunder and successor provisions, regulations and other guidance.

2.10    “Committee” means the Compensation, Benefits and Stock Option Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board each of whom must be an Outside Director.

Appendix C

2.11    “Common Stock” means the common stock of Noble, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.

2.12    “Company” means Noble or any Affiliate.

2.13    “Disability” means a medically determinable physical or mental impairment for which the Participant is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company; provided, however, that if the Participant is not covered by such a long-term disability insurance plan at the relevant time, “Disability” means a medically determinable physical or mental impairment that prevents the Participant from performing his or her duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than 12 months as determined by the Committee or its delegee.

2.14    “Dividend Equivalent Cash Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to receive an amount in cash equal to the cash distributions made by Noble with respect to a share of Common Stock during the period such Award is outstanding.

2.15     “Dividend Equivalent Unit Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to have an additional number of Restricted Stock Units credited to a Participant in respect of the Award equal to the number of shares of Common Stock that could be purchased at Fair Market Value with the amount of each cash distribution made by Noble with respect to a share of Common Stock during the period such Award is outstanding.

2.16    “Effective Date” means the date this Plan becomes effective as provided in Section 1.3.

2.17    “Employee” means an employee of the Company.

2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19    “Fair Market Value” means the closing sales price for the Common Stock as quoted on the New York Stock Exchange on the date of the determination (or if there was no reported sale on the New York Stock Exchange on such date, on the last preceding day on which there was a reported sale on the New York Stock Exchange).

2.20    “Good Reason” means any of the following actions if taken by the Company with respect to and without the prior consent of a Participant:

(a)    A material reduction in the Participant’s base compensation;

(b)    A material change in the location at which the Participant must perform services for the Company;

(c)    A material reduction in the Participant’s authority, duties or responsibilities or in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report; or

(d)    A material reduction in the budget over which the Participant retains authority.

2.21    “Grant Date” means the date an Award is determined to be effective by the Committee upon the grant of such Award.

2.22    “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.

2.23    “Noble” means Noble Energy, Inc., a Delaware corporation, or any successor thereto.

2.24    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

Appendix C

2.25    “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.

2.26    “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XII.

2.27    “Outside Director” means a member of the Board who (a) meets the independence requirements of the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, (b) qualifies as an “outside director” under Section 162(m) of the Code, (c) qualifies as a “non-employee director” of Noble under Rule 16b-3, and (d) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of shares of Common Stock to Employees.

2.28    “Participant” means an individual who is an Employee, consultant or other individual performing services for the Company that has been granted an Award.

2.29    “Performance Award” means an Award granted to a Participant pursuant to Article XI to receive cash or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.

2.30    “Permitted Transferee” shall have the meaning given such term in Section 15.4(c).

2.31    “Plan” means the Noble Energy, Inc. 2017 Long-Term Incentive Plan, as in effect from time to time.

2.32    “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or Restricted Stock Units during which the Award remains subject to forfeiture.

2.33    “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX that is subject to such terms, conditions and restrictions as may be determined by the Committee.

2.34    “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant pursuant to Article X that is subject to such terms, conditions and restrictions as may be determined by the Committee.

2.35    “Retirement” means an Employee’s termination of employment with the Company for reasons other than for Cause that occurs on or after the date such Employee attains at least 55 years of age and has completed at least five years of credited service with the Company or in such other circumstances as the Committee may determine in its sole discretion.

2.36    “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation that may be in effect from time to time.

2.37    “SEC” means the United States Securities and Exchange Commission, or any successor agency or organization.

2.38    “Section 409A” means Section 409A of the Code.

2.39    “Securities Act” means the Securities Act of 1933, as amended.

2.40    “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article VIII with respect to a share of Common Stock to receive upon exercise cash, Common Stock or a combination of cash and Common Stock, equal to the appreciation in value of a share of Common Stock.

2.41    “Stock Award” means a share of Common Stock granted to a Participant pursuant to Article XII that is not subject to vesting or forfeiture restrictions.

Appendix C

ARTICLE III. PLAN ADMINISTRATION
3.1Plan Administrator and Discretionary Authority. This Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer this Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to this Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to (a) interpret this Plan and the Award Agreements executed hereunder, (b) decide all questions concerning eligibility for, and the amount of, Awards granted under this Plan, (c) construe any ambiguous provision of this Plan or any Award Agreement, (d) prescribe the form of Award Agreements, (e) correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award Agreement, (f) issue administrative guidelines as an aid in administering this Plan and make changes in such guidelines as the Committee from time to time deems proper, (g) make regulations for carrying out this Plan and make changes in such regulations as the Committee from time to time deems proper, (h) determine whether Awards should be granted singly or in combination, (i) to the extent permitted under this Plan, grant waivers of Plan terms, conditions, restrictions and limitations, (j) accelerate the exercise, vesting or payment of an Award, (k) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period, and (l) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of this Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under this Plan, including without limitation its construction of the terms of this Plan and its determination of eligibility for participation in, and the terms of Awards granted under, this Plan. The decisions of the Committee and its actions with respect to this Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under this Plan, including without limitation Participants and their respective Permitted Transferees, estates, beneficiaries and legal representatives. In the case of an Award intended to be eligible for the performance-based compensation exemption under Section 162(m) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award for such exemption. In the case of an Award intended to be exempt from or compliant with Section 409A, the Committee shall exercise its discretion consistent with such intent.

3.2Delegation of Authority. The Committee shall have the authority, in its sole and absolute discretion, to delegate its duties and functions under the Plan to the Chief Executive Officer or other officer of Noble, other members of or committees of the Board or such other agents as it may appoint from time to time, provided the Committee may not delegate its duties where such delegation would (a) violate state corporate law, or (b) fail to satisfy the 162(m) Requirements with respect to making Awards to, or otherwise with respect to Awards granted to, individuals who are covered employees receiving Awards that are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

3.3Liability; Indemnification. No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to this Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by Noble with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

ARTICLE IV. SHARES SUBJECT TO THE PLAN
4.1Available Shares.

(a)    Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under this Plan shall be 29,000,000 shares of Common Stock.

(b)    The maximum aggregate number of shares of Common Stock that may be issued pursuant to Incentive Stock Options is 14,000,000 shares. The maximum number of shares of Common Stock that may be subject to Options and SARs granted under the Plan to any one Participant during a fiscal year is 800,000 shares. The maximum number of shares of Common Stock that may

Appendix C

be subject to Awards (other than Options and SARs) granted under the Plan to any one Participant during a fiscal year is 800,000 shares. The limitations provided in this Section 4.1(b) shall be subject to adjustment as provided in Section 4.2.

(c)    Shares of Common Stock issued pursuant to this Plan may be original issue or treasury shares or any combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine. During the term of this Plan, Noble will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan. If, after reasonable efforts, which efforts shall not include registration of the Plan or Awards under the Securities Act, Noble is unable to obtain authority from any applicable regulatory body, which authorization is deemed necessary by legal counsel for Noble for the lawful issuance of shares under the Plan, Noble shall be relieved of any liability with respect to its failure to issue and sell the shares for which such requisite authority was so deemed necessary unless and until such authority is obtained.

(d)    Notwithstanding any provision of this Plan to the contrary, the Board or the Committee shall have the right to substitute or assume awards in connection with mergers, reorganizations, separations or other transactions to which Section 424(a) of the Code or Section 409A applies, provided such substitutions or assumptions are permitted by Section 424 of the Code or Section 409A, as applicable.

4.2Adjustments for Recapitalizations and Reorganizations. Subject to Article XIII, if there is any change in the number or kind of shares of Common Stock outstanding effected without Noble's receipt of consideration (a) by reason of a stock dividend, spin-off, recapitalization, stock split or combination or exchange of shares, (b) by reason of a merger, reorganization or consolidation, (c) by reason of a reclassification or change in par value or (d) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as, or if the value of outstanding shares of Common Stock is reduced as a result of a spin-off or Noble’s payment of an extraordinary cash dividend, or distribution, or dividend or distribution consisting of any assets of Noble other than cash, the maximum number and kind of shares of Common Stock available for issuance under this Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any fiscal year or under this Plan, the number and kind of shares of Common Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. Notwithstanding the provisions of this Section 4.2, (i) the number and kind of shares of Common Stock available for issuance as Incentive Stock Options under this Plan shall be adjusted only in accordance with Sections 422 and 424 of the Code, and (ii) outstanding Awards and Award Agreements shall be adjusted in accordance with (A) Sections 422 and 424 of the Code with respect to Incentive Stock Options and (B) Section 409A with respect to Nonqualified Stock Options, SARs and, to the extent applicable, other Awards.

4.3Adjustments for Awards. The following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under this Plan:

(a)    Options and SARs. The grant of Options shall reduce the number of shares of Common Stock available for grant of Awards under this Plan by the number of shares subject to such an Award. The grant of SARs that may be paid or settled only in Common Stock, or in either cash or Common Stock (or a combination thereof), shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such Award, and any shares of Common Stock not delivered upon exercise of such SARs or portion thereof shall not again be available for grant of Awards under this Plan and shall not be added back to the number of shares of Common Stock available for grant under the Plan. Any grant of SARs or portion thereof that may be paid or settled only for cash shall not affect the number of shares of Common Stock available for grant of Awards under the Plan.

Appendix C

(b)    Restricted Stock and Stock Awards. The grant of Restricted Stock or Stock Awards shall reduce the number of shares of Common Stock available for grant of Awards under this Plan by the product of 2.39 multiplied by the number of shares of Common Stock subject to such an Award.

(c)    Restricted Stock Units. The grant of Restricted Stock Units (including those credited to a Participant in respect of a Dividend Equivalent Unit Right) that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under this Plan by the product of 2.39 multiplied by the number of shares subject to such an Award. The grant of Restricted Stock Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under this Plan.

(d)    Performance Awards and Other Incentive Awards. The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under this Plan by the product of 2.39 multiplied by the number of shares subject to such an Award. The grant of a Performance Award or Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under this Plan.

(e)    Cancellation, Forfeiture and Termination. If any Award referred to in Section 4.3(a), (b), (c) or (d) (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Award shall again be available for grant of any Awards under this Plan and shall be added back to the number of shares available for grant on the same numerical basis as was used upon grant to reduce the number of shares available for grant of Awards.

(f)    Payment of Exercise Price and Withholding Taxes. Notwithstanding any provision of this Plan to the contrary, shares (i) tendered (either actually or by attestation) or withheld to satisfy an exercise price or tax withholding obligation pertaining to an Award, or (ii) repurchased by Noble using Option proceeds shall not be available for grant of any Awards under this Plan and shall not be added back to the number of shares available for grant under this Plan.

ARTICLE V. ELIGIBILITY
The Committee shall select Participants from those individuals who are Employees, consultants and other individuals performing services for the Company that, in the opinion of the Committee, are in a position to make a positive contribution to the success of the Company. Once a Participant has been selected for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in this Plan and the administrative guidelines and regulations, if any, established by the Committee.

ARTICLE VI. FORM OF AWARDS
6.1    Form of Awards. Awards may be granted under this Plan, in the Committee’s sole discretion, in the form of Options pursuant to Article VII, SARs pursuant to Article VIII, Restricted Stock pursuant to Article IX, Restricted Stock Units pursuant to Article X, Performance Awards pursuant to Article XI and Stock Awards and Other Incentive Awards pursuant to Article XII, or any combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of this Plan. The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of this Plan. The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure that an Award constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code. Awards under a particular Article of this Plan need not be uniform, and Awards under more than one Article of this Plan may be combined in a single

Appendix C

Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

6.2    No Repricing or Reload Rights; No Buy-out of “Underwater” Awards. Except for adjustments made pursuant to Section 4.2, no Award may be repriced, replaced, regranted through cancellation or otherwise modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award. The Committee may not cancel an outstanding Option or SAR having an exercise price that is known to be more than the Fair Market Value of the Common Stock in exchange for a cash payment or for the purpose of granting a replacement Award of a different type.

6.3    Dividends, Dividend Equivalent Cash Rights and Dividend Equivalent Unit Rights. No Award that provides for the payment or accumulation of dividends, Dividend Equivalent Cash Rights or Dividend Equivalent Unit Rights shall allow such dividends, Dividend Equivalent Cash Rights or Dividend Equivalent Unit Rights to vest or otherwise become payable sooner than the date on which the underlying Award or portion thereof with respect to which it was granted has vested.

ARTICLE VII. OPTIONS
7.1General. Awards may be granted in the form of Options that may be Incentive Stock Options or Nonqualified Stock Options, or any combination of both; provided, however, that Incentive Stock Options may be granted only to Employees.

7.2Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the Option is granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company in a manner that complies with Section 409A with respect to a Nonqualified Stock Option or Section 422 of the Code with respect to an Incentive Stock Option. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than 10 years after the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its sole discretion.

7.3Restrictions Relating to Incentive Stock Options.

(a)    Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code. To the extent the aggregate Fair Market Value (determined as of the dates the respective Incentive Stock Options are granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Noble and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. No Incentive Stock Option shall be granted to an Employee under this Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Noble or of its Affiliates unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.

Appendix C

(b)    Each Participant awarded an Incentive Stock Option shall notify Noble in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.

7.4Exercise of Options.

(a)    Subject to the terms and conditions of this Plan, Options shall be exercised by the delivery of a written notice of exercise to Noble, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.

(b)    Upon exercise of an Option, the exercise price of the Option shall be payable to Noble in full either (i) in cash or an equivalent acceptable to the Committee, (ii) in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, (A) by tendering (either actually or by attestation) one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (B) by surrendering a sufficient portion of the shares with respect to which the Option is exercised having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (iii) in a combination of the forms specified in (i) or (ii) of this subsection.

(c)    To the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Noble or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Noble to pay the exercise price and any required withholding taxes.

(d)    As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Noble shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option or (ii) cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.

7.5    Termination of Employment or Service. Each Award Agreement embodying the Award of an Option may set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under this Plan and may reflect distinctions based on the reasons for termination of employment or service. Except to the extent provided otherwise in a Participant’s Award Agreement embodying the Award of an Option, the following termination provisions shall apply with respect to such Award:

(a)    Termination For Cause. If the employment or service of a Participant shall terminate for Cause, each outstanding Option, whether vested or unvested, held by the Participant shall automatically terminate as of the date of such termination of employment or service, and the right to exercise the Option shall immediately terminate.

(b)    Termination By Reason of Retirement. In the event of a Participant’s Retirement, each outstanding Option held by the Participant shall remain outstanding and may be exercised by the Participant, to the extent vested at the time of the Participant’s Retirement, until the earlier of (i) the expiration of five years from the date of such Retirement or (ii) the expiration of the Option. To the extent an Option is unvested at the time of the Participant’s Retirement, the Option shall

Appendix C

automatically terminate as of the date of such Retirement, and the right to exercise the Option shall immediately terminate.

(c)    Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service on account of death or Disability, each outstanding Option, whether vested or unvested, held by the Participant shall remain outstanding and may be exercised by the person who acquires the Option by will or the laws of descent and distribution, or by the Participant, as the case may be, until the earlier of (i) the expiration of five years from the date of death or termination on account of Disability or (ii) the expiration of the Option.

(d)    Termination For Reasons Other Than Cause, Retirement, Death or Disability. If a Participant’s employment or service is terminated under circumstances that are not covered by subsections (a), (b) or (c) of this Section 7.5, an Option held by the Participant may be exercised by the Participant, to the extent vested as the time of the Participant’s termination, until the earlier of (i) the expiration of one year from the date of such termination or (ii) the expiration of the Option. To the extent an Option is unvested at the time of the Participant’s termination of employment or service, the Option shall automatically terminate as of the date of such termination, and the right to exercise the Option shall immediately terminate.

Notwithstanding the foregoing, except in the case of a Participant’s death, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Grant Date and ending on the day three months (one year in the case of a Participant who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the Participant is an employee of Noble or a “parent corporation” or a “subsidiary corporation” of Noble, as those terms are defined in Sections 424(e) and (f) of the Code, respectively (or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies).

ARTICLE VIII. STOCK APPRECIATION RIGHTS
8.1    General. The Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine. SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which SARs may be exercised shall be determined by the Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the SARs are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company in a manner that complies with Section 409A. The term of each SAR shall be as specified by the Committee; provided, however, that no SAR shall be exercisable later than 10 years after the Grant Date. In the case of an SAR that is granted in conjunction with all or a portion of an Option, the SAR shall expire no later than the expiration of the underlying Option. At the time of an Award of SARs, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the SARs as it determines are necessary or appropriate, provided they are not inconsistent with this Plan.

8.2    Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to Noble, setting forth the number of whole shares of Common Stock with respect to which the Award is being exercised. Upon the exercise of SARs, the Participant shall be entitled to receive an amount equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the Award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares. Such amount shall be payable to the Participant in cash or in shares of Common Stock, as provided in the Award Agreement.

8.3    Termination of Employment or Service. Each Award Agreement embodying the Award of SARs may set forth the extent to which the Participant shall have the right to exercise the SARs following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all SARs granted under this Plan and may reflect distinctions based on the reasons for termination of employment or service. Except to the extent

Appendix C

provided otherwise in a Participant’s Award Agreement embodying the Award of SARs, the following termination provisions shall apply with respect to such Award:

(a)    Termination For Cause. If the employment or service of a Participant shall terminate for Cause, each outstanding SAR, whether vested or unvested, held by the Participant shall automatically terminate as of the date of such termination of employment or service, and the right to exercise the SAR shall immediately terminate.

(b)    Termination By Reason of Retirement. In the event of a Participant’s Retirement, each outstanding SAR held by the Participant shall remain outstanding and may be exercised by the Participant, to the extent vested at the time of the Participant’s Retirement, until the earlier of (i) the expiration of five years from the date of such Retirement or (ii) the expiration of the SAR. To the extent an SAR is unvested at the time of the Participant’s Retirement, the SAR shall automatically terminate as of the date of such Retirement, and the right to exercise the SAR shall immediately terminate.

(c)    Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service on account of death or Disability, each outstanding SAR, whether vested or unvested, held by the Participant shall remain outstanding and may be exercised by the person who acquires the SAR by will or the laws of descent and distribution, or by the Participant, as the case may be, until the earlier of (i) the expiration of five years from the date of death or termination on account of Disability or (ii) the expiration of the SAR.

(d)    Termination For Reasons Other Than Cause, Retirement, Death or Disability. If a Participant’s employment or service is terminated under circumstances that are not covered by subsections (a), (b) or (c) of this Section 8.3, an SAR held by the Participant may be exercised by the Participant, to the extent vested as the time of the Participant’s termination, until the earlier of (i) the expiration of one year from the date of such termination or (ii) the expiration of the SAR. To the extent an SAR is unvested at the time of the Participant’s termination of employment or service, the SAR shall automatically terminate as of the date of such termination, and the right to exercise the SAR shall immediately terminate.

ARTICLE IX. RESTRICTED STOCK
9.1    General. Awards may be granted in the form of Restricted Stock in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which the Restricted Stock may become vested or be forfeited and/or providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award. A Participant shall not be required to make any payment for Restricted Stock unless required by the Committee pursuant to Section 9.2.

9.2    Purchased Restricted Stock. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

9.3    Restricted Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restricted Period in the sole discretion of the Committee.

9.4    Other Terms and Conditions.

(a)    Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Restricted Stock awarded to a Participant under this Plan shall be registered in the name of the Participant or, at the option of Noble, in the name of a nominee of Noble, and shall be issued in book-entry form or represented by a stock certificate.

Appendix C

(b)    At the time of an Award of Restricted Stock, the Committee shall prescribe such terms, conditions, restrictions and limitations applicable to the Restricted Stock as it may determine in its sole discretion, including without limitation rules pertaining to the termination of employment or service (by reason of death, Disability, Retirement, Cause or otherwise) of a Participant prior to expiration of the Restricted Period. Except to the extent provided otherwise in a Participant’s Award Agreement embodying the Award of Restricted Stock, the following termination provisions shall apply with respect to such Award:

(i)    Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service prior to the expiration of the Restricted Period on account of death or Disability, the restrictions applicable to the shares of Restricted Stock held by the Participant shall terminate, and as soon as practicable (but in no event later than 60 days) after such termination of employment or service the shares of Restricted Stock, together with any dividends or other distributions with respect to such shares then being held by Noble, shall be delivered to the Participant (or in the event of the Participant’s death, to the Participant’s estate) free of such restrictions.

(ii)    Termination For Reasons Other Than Death or Disability. If a Participant’s employment or service is terminated prior to the expiration of the Restricted Period under circumstances that are not covered by subsection (i) of this Section 9.4(b), then on the date of such termination of employment or service all of the shares of Restricted Stock still subject to restrictions shall be forfeited by the Participant and transferred to the Company at no cost to Noble.

(c)    Except to the extent provided otherwise in a Participant’s Award Agreement embodying the Award of Restricted Stock, the following provisions shall apply with respect to such Award:

(i)    Restricted Stock shall be held by Noble in escrow for the Participant’s benefit until such time as the Restricted Stock is either forfeited by the Participant to Noble or the restrictions thereon terminate as set forth in the Award Agreement. The Participant shall not retain physical custody of any certificates representing shares of Restricted Stock issued to the Participant until such time as the restrictions on such shares of Restricted Stock terminate as set forth in the Award Agreement. The Participant, by acceptance of the Restricted Stock, shall be deemed to appoint Noble and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of forfeited shares of Restricted Stock to Noble as may be required pursuant to this Plan or the Award Agreement, and to execute such representations or other documents or assurances as Noble or such representatives deem necessary or advisable in connection with any such transfer. To the extent allowable by applicable law, Noble, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the shares of Restricted Stock in escrow while acting in good faith in the exercise of its judgment.

(ii)    Subject to the further terms and conditions set forth below, upon the issuance of Restricted Stock to the Participant, the Participant shall become the owner thereof for all purposes and shall have all rights as a stockholder, including voting rights and the right to receive dividends and distributions, with respect to the Restricted Stock. If Noble shall pay or declare a dividend or make a distribution of any kind, whether due to a reorganization, recapitalization or otherwise, with respect to the shares of Common Stock constituting the Restricted Stock, then Noble shall pay or make such dividend or other distribution with respect to the Restricted Stock; provided, however, that with respect to any of the shares of Restricted Stock that are still subject to the restrictions of the Award Agreement, the cash, stock or other securities and other property constituting such dividend or other distribution pertaining to such Restricted Stock shall be held by Noble subject to the restrictions applicable under the Award Agreement to such Restricted Stock until such shares of Restricted Stock are either forfeited by the Participant and transferred to Noble or the restrictions thereon terminate as set forth in the Award Agreement. If the shares of Restricted Stock with respect to which

Appendix C

such dividend or distribution was paid or made are forfeited by the Participant pursuant to the provisions hereof, then the Participant shall not be entitled to receive such dividend or distribution and such dividend or distribution shall likewise be forfeited and transferred to Noble. If the restrictions applicable to the shares of Restricted Stock with respect to which such dividend or distribution was paid or made terminate in accordance with the provisions of the Award Agreement, then the Participant shall be entitled to receive such dividend or distribution with respect to such shares, without interest, and such dividend or distribution shall likewise be delivered to the Participant as soon as practicable (but in no event later than 60 days) after the termination of such restrictions.

(iii)    The Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period other than by will or the laws of descent and distribution.

(d)    Any provision of this Article IX to the contrary notwithstanding, no dividends or distributions made with respect to any share of Restricted Stock shall vest or be payable sooner than the date on which the underlying share of Restricted Stock with respect to which it was made has vested.

(e)    A breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock may result in a forfeiture of the Restricted Stock.

ARTICLE X. RESTRICTED STOCK UNITS
10.1    General. Awards may be granted in the form of Restricted Stock Units in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which a Restricted Stock Unit may become vested or be forfeited and/or providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award. Upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the Award Agreement. A Participant shall not be required to make any payment for Restricted Stock Units.

10.2    Restricted Period. At the time an Award of Restricted Stock Units is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock Units. Each Award of Restricted Stock Units may have a different Restricted Period in the sole discretion of the Committee.

10.3    Dividend Equivalent Cash Rights and Dividend Equivalent Unit Rights. To the extent provided by the Committee in its sole discretion, a grant of Restricted Stock Units may include a tandem Dividend Equivalent Cash Right or Dividend Equivalent Unit Right grant. A grant of Dividend Equivalent Cash Rights may provide that such Dividend Equivalent Cash Rights shall be paid directly to the Participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Committee), or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. A grant of Dividend Equivalent Unit Rights may provide that such Dividend Equivalent Unit Rights shall be subject to the same vesting and payment provisions as the tandem Award or be subject to such other provisions and restrictions as determined by the Committee in its sole discretion. Any provision of this Article X to the contrary notwithstanding, no Dividend Equivalent Cash Right or Dividend Equivalent Unit Right shall vest or be payable sooner than the date on which the underlying Restricted Stock Unit with respect to which it was granted has vested.

10.4    Other Terms and Conditions. At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rules pertaining to the termination of employment or service (by reason of death, Disability, Retirement, Cause or otherwise) of a Participant prior to expiration of the Restricted Period. Except to the extent provided otherwise in a Participant’s Award

Appendix C

Agreement embodying the Award of Restricted Stock Units, the following termination provisions shall apply with respect to such Award:

(a)    Termination By Reason of Death or Disability. In the event of a Participant’s termination of employment or service prior to the expiration of the Restricted Period on account of death or Disability, the restrictions applicable to the Restricted Stock Units held by the Participant shall terminate, and as soon as practicable (but in no event later than 60 days) after such termination of employment or service the Participant (or in the event of the Participant’s death, the Participant’s estate) shall receive the shares of Common Stock or cash associated with such Restricted Stock Units.

(b)    Termination For Reasons Other Than Death or Disability. If a Participant’s employment or service is terminated prior to the expiration of the Restricted Period under circumstances that are not covered by subsection (a) of this Section 10.4, then on the date of such termination of employment or service all of the Restricted Stock Units still subject to restrictions shall be forfeited by the Participant.

ARTICLE XI. PERFORMANCE AWARDS
11.1    General. Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock or any combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards.

11.2    Terms and Conditions. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award and (f) such other terms and conditions as the Committee may determine that are not inconsistent with this Plan.

11.3    Code Section 162(m) Requirements. The Committee shall determine in its sole discretion whether all or any portion of a Performance Award shall be intended to satisfy the 162(m) Requirements. The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals of the type described in Section 11.4 not later than 90 days after commencement of the performance period with respect to such Award, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to a fiscal year that are intended to satisfy the 162(m) Requirements is $10,000,000; provided, however, that such maximum amount with respect to a Performance Award that provides for a performance period longer than one fiscal year shall be the foregoing limit multiplied by the number of full fiscal years in the performance period. At the time of the grant of a Performance Award and to the extent permitted under Section 162(m) of the Code for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.

11.4    Performance Goals. The performance measure(s) to be used for purposes of Performance Awards shall be set in the Committee’s sole discretion and may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and may consist of one or more or any combination of the following criteria: (a) an amount or level of earnings or cash flow, (b) earnings or cash flow per share

Appendix C

(whether on a pre-tax, after-tax, operational or other basis), (c) return on equity or assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA, (f) revenues, (g) income, net income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) proceeds of sale or other disposition, (j) share price, (k) total stockholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, or similar business transactions, (q) net asset value per share, (r) economic value added, (s) individual business objectives, (t) growth in reserves or production, (u) finding and development costs, and (v) safety results. The performance goals based on these performance measures may be made relative to the performance of other business entities.

11.5    Certification and Negative Discretion. Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Award have been achieved or satisfied. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to such a Performance Award.

ARTICLE XII. STOCK AWARDS AND OTHER INCENTIVE AWARDS
12.1    Stock Awards. Stock Awards may be granted to Participants upon such terms and conditions as the Committee may determine. Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration. The Committee shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Common Stock covered by a Stock Award.

12.2    Other Incentive Awards. Other Incentive Awards may be granted in such amounts, upon such terms and at such times as the Committee shall determine. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of this Plan. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or any combination thereof), as established by the Committee, subject to the terms of this Plan.

ARTICLE XIII. CHANGE OF CONTROL
13.1    Vesting of Awards. Notwithstanding any provision of this Plan to the contrary, in the event of a Change of Control while a Participant is employed by the Company, followed by the termination of such Participant’s employment or service (i) by the Company for reasons other than Cause, or (ii) by the Participant on account of Good Reason, within the 24-month period beginning at the time of the occurrence of the Change of Control (the “Change Effective Time”), each Award outstanding under this Plan to such Participant immediately shall become vested and fully exercisable upon such termination, and any restrictions applicable to the Award shall lapse as of such date; provided, however, that notwithstanding the preceding, any Award that is a Performance Award with performance-based vesting will vest upon such termination of employment or service according to performance achieved as measured through the last day of the month immediately preceding the date of such termination of employment or service. For purposes of this Section 13.1, in order to terminate on account of Good Reason, Participant must provide written notice to the Company of his or her belief that Good Reason exists within 60 days of the initial existence of the Good Reason condition, and that notice must describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company then shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, the Participant may submit a notice of termination to the Company; provided, however, that the notice of termination invoking the option to terminate employment for Good Reason must be given no later than 100 days after the date the Good Reason condition first arose; otherwise, the Participant shall be deemed to have accepted the condition(s), or the correction of such condition(s) that may have given rise to the existence of Good Reason.

Appendix C

13.2    Assumption of Awards. Upon a Change of Control where Noble is not the surviving entity (or survives only as a subsidiary of another entity), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised at or before the Change Effective Time will be assumed by or replaced with comparable options and rights in the surviving entity (or a parent of the surviving entity) in accordance with Section 424 of the Code or Section 409A, as applicable, and other outstanding Awards will be converted into similar awards of the surviving entity (or a parent of the surviving entity).

13.3    Cancellation of Awards. Notwithstanding the foregoing, in the event of a Change of Control of Noble, the Committee may, in its sole discretion, no later than the Change Effective Time, require any Participant holding an Award to surrender such Award in exchange for (a) with respect to each share of Common Stock subject to an Option or SAR (whether or not vested), payment by the Company (or a successor), in cash, of an amount equivalent to the excess of the value of the consideration received for each share of Common Stock by holders of Common Stock in connection with such Change of Control (the “Change of Control Consideration”) over the exercise price or grant price per share, (b) with respect to each share of Common Stock subject to an Award of Restricted Stock Units or Other Incentive Awards, and related Dividend Equivalent Cash Rights and Dividend Equivalent Unit Rights (if applicable), payment by the Company (or a successor), in cash, of an amount equivalent to the value of any such Dividend Equivalent Cash Rights and Dividend Equivalent Unit Rights plus the value of the Change of Control Consideration for each share covered by the Award, assuming all restrictions or limitations (including risks of forfeiture) have lapsed and (c) with respect to a Performance Award, payment by the Company (or a successor), in cash, of an amount equivalent to the value of such Award, as determined by the Committee, taking into account, to the extent applicable, the Change of Control Consideration, and assuming all performance criteria and other conditions to payment of such Awards are achieved or fulfilled to the maximum extent possible.

ARTICLE XIV. AMENDMENT AND TERMINATION
14.1    Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify this Plan, in whole or in part; provided, however, that no amendment or modification of this Plan shall become effective without the approval of such amendment or modification by the stockholders of Noble if (a) such amendment or modification increases the maximum number of shares subject to this Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under this Plan or (b) counsel for Noble determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of an exchange or association on which the Common Stock is then listed or quoted. An amendment to this Plan generally will not require stockholder approval if it curtails rather than expands the scope of this Plan, nor if it is made to conform this Plan to statutory or regulatory requirements, such as, without limitation, Section 409A. Upon termination of this Plan, the terms and provisions of this Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. Except as otherwise provided herein, no suspension, termination, amendment or modification of this Plan shall adversely affect in any material way any Award previously granted under this Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award.

14.2    Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to this Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award.

ARTICLE XV. MISCELLANEOUS
15.1    Award Agreements. After the Committee grants an Award under this Plan to a Participant, such award shall be evidenced by an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Participant in connection with any Award; provided, however, that any permitted deferrals shall be structured to meet the requirements of Section 409A. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of this Plan, and in the event of any conflict between an Award Agreement and this Plan, the terms of this Plan shall govern. All Awards under this Plan are intended to be structured

Appendix C

in a manner that will either comply with or be exempt from Section 409A so that no tax will be owed under Section 409A.

15.2    Listing; Suspension.

(a)    If and as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Noble shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)    If at any time counsel to Noble or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful under the laws of any applicable jurisdiction, Noble or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful.

(c)    Upon termination of any period of suspension under this Section 15.2, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award unless otherwise determined by the Committee in its sole discretion.

15.3    Additional Conditions. Notwithstanding anything in this Plan to the contrary (a) the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Noble a written representation of present intention to acquire the Award or such shares of Common Stock for his own account for investment and not for distribution, (b) the certificate for shares of Common Stock issued to a Participant may include any legend that the Committee deems appropriate to reflect any restrictions on transfer and (c) all certificates for shares of Common Stock delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

15.4    Transferability.

(a)    All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section 15.4; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Noble of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.

(b)    Except as otherwise provided in this Section 15.4, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by this Plan or the Award Agreement shall be null and void and without effect.

Appendix C

(c)    If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee. For purposes of this Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family or a person sharing a Participant’s household (other than a tenant or an employee), (ii) trusts in which the Participant or a person listed in (i) above has more than 50% of the beneficial interest, (iii) a foundation in which the Participant or a person listed in (i) above controls the management of assets, (iv) any other entity in which the Participant or a person listed in (i) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (iv), no consideration is provided for the transfer and (v) any transferee permitted under applicable securities and tax laws as determined by counsel to Noble. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(d)    Incident to a Participant’s divorce, the Participant may request that Noble agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Section 414(p) of the Code) with respect to all or a part of one or more Awards made to the Participant under this Plan. Noble’s decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Noble. The Committee’s decision need not be uniform among Participants. As a condition of participation, a Participant agrees to hold Noble harmless from any claim that may arise out of Noble’s observance of the terms of any such domestic relations order.

15.5    Withholding Taxes. The Company shall be entitled to deduct from any payment made under this Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay or may allow the Participant to elect to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under this Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (a) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (b) permitting the Participant to deliver to the Company (either actually or by attestation) previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.

15.6    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan or any Award granted hereunder. If the application of any provision of the Plan or any Award Agreement would yield a fractional share of Common Stock, such fractional share shall be rounded down to the nearest whole share, provided that the Committee in its sole discretion may settle fractional shares in cash.

15.7    Notices; Method of Delivery. All notices required or permitted to be given or made under this Plan or pursuant to any Award Agreement (unless provided otherwise in such Award Agreement) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefore or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. Noble or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (A) to a Participant at his address as set forth in the records of

Appendix C

the Company or (B) to Noble at the principal executive offices of Noble clearly marked “Attention: General Counsel.” Any provision of this Plan to the contrary notwithstanding, any provision in this Plan setting forth a requirement for delivery of a written notice, agreement, consent, acknowledgement, or other documentation in writing, including a written signature, may be satisfied by electronic delivery of such notice, agreement, consent, acknowledgment, or other documentation, in a manner that the Committee has prescribed or that is otherwise acceptable to the Committee, provided that evidence of the intended recipient’s receipt of the electronic delivery is available to the Committee and that such delivery is not prohibited by applicable laws and regulations.

15.8    Compliance with Law and Stock Exchange or Association Requirements. It is the intent of Noble that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, that Awards intended to constitute “qualified performance-based awards” comply with the 162(m) Requirements, and that all Awards either be exempt from Section 409A or, if not exempt, comply with the requirements of Section 409A. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation or stock exchange or association requirements or modify an Award to bring it into compliance with any government regulation or stock exchange or association requirements.

15.9    Clawback. By accepting or exercising any Award granted under the Plan, the Participant agrees to abide and be bound by any policies adopted by Noble, including without limitation Noble’s compensation recoupment policy as contained in Noble’s Code of Conduct, as amended from time to time, and any other policies adopted to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or exchange listing standards promulgated thereunder, providing for the repayment and/or forfeiture of any Award or payment resulting from an accounting restatement or similar circumstances. Such repayment and/or forfeiture provisions shall apply whether or not the Participant is employed by or affiliated with the Company.

15.10    Binding Effect. The obligations of Noble under this Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Noble, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Noble. The terms and conditions of this Plan shall be binding upon each Participant and his Permitted Transferees, heirs, legatees, distributees and legal representatives.

15.11    Severability. If any provision of this Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or such agreement, as the case may be, but such provision shall be fully severable and this Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

15.12    No Restriction of Corporate Action. Nothing contained in this Plan shall be construed to prevent Noble or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify this Plan) that is deemed by Noble or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Awards made or to be made under this Plan. No Participant or other person shall have any claim against Noble or any Affiliate as a result of such action.

15.13    Governing Law. This Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.

15.14    No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Noble as a result of participation in this Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to this Plan. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All Awards shall be unfunded.

Appendix C

15.15    Risk of Participation. Nothing contained in this Plan shall be construed either as a guarantee by Noble or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of this Plan or as an agreement by Noble or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in this Plan.

15.16    No Guarantee of Tax Consequences. No person connected with this Plan in any capacity, including without limitation Noble and its Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under this Plan or that such tax treatment will apply to or be available to a Participant on account of participation in this Plan.

15.17    Continued Employment or Service. Nothing contained in this Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of Noble or an Affiliate to the Participant.

15.18    Miscellaneous. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of this Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of this Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

IN WITNESS WHEREOF, this Plan has been executed on this _____ day of __________________, 2017.

NOBLE ENERGY, INC.

By: ______________________________________

Name: ___________________________________

Title: __________________________________

Noble Energy, Inc.
ATTN: Company Secretary
1001 Noble Energy Way
Houston, TX 77070

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or meeting meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLANK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOBLE ENERGY, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 5 and for "1 year" on Proposal 4.					For	Against	Abstain
1. To elect the ten nominees as members of the Board of Directors of the Company.				2. To ratify the appointment of the independent auditor by the Company's Audit Committee.	☐	☐	☐

Nominees	For	Against	Abstain	3. To approve, in an advisory vote, executive compensation.	☐	☐	☐
1a. Jeffrey L. Berenson	☐	☐	☐
1b. Michael A. Cawley	☐	☐	☐		1-Year 2-Years 3-Years Abstain
1c. Edward F. Cox	☐	☐	☐	4. To approve, in an advisory vote, the frequency of the stockholder vote on executive compensation.	☐	☐	☐ ☐
1d. James E. Craddock	☐	☐	☐
1e. Thomas J. Edelman	☐	☐	☐		For	Against	Abstain
1f. Kirby L. Hedrick	☐	☐	☐	5. To approve the 2017 Long-Term Incentive Plan.	☐	☐	☐
1g. David L. Stover	☐	☐	☐
1h. Scott D. Urban	☐	☐	☐	The Board of Directors recommends you vote AGAINST Proposal 6.
1i. William T. Van Kleef	☐	☐	☐		For	Against	Abstain
1j. Molly K. Williamson	☐	☐	☐
				6. To consider a stockholder proposal requesting a published assessment of climate change policy impacts, if properly presented at the meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) heron. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

------------------------------------------------------------------------------------------------------------------------------------------------

NOBLE ENERGY, INC. Annual Meeting of Stockholders April 25, 2017 9:30 A.M. This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David L. Stover and Kenneth M. Fisher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NOBLE ENERGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 A.M., CDT on April 25, 2017 at Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, and to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continue and to be signed on reverse side.